As filed with the Securities and Exchange Commission on November 20, 2008
Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PHARMANET DEVELOPMENT GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	8731	59-2407464

(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

504 Carnegie Center
Princeton, New Jersey 08540
(609) 951-6800
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

John P. Hamill
Executive Vice President and Chief Financial Officer
PharmaNet Development Group, Inc.
504 Carnegie Center
Princeton, New Jersey 08540
(609) 951-6800
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Emilio Ragosa, Esq. Morgan, Lewis & Bockius LLP 502 Carnegie Center Princeton, New Jersey 08540 (609) 919-6600	Glenn R. Pollner, Esq. Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166 (212) 351-4000

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this registration statement becomes effective and all other conditions to the exchange offer described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act of 1933, as amended registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, check the following box and list the Securities Act of 1933, as amended registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of	to be	Offering Price	Aggregate Offering	Registration
Securities to be Registered	Registered	Per Security(1)	Price	Fee
8.00% Convertible Senior Notes Due 2014	$115,000,000.00	$415.00	$47,725,000.00	$1,880.00

Common Stock, $0.001 par value per share(2)	(3)	(3)	(3)	(3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price per principal amount of new notes is based on the average bid and ask-prices for the registrant’s outstanding 2.25% Convertible Senior Notes Due 2024 in secondary market transactions on November 12, 2008, net of an additional consideration of $250 in cash for each $1,000 of principal amount.

(2)	Includes registration of rights to purchase the registrant’s participating preferred stock, par value $0.001 per share, evidenced by the certificates for shares of our common stock, par value $0.001 (the “Common Stock”) and automatically trade with the common stock. The rights are currently attached to, and transferable only with shares of, common stock registered hereby. The value attributed to the rights, if any, is reflected in the market price of the common stock.

(3)	Includes such indeterminate number of shares of common stock as may be issued upon conversion of new notes registered hereby. The shares are not subject to an additional fee pursuant to Rule 457(i) of the Securities Act of 1933, as amended.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus and offer to exchange is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus and offer to exchange is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated November 20, 2008

PROSPECTUS AND OFFER TO EXCHANGE (the “Exchange Offer”)
up to $115,000,000 8.00% Convertible Senior Notes Due 2014
and up to $35,937,500 of additional cash consideration for any and all of our outstanding
2.25% Convertible Senior Notes Due 2024
CUSIP No. 784121AB1

The exchange offer will expire at 11.59 pm, New York City time, on December 18, 2008, unless extended or earlier terminated by us (such date and time, as extended, is referred to as the expiration date). Holders of our 2.25% Convertible Senior Notes Due 2024, CUSIP No. 784121AB1, which we refer to as the outstanding notes, must tender their outstanding notes on or prior to the expiration date in order to be eligible to participate in the exchange offer.

We are offering to exchange, upon the terms and subject to the conditions set forth in this Prospectus and Offer to Exchange (which, as amended or supplemented from time to time, we refer to as the prospectus and offer to exchange), 8.00% Convertible Senior Notes due 2014, which we refer to as the new notes, and additional cash consideration as described in this prospectus and offer to exchange for any and all of our outstanding notes from each beneficial owner of outstanding notes (each a “holder” and, collectively, the “holders”). Upon the earlier of the termination of our existing senior credit facility (so long as there are no amounts outstanding under the credit facility as of such date) and the effective date of an amendment or consent under our credit facility permitting the incurrence of second-priority liens securing the new notes, the new notes will be secured by a second-priority lien on certain of our assets. It is contemplated that, by no later than February 15, 2009, such second-priority lien will be secured, and it will be an event of default under the new notes if the new notes are not so secured by such date.

Upon completion of the exchange offer, each $1,000 principal amount of outstanding notes that are validly tendered and not validly withdrawn will be exchanged for $800 principal amount of new notes and additional consideration of $250 in cash.

Tenders of outstanding notes may be withdrawn at any time before 11.59 pm, New York City time on the expiration date of the exchange offer.

We intend to consummate the exchange offer and pay for any outstanding notes accepted in the exchange offer in same-day funds on the settlement date, which is expected to be the third business day following the expiration date. Tendering holders will receive the new notes and a cash payment from us equal to the additional consideration upon settlement of the exchange offer. See “The exchange offer—Settlement of exchange offer.”

Assuming all conditions to the exchange offer have been satisfied or waived, we expect the settlement date to be December 23, 2008, unless we extend the exchange offer. Holders whose outstanding notes are accepted for payment in the exchange offer shall receive any accrued and unpaid interest payable on such outstanding notes to but excluding the settlement date in cash in immediately available (same-day) funds concurrently with the payment of the additional consideration for such outstanding notes.

Subject to applicable securities laws, we reserve the right to terminate, withdraw or amend the exchange offer at any time and from time to time, as described in this prospectus and offer to exchange.

Based on discussions with certain holders of the outstanding notes prior to commencement of the exchange offer regarding the proposed terms and conditions of the exchange offer, holders of approximately 57% of the outstanding aggregate principal amount of the outstanding notes have indicated their intention to tender their outstanding notes in accordance with the terms of the exchange offer.

THIS PROSPECTUS AND OFFER TO EXCHANGE AND THE ACCOMPANYING DOCUMENTS CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE A DECISION IS MADE WITH RESPECT TO THE EXCHANGE OFFER.

Neither our Board of Directors, the dealer manager nor any other person is making any recommendation as to whether you should choose to exchange your outstanding notes.

See “Risk Factors” beginning on page 27 for a discussion of issues that you should consider with respect to the exchange offer and investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus and offer to exchange. Any representation to the contrary is a criminal offense.

The dealer manager for the exchange offer is:
UBS Investment Bank
The date of this prospectus and offer to exchange is             , 2008.

Any questions or requests for assistance or for additional copies of this prospectus and offer to exchange or related documents may be directed to the information agent at one of its telephone numbers set forth on the back cover of this prospectus and offer to exchange. A holder may also contact the dealer manager at the telephone numbers set forth on the back cover of this prospectus and offer to exchange or such holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the exchange offer.

No person has been authorized to give any information or to make any representations other than those contained herein and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus and offer to exchange and the letter of transmittal and other related documents do not constitute an offer to buy or the solicitation of an offer to sell outstanding notes or new notes in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities, blue sky or other laws require the exchange offer to be made by a licensed broker or dealer, the exchange offer shall be deemed to be made on our behalf by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction. Neither the delivery of this prospectus and offer to exchange, letter of transmittal and other related documents nor any purchase of outstanding notes or new notes shall, under any circumstances, create any implication that the information contained herein or therein is current as of any time subsequent to the date of such information or that there has been no change in the information set forth herein or therein or in the affairs of us or any of our subsidiaries or affiliates since the date hereof or thereof.

In the event that the exchange offer is withdrawn, terminated or otherwise not completed, no consideration will be paid or become payable.

Subject to all applicable securities laws and the terms set forth in this prospectus and offer to exchange, we reserve the right, in our sole discretion, at any time, regardless of whether such conditions shall have been satisfied prior to the expiration date, to: (1) waive, prior to the expiration date, any and all conditions to the exchange offer; (2) extend or terminate the exchange offer; (3) extend the expiration date and thereby delay acceptance for payment of, and the payment for, the outstanding notes; (4) modify or terminate the exchange offer and not accept for purchase any outstanding notes upon failure of any of the conditions to the exchange offer; or (5) amend the exchange offer in any respect. In the event that the exchange offer is terminated or otherwise not completed, the additional consideration

i

will not be paid or become payable to the holders of outstanding notes that have validly tendered and not withdrawn their outstanding notes in connection with the exchange offer.

Notwithstanding any other provision of the exchange offer, our obligation to accept for payment and to pay for outstanding notes validly tendered and not withdrawn pursuant to the exchange offer is conditioned upon fulfillment of the conditions described under “The exchange offer—Conditions to the exchange offer.”

The exchange offer is not being made to, nor will the exchange of outstanding notes for payment be accepted from or on behalf of, holders of outstanding notes in any jurisdiction where the making or acceptance of the exchange offer would not comply with the laws of such jurisdiction.

THIS PROSPECTUS AND OFFER TO EXCHANGE CONTAINS IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE A DECISION IS MADE WITH RESPECT TO THE EXCHANGE OFFER. NEITHER WE NOR THE TRUSTEE NOR THE INFORMATION AGENT (AS EACH IS DEFINED BELOW) NOR THE DEALER MANAGER MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER. EACH HOLDER MUST MAKE ITS OWN DECISION AS TO WHETHER TO EXCHANGE ITS NOTES AND, IF SO, THE PRINCIPAL AMOUNT OF THE NOTES TO BE EXCHANGED.

Recipients of this prospectus and offer to exchange, the letter of transmittal and other related documents should not construe the contents hereof or thereof as legal, business or tax advice. Each holder should consult his, her or its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the exchange offer.

We are not asking you for a proxy and you are requested not to send us a proxy.

This prospectus and offer to exchange incorporates important business and financial information about us from other documents that are not included in or delivered with this prospectus and offer to exchange. See “Where you can find additional information.” The information is available to you without charge upon your request. You can obtain the documents incorporated by reference in this prospectus and offer to exchange by requesting them in writing, by telephone or email from us at the following address, telephone number or email address:

PharmaNet Development Group, Inc.
Attention: Investor Relations
504 Carnegie Center
Princeton, New Jersey 08540
(609) 951-6800
ahess@pharmanet.com

IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF OUR FILINGS, AGREEMENTS OR OTHER DOCUMENTS BEFORE THE EXPIRATION OF THE EXCHANGE OFFER, PHARMANET DEVELOPMENT GROUP, INC. SHOULD RECEIVE YOUR REQUEST NO LATER THAN DECEMBER 11, 2008.

Forward looking statements

This prospectus and offer to exchange, any supplement hereto and the documents we incorporate by reference may contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended or the Securities Act. These forward-looking statements may contain expectations regarding revenues, earnings, operations and other financial projections, and may include statements of future performance, positioning, plans and objectives. These forward-looking statements are usually preceded by the words “continue”, “intends”, “will”, “plans”, “expects”, “anticipates”, “estimates”, “believes”, “projects” or similar expressions.

These statements appear throughout this prospectus and offer to exchange and the documents incorporated herein by reference. These statements are only our current expectations. They are based on our management’s beliefs and assumptions and on information available to our management at the time they were made. Forward-looking statements involve risks, uncertainties, assumptions and other factors that could cause our actual results to differ materially from expectations. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. Actual results may differ materially from those expressed in these forward-looking statements due to a number of uncertainties and risks, including the risks described in this prospectus and offer to exchange, in the documents incorporated by reference into this prospectus and offer to exchange and other unforeseen risks, including risks related to:

➢	not having sufficient funds to pay the principal due upon conversion of the outstanding notes or to repurchase our outstanding notes, which we may be required to do beginning in August 2009,

➢	the impact of the current economic environment,

➢	the impact of our indebtedness on our financial condition or results of operations and the terms of our outstanding indebtedness limiting our activities,

➢	the impact of the investigation by the US Securities and Exchange Commission, or the SEC,

➢	our limited insurance coverage in connection with the settled securities class action and derivative action and limited additional coverage for the derivative actions and associated future legal fees,

➢	the impact of on-going tax audits,

➢	the impact of potential liability owing to our issuances of securities in possible violation of securities laws,

➢	our ability to generate new client contracts and maintain our existing clients’ contracts,

➢	our evaluation of our backlog and the potential cancellation of contracts,

➢	the possibility we under-price our contracts or overrun cost estimates and the effect on our financial results by failure to receive approval for change orders and by delays in documenting change orders,

➢	our ability to implement our business strategy,

➢	international economic, political and other risks that could negatively affect our results of operations or financial position,

➢	changes in outsourcing trends and regulatory requirements affecting the branded pharmaceutical, biotechnology, generic drug and medical device industries,

➢	the reduction of expenditures by branded pharmaceutical, biotechnology, generic drug or medical device companies,

➢	actions or inspections by regulatory authorities and the impact on our clients’ decisions to not to award future contracts to us or to cancel existing contracts,

➢	the impact of healthcare reform,

➢	the fact that one or a limited number of clients may account for a large percentage of our revenues,

➢	the incurrence of significant taxes to repatriate funds,

➢	the fluctuation of our operating results from period to period,

➢	our assessment of our goodwill valuation,

➢	the impact of foreign currency fluctuations,

➢	tax law changes in Canada or in other foreign jurisdictions,

➢	investigations by governmental authorities regarding our inter-company transfer pricing policies or changes to their laws in a manner that could increase our effective tax rate or otherwise harm our business,

➢	our lack of the resources needed to compete effectively with larger competitors,

➢	our ability to continue to develop new assay methods for our analytical applications, or if our current assay methods are incorrect, our ability to compete with other entities offering bioanalytical laboratory services,

➢	our potential liability when conducting clinical trials,

➢	our handling and disposal of medical wastes,

➢	failure to comply with applicable governmental regulations,

➢	the loss of services of our key personnel and our ability to attract qualified staff,

➢	the continued effectiveness and availability of our information technology infrastructure,

➢	losses related to our self-insurance of our employees’ healthcare costs in the US,

➢	our ability to attract suitable investigators and volunteers for our clinical trials,

➢	the material weaknesses relating to our internal controls, and

➢	risks and uncertainties associated with discontinued operations.

You should read and interpret any forward-looking statements together with the risk factors contained in any supplement hereto under the caption “Risk factors”, our most recent annual report on Form 10-K (including the sections entitled “Business”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), our quarterly reports on Form 10-Q and our other SEC filings.

Any forward-looking statement speaks only as of the date on which that statement is made. We assume no obligation to update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

Questions and answers about the exchange offer

The following are some questions and answers regarding the exchange offer. These questions and answers may not address all questions that may be important to you. Therefore, we urge you to read the entire prospectus and offer to exchange, including the section entitled “Risk factors”, because the information in this section is only a summary. Additional important information is contained in the remainder of this prospectus and offer to exchange.

Unless we indicate or the context otherwise requires in this prospectus and offer to exchange, all references in this prospectus and offer to exchange to “we”, “us”, “our”, “PharmaNet Development Group, Inc.”, “PDGI”, or the “Company” refer to PharmaNet Development Group, Inc. (formerly SFBC International, Inc.) and its subsidiaries as a single entity. References to “PharmaNet” relate only to PharmaNet, Inc., our late stage development subsidiary, references to “Anapharm” relate to Anapharm, Inc., references to “Taylor” relate to Taylor Technology, Inc. and references to “Keystone” relate to Keystone Analytical, Inc. Anapharm, Taylor and Keystone are our principal early stage development subsidiaries.

Q:	Who is making the exchange offer?

A:	PharmaNet Development Group, Inc., the issuer of the outstanding notes, is making the exchange offer.

Q:	What is the purpose of the exchange offer?

A:	The purpose of this exchange offer is to exchange any and all of our outstanding 2.25% Convertible Senior Notes Due 2024, which we refer to in this prospectus and offer to exchange as the outstanding notes, for 8.00% Convertible Senior Notes due 2014, which we refer to in this prospectus and offer to exchange as the new notes, and additional consideration.

Q:	Does the success of the exchange offer depend on the participation of any minimum number of holders?

A:	Yes. The exchange offer is subject to a minimum exchange condition that requires at least 56.50% of the aggregate outstanding principal amount of the outstanding notes to be validly tendered and not withdrawn prior to the expiration of the exchange offer. However, we may waive this condition at any time, in whole or in part, in our reasonable discretion. Based on discussions with certain holders of the outstanding notes prior to commencement of the exchange offer regarding the proposed terms and conditions of the exchange offer, holders of approximately 57% of the outstanding aggregate principal amount of the outstanding notes have indicated their intention to tender their outstanding notes in accordance with the terms of the exchange offer.

Q:	When will the exchange offer expire?

A:	The exchange offer will expire at 11.59 pm, New York City time, on December 18, 2008, unless extended or earlier terminated by us. We may extend the expiration date for any reason. If we decide to extend it, we will announce any extensions by press release or other permitted means no later than 9.00 am on the next business day after the previously announced expiration date. In addition, we may terminate or amend the exchange offer if any of the conditions listed in “The exchange offer—Conditions to the exchange offer” are not satisfied. These conditions may be waived by us, in whole or in part.

Q:	What will I receive in the exchange offer if I validly exchange (and do not validly withdraw) my outstanding notes and they are accepted?

A:	We are offering to exchange $800 principal amount of new notes and additional consideration of $250 in cash for each $1,000 principal amount of outstanding notes accepted for exchange. To receive the new notes and additional consideration, holders must validly tender (and not validly withdraw) their outstanding notes.

Q:	What risks should I consider in deciding whether or not to exchange my outstanding notes?

A:	In deciding whether to participate in the exchange offer, you should carefully consider the risks and uncertainties described in this prospectus and offer to exchange, including the section entitled “Risk factors”, beginning on page 27, as well as the documents incorporated by reference into this prospectus and offer to exchange.

Q:	If the exchange offer is consummated, but I do not tender my outstanding notes, how will my rights be affected?

A:	If you do not tender your outstanding notes in the exchange offer, or if your outstanding notes are not accepted for exchange, you will continue to hold your outstanding notes and will be entitled to all the rights and subject to all the limitations applicable to the outstanding notes. If you decide not to exchange your outstanding notes and we complete the exchange offer, the outstanding aggregate principal amount of the outstanding notes will be reduced, which may adversely affect the liquidity and trading price of your outstanding notes. In addition, to the extent you retain outstanding notes, we cannot assure you that we would have sufficient funds to repurchase any outstanding notes that we are required to repurchase on or subsequent to August 15, 2009. Lastly, after the collateral effective date, it is expected that the new notes will be secured, but the outstanding notes are not secured. Thereafter, the new notes will effectively rank senior to the outstanding notes to the extent of the value of the collateral securing the new notes after satisfaction of the claims of priority creditors with security interests therein. See “Risk factors—Risks relating to the exchange offer.”

Q:	What amount of outstanding notes are you seeking in the exchange offer?

A:	We are seeking to exchange any and all of the outstanding notes.

Q:	What are the conditions to the completion of the exchange offer?

A:	The exchange offer is subject to a number of conditions, some of which we may waive, including among others, the minimum exchange condition discussed above. In addition, the exchange offer is conditioned upon the effectiveness of the registration statement of which this prospectus and offer to exchange forms a part and the effectiveness of a proposed amendment to our stockholder rights plan. If any of these conditions are not satisfied or waived, we will not be obligated to accept any tendered outstanding notes. Prior to the expiration date, we reserve the right to terminate or withdraw the exchange offer if any of the conditions to the exchange offer are not satisfied or waived by us. We describe the conditions to the exchange offer in greater detail in the section titled “The exchange offer—Conditions to the exchange offer.” We retain the ability, in our sole discretion, to accept or reject tendered notes.

Q:	Who may participate in the exchange offer?

A:	All holders of the outstanding notes may participate in the exchange offer.

Q:	Do I have to exchange all of my outstanding notes to participate in the exchange offer?

A:	No. You may exchange some or all of your outstanding notes. However, you may only exchange outstanding notes in a minimum of $1,000 principal amount and integral multiples of $1,000. Outstanding notes accepted in the exchange offer will be retired and cancelled.

Q:	How will the new notes be secured?

A:	The new notes are expected to be secured, after the collateral effective date, as defined herein, by second-priority liens granted by certain of our existing and future domestic subsidiaries on their US accounts receivable and equipment, subject to certain exclusions, solely to the extent such assets secure obligations under our credit facility or other senior priority obligations, which collectively refers to the existing credit facility, the replacement credit facility, hedging arrangements and other permitted senior priority obligations, and subject to certain permitted liens and encumbrances. All references to a credit facility in this prospectus and offer to exchange shall mean the existing credit facility and/or the replacement credit facility as the context may require. References herein to a replacement credit facility shall mean the collective reference to any amendment or restatement of the existing credit facility and/or any replacement thereof that may provide for one or more asset-backed facilities or receivable facilities, revolving credit loans, letter of credit facilities, and/or term loans regardless of whether entered into simultaneous with the retirement of the existing credit facility or thereafter, and the fact that there may be a temporal gap between the retirement of the liens securing the existing credit facility and the replacement credit facility not impacting the priority of the liens securing the replacement credit facility.

Q:	Will the new notes be listed?

A:	We have not applied and do not intend to apply for listing or quotation of the new notes.

Q:	How do I participate in the exchange offer?

A:	If you own outstanding notes held through a broker or other third party, or in “street name”, you will need to follow the instructions in the letter of transmittal on how to instruct the broker or third party to tender the outstanding notes on your behalf, as well as submit a letter of transmittal and the other agreements and documents described in this prospectus and offer to exchange and the letter of transmittal. We will determine in our reasonable discretion whether any outstanding notes have been validly tendered.

A holder who wishes to exchange outstanding notes in the exchange offer must transmit to the exchange agent an agent’s message, which agent’s message must be received by the exchange agent prior to the expiration date. We currently intend to accept all outstanding notes validly tendered and not withdrawn as of the expiration date if the required conditions to the offering are met. We will exchange the tendered outstanding notes promptly after expiration of the exchange offer, upon the terms and subject to the conditions in this prospectus and offer to exchange.

Q:	May I withdraw my tender of outstanding notes?

A:	You may withdraw any tendered outstanding notes at any time prior to the expiration date.

Q:	What must I do if I want to withdraw my outstanding notes from the exchange offer?

A:	You may withdraw any outstanding notes that you validly tender at any time prior to the expiration date by delivering a written notice of withdrawal to the exchange agent. Your notice of withdrawal must comply with the requirements set forth in this prospectus and offer to exchange and the accompanying letter of transmittal. If you change your mind, you may re-tender your outstanding notes by again following the tender procedures prior to the expiration date.

Q:	What happens if my outstanding notes are not accepted in the exchange offer?

A:	If for any reason we do not consummate the exchange offer, any outstanding notes not accepted for exchange for any reason, including if the required minimum aggregate principal amount of outstanding notes are not exchanged in the exchange offer, will be returned without expense to you promptly after the expiration, termination or withdrawal of the exchange offer. If you do not tender your outstanding notes in the exchange offer or if your outstanding notes are not accepted for exchange, you will not receive the new notes and the additional consideration. You will continue to hold your outstanding notes and will be entitled to all the rights and subject to all the limitations applicable to outstanding notes.

Q:	If I decide to tender my outstanding notes, will I have to pay any fees or commissions in connection with the exchange offer?

A:	If you are the owner of record of your outstanding notes and you tender your outstanding notes directly to the exchange agent, you will not have to pay any fees or commissions. If you hold your outstanding notes through a custodian or nominee, and your custodian or nominee tenders the outstanding notes on your behalf, your custodian or nominee may charge you a fee for doing so. You should consult with your custodian or nominee to determine whether any charges will apply. Holders tendering outstanding notes will be responsible for all transfer taxes, if any, applicable to the transfer and exchange of outstanding notes to us in the exchange offer.

We will pay all other expenses related to the exchange offer, except any commissions or concessions of any broker or dealer other than the dealer manager.

Q:	Will I be subject to tax with respect to my participation in the exchange offer?

A:	The tax consequences of participation in the exchange offer are not entirely clear. We anticipate that participating holders will be treated for US federal income tax purposes as though they exchanged outstanding notes for new notes and cash in a “recapitalization” transaction. It is possible, however, that the Internal Revenue Service, or the IRS, could take a contrary view. For a more detailed discussion, please see the section of this prospectus and offer to purchase entitled “Material US federal income tax consequences.” You should consult your own tax advisor for a full understanding of the tax consequences of your participation in the exchange offer.

Q:	Has the board of directors adopted a position on the exchange offer?

A:	Our board of directors approved the making of the exchange offer. Neither we nor our officers or directors are making any recommendation as to whether you should tender outstanding notes. Similarly, none of the dealer manager, the information agent or the exchange agent are making any such recommendation. In making your decision, we urge you to carefully read this prospectus and offer to exchange, the documents incorporated herein by reference and the other documents to which we refer you in their entirety, including the discussions of risks and uncertainties set forth in the section of this prospectus and offer to exchange entitled “Risk factors.”

Q:	Whom do I call if I have any questions about how to tender my outstanding notes or any other questions relating to the exchange offer?

A:	Questions and requests for assistance with respect to the procedures for tendering outstanding notes pursuant to the exchange offer, as well as requests for additional copies of this prospectus and offer to exchange and the letter of transmittal, may be directed to Morrow & Co., LLC, the information agent, at its address and telephone number set forth on the back cover of this prospectus and offer to exchange.

You may also contact UBS Securities LLC, the dealer manager, at its address and telephone number set forth on the back cover of this prospectus and offer to exchange with any questions you may have regarding the exchange offer.

Q:	Where can I find more information about PharmaNet?

A:	You can find more information about the Company from the various sources described under the sections of this prospectus and offer to exchange entitled “Documents incorporated by reference” and “Where you can find additional information.”

Summary

This summary highlights information contained elsewhere in this prospectus and offer to exchange and the documents incorporated by reference herein. The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus and offer to exchange. Because this is a summary, it does not contain all of the information that you should consider before tendering outstanding notes and investing in the new notes. You should read this entire prospectus and offer to exchange, including the section entitled “Risk factors” beginning on page 27 and the consolidated financial statements and the notes to those statements and the other information incorporated by reference in this prospectus and offer to exchange, before making an investment decision.

OUR BUSINESS

We are a leading global drug development services company providing development services, including consulting, Phase I and bioequivalency clinical studies and Phase II, III and IV clinical development programs to pharmaceutical, biotechnology, generic drug and medical device companies around the world. We operate our business in two business segments. Our early stage segment consists primarily of Phase I and bioequivalency clinical trial services and bioanalytical laboratory services, including early clinical pharmacology. Our late stage segment consists primarily of Phase II through Phase IV clinical trial services and a comprehensive array of related services, including data management and biostatistics, medical and scientific affairs, regulatory affairs and submissions, clinical information technology services and consulting services.

Early stage segment

We have three Phase I clinical trial facilities located in Canada with a total capacity of 514 beds. We perform Phase I trials for pharmaceutical and biotechnology companies and bioequivalency studies for generic drug companies in these clinics.

We provide bioanalytical services through five bioanalytical laboratories located in the United States (Pennsylvania and New Jersey), Canada and Spain. Operations at two of these facilities were significantly expanded as the result of the relocation to new facilities in the second and fourth quarters of 2007. Activities at these facilities primarily consist of methods development and sample analyses of both branded and generic drug products.

Late stage segment

Our late stage segment offers clinical development services through a network of 36 offices around the world and field-based staff. This global presence facilitates investigator site selection, timely patient recruitment and the efficient conduct of complex worldwide clinical trials in Phases II, III and IV. We have expertise in virtually all therapeutic areas, with specialized resources in oncology, neurosciences, cardiovascular and infectious diseases. Our Phase IV trials are handled by a dedicated group within our organization. We have developed a full line of proprietary software products specifically designed to support clinical development activities. These web-based products, which use electronic signatures in the conduct of clinical trials, facilitate the collection, management and reporting of clinical trial information.

CORPORATE INFORMATION

We were incorporated in Delaware as SFBC International, Inc. in March 1999. On August 24, 2006, we changed our name to PharmaNet Development Group, Inc. Our executive offices are located at 504 Carnegie Center, Princeton, New Jersey 08540, our telephone number is 609-951-6800 and our Internet address is http://www.pharmanet.com. The information on our internet website is not incorporated by reference in this prospectus and offer to exchange, and our website address is included in this prospectus and offer to exchange as a textual reference only.

Summary of the exchange offer

The following is a brief summary of the terms of the exchange offer. For a more complete description, see “The exchange offer.”

The exchange offer	The purpose of this exchange offer is to exchange outstanding notes for new notes with certain different terms.

Terms of the exchange offer and the additional consideration	We are offering to exchange $800 in principal amount of new notes and additional consideration of $250 in cash for each $1,000 principal amount of validly tendered and accepted outstanding notes. The new notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Expiration date	11.59 pm, New York City time, on December 18, 2008, unless extended or earlier terminated.

Conditions to the exchange offer	Our obligation to consummate the exchange offer is subject to the satisfaction or waiver of certain conditions, including the following:

➢ a minimum of 56.50% of the aggregate outstanding principal amount of the outstanding notes have been validly tendered and not withdrawn prior to the expiration of the exchange offer,

➢ a proposed amendment to our stockholder rights plan described herein shall have become effective,

➢ we shall have entered into the necessary security documents in order to grant the security interest in the collateral underlying the new notes upon the collateral effective date as described herein,

➢ the registration statement of which this prospectus and offer to purchase forms a part shall have become effective, and

➢ the general conditions described in “The exchange offer—Conditions to the exchange offer” shall have been satisfied.

If any of the above conditions to the exchange offer are not satisfied, we may delay the acceptance for payment of any tendered outstanding notes, and may terminate, extend or amend the exchange offer, in each event subject to Rule 14e-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. See “The exchange offer—Conditions to the exchange offer.” We may waive any of the conditions in our sole discretion, including the minimum exchange condition that requires at least 56.50% of the aggregate outstanding principal amount of the outstanding notes to be validly tendered and not withdrawn prior to the expiration of the exchange offer, and pay for the outstanding notes validly tendered and not withdrawn pursuant to the exchange offer. We retain the ability, in our sole discretion, to accept or reject tendered notes.

Termination, withdrawal or failure to consummate the exchange offer	We reserve the right to interpret or modify the terms of the exchange offer, provided that we will comply with applicable laws that may require us to extend the period during which securities may be tendered or withdrawn as a result of changes in the terms of, or information relating to, the exchange offer.

If for any reason we do not consummate the exchange offer, any outstanding notes not accepted for exchange for any reason, including if the required minimum aggregate principal amount of outstanding notes is not exchanged in the exchange offer, will be returned without expense to you promptly after the expiration, termination or withdrawal of the exchange offer. If you do not tender your outstanding notes in the exchange offer or if your outstanding notes are not accepted for exchange, you will not receive the new notes and the additional consideration. You will continue to hold your outstanding notes and will be entitled to all the rights and subject to all the limitations applicable to the outstanding notes.

Procedures for tendering outstanding notes	In order to exchange your outstanding notes and receive the new notes and the additional cash consideration, you must tender your outstanding notes together with a properly completed letter of transmittal and the other agreements and documents described in this prospectus and offer to exchange and the letter of transmittal. Outstanding notes may be tendered only in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

If you own outstanding notes held through a broker or other third party, or in “street name”, you will need to follow the instructions in the letter of transmittal on how to instruct the broker or third party to tender the outstanding notes on your behalf, as well as submit a letter of transmittal and the other agreements and documents described in this prospectus and offer to exchange and the letter of transmittal. We will determine in our reasonable discretion whether any outstanding notes have been validly tendered.

A holder who wishes to tender outstanding notes in the exchange offer must transmit to the exchange agent an agent’s message, which must be received by the exchange agent prior to the expiration date. We currently intend to accept all outstanding notes validly tendered and not withdrawn as of the expiration date if the required conditions to the offering are met. We will pay for the tendered outstanding notes promptly after expiration of the exchange offer and acceptance of the tendered notes, upon the terms and subject to the conditions in this prospectus and offer to exchange.

Outstanding notes may be tendered by electronic transmission of acceptance through the Automated Tender Offer Program, which we refer to as ATOP, procedures for transfer of The Depository Trust Company, which we refer to as DTC. Custodial entities that are participants in DTC must tender outstanding notes through DTC’s ATOP. A letter of transmittal need not accompany tenders submitted through ATOP. Please carefully follow the instructions contained in this document on how to tender your securities. See “The exchange offer—Terms of the exchange offer.”

Use of proceeds	We will not receive any cash proceeds from the exchange offer. Outstanding notes that are validly tendered and exchanged pursuant to the exchange offer will be retired and canceled. We may raise additional funds from time to time through equity or debt financing, including borrowings under credit facilities, to finance our business and operations and for other purposes. See “Use of proceeds.”

Withdrawal of tenders	The tender of outstanding notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date.

Fees and expenses	We estimate that the total fees and expenses of the exchange offer, assuming all outstanding notes are tendered, will be approximately $4.20 million, exclusive of the additional consideration of $250 of cash per $1,000 principal amount of outstanding notes tendered.

The proceeds derived from participation in the exchange offer may be subject to backup withholding tax at a 28% rate unless an exemption applies. Non-US holders may be subject to US withholding tax at a 30% rate, or such lower rate as may be specified in an applicable income tax treaty, in respect of payments of accrued but unpaid interest on the outstanding notes unless they establish an exemption. See “Material US federal income tax consequences.”

Material US federal income tax consequences	The US federal income tax consequences of participation in the exchange offer are not entirely clear. We intend to take the position that exchange of outstanding notes for new notes and cash will be treated as a resulting in a significant modification of the outstanding notes for US federal income tax purposes and that participating holders will be treated for US federal income tax purposes as though they exchanged outstanding notes for new notes and cash in a “recapitalization” transaction. This position, however, is not free from doubt and it is possible that the IRS could take a contrary view. If the exchange is treated as a recapitalization transaction, (1) holders generally would not recognize any gain or loss on the exchange, except that holders would recognize gain, but not in excess of the additional consideration received, to the extent that their amount realized exceeded their adjusted tax basis in the outstanding notes exchanged and (2) holders may be required to recognize ordinary income to the extent of accrued and unpaid interest. By participating in the exchange offer, each holder will be deemed to have agreed pursuant to the indenture governing the new notes to treat the exchange as resulting in a significant modification of the outstanding notes for US federal income tax purposes and to have agreed not to treat any portion of the additional consideration as a separate fee for US federal income tax purposes, in each case, unless otherwise required by law. For a discussion of potential US federal income tax consequences associated with participation in the exchange offer, see “Material US federal income tax consequences.”

Consequences of not tendering outstanding notes	If you do not tender your outstanding notes in the exchange offer, the liquidity of any trading market for, and price of, outstanding notes not tendered for exchange, or tendered for exchange but not accepted, could be significantly reduced to the extent that outstanding notes are tendered and accepted for exchange in the exchange offer. Holders who do not tender their outstanding notes for exchange will not receive the new notes and the additional consideration. Holders of outstanding notes who do not tender their outstanding notes for new notes may continue to convert their outstanding notes in accordance with the terms and conditions governing the outstanding notes. In addition, to the extent you retain outstanding notes, we cannot assure you that we would have sufficient funds to repurchase any outstanding notes that we are required to repurchase on or subsequent to August 15, 2009. Lastly, after the collateral effective date, as defined below, it is expected that the new notes will be secured, but the outstanding notes are not secured. Thereafter, the new notes will effectively rank senior to the outstanding notes to the extent of the value of the collateral securing the new notes after satisfying the claims of creditors with priority security interests therein.

Participation of holders	Based on discussions with certain holders of the outstanding notes prior to commencement of the exchange offer regarding the proposed terms and conditions of the exchange offer, holders of approximately 57% of the outstanding aggregate principal amount of the outstanding notes have indicated their intention to tender their outstanding notes in accordance with the terms of the exchange offer.

Deciding whether to participate in the exchange offer	Neither we, our board of directors nor our officers have made any recommendation as to whether or not you should exchange all or any portion of your outstanding notes. In addition, we have not authorized anyone to make any such recommendation and none of the dealer manager, the information agent or the exchange agent are making any such recommendation. You should make your own decision as to whether you should tender your outstanding notes in the exchange offer and, if so, the amount of outstanding notes to exchange after reading this prospectus and offer to exchange, including the “Risk factors” and the information incorporated by reference in this prospectus and offer to exchange, and consulting with your advisors, if any, based on your own financial position and requirements.

Trading	Our common stock is traded on the NASDAQ Global Select Market under the symbol “PDGI.” The outstanding notes were not listed on any national securities exchange or automated quotation system and we do not intend to list new notes on any national securities exchange or automated quotation system.

Appraisal rights	There are no appraisal or other similar statutory rights available to holders in connection with the exchange offer.

Settlement date	The new notes are expected to be issued, and the cash consideration to be paid in same-day funds, on the settlement date, which is expected to be the third business day following the expiration date of the exchange offer.

Information agent	Morrow & Co., LLC.

Exchange agent	U.S. Bank National Association.

Dealer manager	UBS Securities LLC.

Summary of terms of new notes

Issuer	PharmaNet Development Group, Inc.

Notes	Up to $115.00 million aggregate principal amount of 8.00% Convertible Senior Notes due 2014.

Maturity	The new notes will mature on February 15, 2014, unless earlier repurchased, redeemed or converted.

Interest payment dates	We will pay 8.00% interest per annum on the principal amount of the new notes, payable semi-annually in arrears on February 15 and August 15 of each year, starting on February 15, 2009, to holders of record at the close of business on the preceding February 1 and August 1, respectively. Interest will accrue on the new notes from and including the date of initial issuance of the new notes or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be.

Ranking	From the issuance date of the new notes until the collateral effective date, as defined herein, the new notes will be our senior unsecured obligations and will be equal in priority with our existing and future senior unsecured indebtedness. After the collateral effective date, which is expected to occur by February 15, 2009, it is expected that the new notes will be our senior obligations secured by certain assets of our domestic subsidiaries and will be effectively senior to our existing and future senior unsecured indebtedness solely to the extent of the value of the collateral granted by our domestic subsidiaries securing such indebtedness that is available to the new notes after satisfaction of the claims of creditors with senior security interests thereon, including any outstanding notes that remain outstanding following completion of the exchange offer. The new notes will be effectively subordinated to all of our other existing and future senior secured indebtedness to the extent of the priority and value of the liens securing such indebtedness and to all existing and future liabilities of our subsidiaries, including trade payables. As of September 30, 2008, we had approximately $6.95 million of outstanding secured indebtedness relating to secured capital leases, and other obligations that would effectively rank senior to the new notes. In addition, as of such date we had available and unused borrowing capacity of $45.00 million under our credit facility. Any such borrowings under the credit facility would effectively rank senior to the new notes. All references to a credit facility in this prospectus and offer to exchange shall mean the existing credit facility and/or the replacement credit facility as the context may require. References herein to a replacement credit facility shall mean the collective reference to any amendment or restatement of the existing credit facility and/or any replacement thereof that may provide for one or more asset-backed facilities or receivables facilities, revolving credit loans, letter of credit facilities, and/or term loans, regardless of whether entered into simultaneously with the retirement of the existing credit facility or thereafter (and the fact that there may be a temporal gap between the retirement of the liens securing the existing credit facility and the replacement credit facility not impacting the priority of the liens securing the replacement credit facility). See “Description of new notes—Ranking.”

Collateral	The new notes are expected to be secured, after the collateral effective date, by second-priority liens on certain US accounts receivable and equipment of certain of our domestic subsidiary grantors that secure obligations under our credit facility, subject to certain exclusions. The security granted by the subsidiary grantors will be on a non-recourse basis, with no recourse to any other assets or properties of such grantors other than the assets covered thereby. The new notes will not be secured by any of our assets or our foreign subsidiaries’ assets. The domestic subsidiary grantors will be granting liens in only a limited portion of their assets, and their grant of collateral will not be accompanied by a guarantee of our indebtedness under the new notes. The lenders, or holders of obligations, under (1) the credit facility, (2) interest rate and currency hedging agreements contemplated by the credit facility with lenders thereunder or their affiliates (our “hedging arrangements”), and (3) certain other obligations of ours permitted under the indenture to be secured by senior priority liens, or our other permitted senior priority obligations (the obligations described in clauses (1)-(3) above, our “senior priority obligations”, and such lenders or holders of obligations thereunder, our “senior lenders”’), will benefit from senior priority liens on the collateral.

The collateral effective date will be the earlier of:

• the date on which our existing credit facility is terminated, so long as there are no amounts outstanding under the existing credit facility as of such date, and

• the effective date of an amendment to the provisions of our existing credit facility, or the consent from our senior lenders, which shall permit the incurrence of the second-priority liens securing the new notes.

It is an event of default under the indenture relating to the new notes if the new notes are not so secured by February 15, 2009.

For more details, see “Description of new notes—Security.”

Intercreditor agreement	We intend to enter into an intercreditor agreement between our senior lenders and the trustee on behalf of the holders of the new notes on or prior to the collateral effective date. Pursuant to the intercreditor agreement, the liens securing the new notes (including any judgment liens relating to the new notes) would be second-priority liens that will be expressly junior and subordinate in priority to the liens that secure our subsidiary grantors obligations under senior priority obligations. Pursuant to the intercreditor agreement, the liens securing the new notes will not be able to be enforced at any time when senior priority obligations secured by first-priority liens on the same assets are outstanding, except for certain limited exceptions. Any release (except in connection with repayment in full of the senior priority obligations) of first-priority liens on any collateral securing the new notes that is required under the credit facility or otherwise approved by holders of such first-priority liens, would also release the liens securing the new notes on the same collateral. The holders of the first-priority liens will receive all proceeds from any realization on or from the collateral or proceeds thereof in any insolvency or liquidation proceeding until the senior priority obligations are paid in full.

The collateral agent under the intercreditor agreement will be different from the trustee.

Sharing of liens	In certain circumstances, we may secure specified indebtedness permitted to be incurred under the indenture governing the new notes by granting liens upon any or all of the collateral securing the new notes, including on an equal basis with the first-priority liens securing the credit facility or on a pari passu or junior basis.

Conversion rights	The new notes will be convertible at any time, subject to prior maturity, redemption or repurchase, into shares of our common stock, based on an initial conversion rate, subject to adjustment, of 165.2893 shares per $1,000 principal amount of new notes (which represents an initial conversion price of $6.05 per share).

Effect of certain fundamental changes	If new notes are surrendered for conversion in connection with certain fundamental changes occurring prior to August 15, 2012, in addition to the shares to which holders are otherwise entitled to receive upon conversion, holders will also be entitled to an increased conversion rate. The conversion rate will not be increased if the “applicable price” in connection with such fundamental change is greater than $16.00 per share or less than $2.05 per share, subject to adjustment.

We do not have a sufficient number of shares of our common stock currently authorized and available for issuance to enable us to increase the conversion rate, and certain continued listing standards of the NASDAQ Global Select Market potentially limit our ability to increase the conversion rate, to the maximum extent as may be necessary to permit conversion of all of the new notes in connection with a make-whole fundamental change. In the event that we do not have sufficient authorized and reserved shares to increase the conversion rate, or the continued listing standards of the NASDAQ Global Select Market limit our ability to increase the conversion rate, in connection with a make-whole fundamental change, we will increase the conversion rate to the maximum extent permitted and, in addition, will make a cash payment in lieu of any shares we are unable to deliver. We are required to seek stockholder approval to increase the number of shares of our common stock authorized and reserved for issuance upon conversion of the new notes at our next annual meeting of stockholders or, alternatively, at a special meeting of stockholders, but in either case no later than June 30, 2009. If we fail to obtain such stockholder approval, interest payable on the notes shall be increased from 8.00% per annum to 8.50% per annum beginning on the earlier of (1) the date of our next annual meeting of stockholders or special meeting of stockholders at which such approval is sought, as the case may be, and (2) June 30, 2009, and continuing until such time as we obtain such stockholder approval. See “Description of new notes—Conversion rights.”

Limitation on right to convert new notes	Notwithstanding the right of holders to convert their new notes at any time, a holder may not convert its new notes into shares of common stock to the extent (and only to the extent) such conversion would cause the aggregate number of shares of common stock beneficially owned by such holder and its affiliates to exceed 19.99% of the total outstanding shares of our common stock following such conversion as described under “Description of new notes—Conversion rights—Limitation on right to convert new notes”, which we refer to in this prospectus and offer to exchange as the issuance cap. If any delivery of shares of our common stock owed to a holder upon conversion of notes is not made, in whole or in part, as a result of the issuance cap, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after any such converting holder gives notice to us that such delivery would not result in it being the beneficial owner (as defined) of more than 19.99% of the shares of our common stock outstanding at such time. However, in the event of a conversion of notes by a holder in connection with a redemption of the notes by us as described under “Description of new notes—Redemption of new notes at our option—Provisional redemption” or “—Optional redemption” or in connection with a make-whole fundamental change as described under “Description of new notes—Conversion rights—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change—The increase in the conversion rate”, the foregoing shall not apply to the extent we deliver cash in lieu of shares that otherwise would be deliverable upon such conversion in the absence of the issuance cap and we will issue the maximum number of shares of common stock deliverable in connection with such conversion that does not result in an issuance of shares in excess of the issuance cap and, in lieu of certain of the shares that would otherwise be deliverable upon such conversion in the absence of the issuance cap, we will make a cash payment. See “Description of new notes—Conversion rights—Limitation on right to convert new notes.”

Sinking fund	None.

Provisional redemption of new notes at our option	We may redeem the new notes at our option, in whole or in part, at any time, and from time to time, before August 15, 2012, at a redemption price in cash equal to 100% of the principal amount of the new notes we redeem, plus a “make-whole” payment, if:

➢ for each of at least 20 trading days in any consecutive 30 trading days ending on, and including, the trading day immediately before the date we mail the redemption notice, the “closing sale price” (as defined in the indenture) of our common stock exceeded 125% of the conversion price in effect on that trading day, and

➢ there is no continuing default with respect to the new notes that has not been cured or waived on or before the redemption date.

If we redeem the new notes in these circumstances, we will make the make-whole payment in cash equal to the sum of the present values of the remaining scheduled payments of interest due thereon on any date after the redemption date (excluding the portion of interest that will be accrued and unpaid to and including the conversion date) through August 15, 2012, discounted from their scheduled date of payment to the redemption date discounted by the yield to maturity of a United States Treasury security with a comparable maturity. We will also include in the make-whole payment:

➢ any unpaid interest that has accrued to, but excluding, the redemption date on any overdue interest that we have failed to pay, and

➢ any unpaid additional interest that has accrued to, but excluding, the redemption date.

We will make these make-whole payments on all the new notes we redeem, including new notes that have been converted on or after the date we mail the redemption notice and before the redemption date.

See “Description of new notes—Redemption of new notes at our option—Provisional redemption.”

Redemption of new notes at our option	The new notes also are redeemable at our option, in whole or in part, at any time on or after August 15, 2012, at a redemption price in cash equal to 100% of the principal amount of the new notes we redeem, plus accrued and unpaid interest to, but excluding, the redemption date.

See “Description of new notes—Redemption of new notes at our option—Optional redemption.”

Right of holder to require us to repurchase their new notes if a fundamental change occurs	If a fundamental change, as defined in this prospectus and offer to exchange, occurs, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to repurchase for cash all or a portion of their new notes in integral multiples of $1,000 in principal amount at a price equal to 100% of the principal amount of the new notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

See “Description of new notes—Holders may require us to repurchase their new notes upon a fundamental change.”

Purchase of new notes by us at the option of the holder	A holder may require us to purchase all or a portion of the holder’s new notes on August 15, 2012 at a purchase price in cash equal to 100% of the principal amount of the new notes to be purchased, plus accrued and unpaid interest to, but excluding, the purchase date, subject to certain additional conditions.

See “Description of new notes—Purchase of new notes by us at the option of the holder.”

Events of default	If an event of default on the new notes has occurred and is continuing, the principal amount of the new notes plus any premium and accrued and unpaid interest may become immediately due and payable. These amounts automatically become due and payable upon certain events of default. See “Description of new notes—Events of default.”

DTC eligibility	The new notes will be issued in registered form without interest coupons, in denominations of integral multiples of $1,000 principal amount, in the form of global securities and will be represented by one or more global certificates, deposited with, or on behalf of, DTC and registered in the name of a DTC or a nominee of DTC. Beneficial interests in the global securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Except in limited circumstances, holders may not exchange interests in their new notes for certificated securities. See “Description of new notes—Form, denomination and registration of new notes.”

Listing and trading	The new notes are a new issue of securities, and there is currently no established trading market for the new notes. An active or liquid market may not develop for the new notes or, if developed, be maintained. We have not applied, and do not intend to apply, for the listing of the new notes on any securities exchange. Our common stock is listed on the NASDAQ Global Select Market under the symbol “PDGI.”

Covenant limiting certain indebtedness	We and our subsidiaries are limited in our ability to incur indebtedness to the extent described under “Description of new notes—Security—Limitation on certain indebtedness.”

Original issue discount; material US federal income tax considerations	For US federal income tax purposes, we expect that the new notes will be treated as having been issued at a discount. The amount of such discount will depend upon the issue price of the new notes, as determined for relevant US federal income tax purposes, and could be substantial. For a discussion of this and other material US federal income tax considerations relating to the purchase, ownership and disposition of the new notes and shares of common stock into which the new notes are convertible, see “Material US federal income tax consequences.”

Risk factors	In analyzing an investment in the new notes we are offering pursuant to this prospectus and offer to exchange, you should carefully consider, along with other matters included or incorporated by reference in this prospectus and offer to exchange, the information set forth under “Risk factors.”

Summary of differences between the outstanding notes and the new notes

A summary of the differences between the outstanding notes and the new notes is set forth below. This summary is qualified in its entirety by the information contained in this prospectus and offer to exchange and the documents governing the outstanding notes and the new notes, copies of which have been filed as exhibits to the registration statement of which this prospectus and offer to exchange forms a part or which will be provided to you upon request. For more detailed descriptions of the new notes, see the section of this prospectus and offer to exchange entitled “Description of new notes.”

	OUTSTANDING NOTES	NEW NOTES

Title	2.25% Convertible Senior Notes due 2024.	8.00% Convertible Senior Notes due 2014.

Amount of securities	$143.75 million in aggregate principal amount.	Up to $115 million in aggregate principal amount.

Maturity	August 15, 2024, unless earlier converted, redeemed by us at our option or repurchased by us at your option.	February 15, 2014, unless earlier converted, redeemed by us at our option or repurchased by us at your option.

Interest	2.25% per year. Interest is payable semiannually in arrears on February 15 and August 15 of each year.	8.00% per year. Interest is payable semiannually in arrears on February 15 and August 15 of each year. See also “Original issue discount” below.

Ranking	The outstanding notes are our senior unsecured obligations and rank equally with all of our existing and future senior unsecured indebtedness. The outstanding notes are effectively subordinated to all of our existing and future secured indebtedness, including the new notes, and all existing and future liabilities of our subsidiaries, including trade payables.	From the issuance date of the new notes until the collateral effective date, as defined herein, the new notes will be our senior unsecured obligations and will be equal in priority with our existing and future senior unsecured indebtedness. As of the collateral effective date, which is expected to occur by February 15, 2009, we are expecting that the new notes will be our senior obligations secured by certain assets of our domestic subsidiaries and will be effectively senior to our existing and future senior unsecured indebtedness to the extent of the value of the collateral granted by certain of our domestic subsidiaries securing such indebtedness that is available to the new notes after satisfaction of the claims of creditors with senior security interests thereon, including any outstanding notes that remain outstanding following completion of the exchange offer. The new

	OUTSTANDING NOTES	NEW NOTES

notes are effectively subordinated to all of our other existing and future senior secured indebtedness to the extent of the priority and value of the liens securing such indebtedness and to all existing and future liabilities of our subsidiaries, including trade payables.

Security	The outstanding notes are unsecured.	As of the collateral effective date, which is expected to occur by February 15, 2009, the new notes will be secured by junior priority liens on certain accounts receivable and equipment of our domestic subsidiaries as described under “—Description of new notes—Security.”

Conversion rights	Holders of the outstanding notes may convert their outstanding notes into cash and, if applicable, shares of our common stock prior to the stated maturity date at any time.	Holders of the new notes may convert their new notes into shares of our common stock prior to the stated maturity date at any time, subject to the limitations described in this prospectus and offer to exchange.

Upon conversion, holders of outstanding notes are entitled to receive, per $1,000 principal amount of notes, cash and, if applicable, shares of our common stock, the aggregate value of which equals the product of the conversion rate then in effect and the average of the daily volume weighted average price of our common stock for each of the ten consecutive trading days beginning on the second trading day immediately following the day the notes are tendered for conversion. The cash amount equals to the lesser of (1) the aggregate conversion value of the notes to be converted and (2) the aggregate principal amount of the notes to be converted. If the aggregate conversion value of the notes to be converted is greater than the principal, an amount in whole shares equal to such aggregate	Upon conversion, holders of new notes are entitled to receive shares of our common stock.

The initial conversion rate is 165.2893 shares of common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of $6.05 per share of common stock.

	OUTSTANDING NOTES	NEW NOTES

conversion value less the principal and less an amount in cash in lieu of any fractional shares of common stock. The maximum number of shares of common stock that we are required to issue upon conversion of the outstanding notes is 3.1 million, subject to adjustment.

The current conversion rate with respect to the outstanding notes is 24.3424 shares of common stock per $1,000 principal amount of the notes. This is equivalent to an initial conversion price of approximately $41.08.

Effect of certain
fundamental changes	If outstanding notes are surrendered for conversion in connection with certain fundamental changes occurring prior to August 15, 2009, in addition to the cash and/or shares to which holders are otherwise entitled to receive upon conversion, holders will also be entitled to a make-whole premium. No make-whole premium will be paid if the “stock price” in connection with such fundamental change is greater than $120.00 per share or less than $30.43 per share, subject to adjustment.	If new notes are surrendered for conversion in connection with certain fundamental changes occurring prior to August 15, 2012, in addition to the shares to which holders are otherwise entitled to receive upon conversion, holders will also be entitled to an increased conversion rate. The conversion rate will not be increased if the “applicable price” in connection with such fundamental change is greater than $16.00 per share or less than $2.05 per share, subject to adjustment.

We do not have a sufficient number of shares of our common stock currently authorized and available for issuance to enable us to increase the conversion rate, and certain continued listing standards of the NASDAQ Global Select Market potentially limit our ability to increase the conversion rate, to the maximum extent as may be necessary to permit conversion of all of the new notes in connection with a make-whole fundamental change. In the event that we do not have authorized and reserved shares in an amount sufficient to increase the conversion rate, or the continued listing standards of the

	OUTSTANDING NOTES	NEW NOTES

NASDAQ Global Select Market limit our ability to increase the conversion rate, in connection with a make-whole fundamental change, we will increase the conversion rate, to the maximum extent permitted and, in addition, will make a cash payment in lieu of any shares we are unable to deliver. We are required to seek stockholder approval to increase the number of shares of our common stock authorized and reserved for issuance upon conversion of the new notes at our next annual meeting of stockholders or, alternatively, at a special meeting of stockholders, but in either case no later than June 30, 2009. If we fail to obtain such stockholder approval, interest payable on the notes shall be increased from 8.00% per annum to 8.50% per annum beginning on the earlier of (1) the date of our next annual meeting of stockholders or special meeting of stockholders at which such approval is sought, as the case may be, and (2) June 30, 2009, and continuing until such time as we obtain such stockholder approval. See “Description of new notes—Conversion rights.”

Limitation on right to
convert notes	Not applicable.	Notwithstanding the right of holders to convert their notes at any time, a holder may not convert its new notes into shares of common stock to the extent (and only to the extent) such conversion would cause the aggregate number of shares of common stock beneficially owned by such holder and its affiliates to exceed the issuance cap discussed under “Description of new notes — Conversion rights — Limitation on right to convert new notes.” If any delivery of shares of our common stock owed to a holder upon

	OUTSTANDING NOTES	NEW NOTES

conversion of notes is not made, in whole or in part, as a result of the issuance cap, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after any such converting holder gives notice to us that such delivery would not result in it being the beneficial owner (as defined) of more than 19.99% of the shares of our common stock outstanding at such time. However, in the event of a conversion of notes by a holder in connection with a redemption of the notes by us as described under “Description of new notes—Redemption of new notes at our option—Provisional redemption” or “—Optional redemption” or in connection with a make-whole fundamental change as described under “Description of new notes—Conversion rights—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change—The increase in the conversion rate”, the foregoing shall not apply to the extent we deliver cash in lieu of shares that otherwise would be deliverable upon such conversion in the absence of the issuance cap and we will issue the maximum number of shares of common stock deliverable in connection with such conversion that does not result in an issuance of shares in excess of the issuance cap and, in lieu of certain of the shares that would otherwise be deliverable upon such conversion in the absence of the issuance cap, we will make a cash payment. See “Description of new notes—Conversion rights—Limitation on right to convert new notes.”

Provisional redemption	The outstanding notes may not be redeemed at our option prior to August 15, 2009; the outstanding	We may redeem the new notes at our option, in whole or in part, at any time, and from time to time,

	OUTSTANDING NOTES	NEW NOTES

	notes do not provide for provisional redemption prior to such date.	before August 15, 2012, at a redemption price in cash equal to 100% of the principal amount of the new notes we redeem, plus the make-whole payment if for each of at least 20 trading days in any consecutive 30 trading days ending on, and including, the trading day immediately before the date we mail the redemption notice, the “closing sale price” (as defined in the indenture) of our common stock exceeded 125% of the conversion price in effect on that trading day, as described under “Description of new notes—Redemption of new notes at our option—Provisional redemption.”

Optional redemption	We may not redeem the outstanding notes prior to August 15, 2009. Thereafter, we may redeem the outstanding notes, in whole or in part, for cash at 100% of the principal amount of the outstanding notes plus accrued and unpaid interest to, but excluding, the redemption date.	We may redeem the new notes, in whole or in part, at any time on or after August 15, 2012, at a redemption price in cash equal to 100% of the principal amount of the notes we redeem, plus accrued and unpaid interest to, but excluding, the redemption date.

Optional repurchase right of holders	Holders of the outstanding notes may require us to repurchase all or a portion of their outstanding notes on each of August 15, 2009, August 15, 2014 and August 15, 2019, at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date.	Holders of the new notes may require us to repurchase all or a portion of their new notes on August 15, 2012 at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to, but excluding, the purchase date.

	Holders of the outstanding notes also may require us to purchase their new notes upon a fundamental change, as defined in the indenture relating to the outstanding notes, at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.	Holders of the new notes also may require us to purchase their new notes upon a fundamental change, as described under “Description of new notes—Holders may require us to repurchase their new notes upon a fundamental change”, at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but

	OUTSTANDING NOTES	NEW NOTES

excluding, the fundamental change repurchase date.

Covenant limiting certain indebtedness	Not applicable.	We and our subsidiaries are limited in our ability to incur indebtedness to the extent described under “Description of new notes—Security—Limitation on certain indebtedness.”

Original issue discount	Not applicable.	We expect that the new notes will be treated for US federal income tax purposes as having been issued at a discount. The amount of such discount will depend upon the issue price of the new notes, as determined for relevant US federal income tax purposes, and could be substantial. For a discussion of this and other material US federal income tax considerations relating to the purchase, ownership and disposition of the new notes and shares of common stock into which the new notes are convertible, see “Material US federal income tax consequences.”

Summary of selected historical consolidated financial data

The summary historical financial data shown below for each of years ended December 31, 2003, 2004, 2005, 2006 and 2007 are derived from our audited financial statements incorporated by reference to this prospectus and offer to exchange. The unaudited summary historical financial data for each of the nine month periods ended September 30, 2007 and 2008 and as of September 30, 2008 have been derived from our unaudited financial statements. In 2004, we effected a three-for-two stock split that was paid in the form of a 50% stock dividend. All historical earnings per share and share amounts have been adjusted to reflect this stock split. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Financial Statement and Supplementary Data” of our annual report on Form 10-K for the year ended December 31, 2007 and quarterly report on Form 10-Q for the quarter ended September 30, 2008, incorporated herein by reference. In the opinion of management, such unaudited summary historical financial data contains all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such unaudited summary historical financial data. The results of operations from these interim periods are not necessarily indicative of the results to be expected for the full year or any future periods.

	Years ended					Nine months ended
	December 31,					September 30,
	2003	2004	2005	2006	2007	2007	2008

	(in thousands, except per share data)

Consolidated Statement of Operating Data
Total net revenue	$71,610	$111,894	$361,506	$406,956	$470,257	$341,137	$336,601
Total costs and expenses	$62,155	$96,864	$331,662	$393,950	$448,770	$322,573	$545,934
Net earnings (loss) from continuing operations	$7,529	$11,002	$17,163	$6,052	$12,078	$8,277	$(217,016)
Earnings (loss) from discontinued operations, net of tax	$4,053	$8,657	$(12,384)	$(42,077)	$838	$629	$—
Net earnings (loss)	$11,582	$19,659	$4,779	$(36,025)	$12,916	$8,906	$(217,016)
Earnings (loss) per share from continuing operations:
Basic	$0.64	$0.73	$0.97	$0.33	$0.64	$0.44	$(11.22)
Diluted	$0.60	$0.70	$0.94	$0.33	$0.63	$0.44	$(11.22)
Weighted average of common shares outstanding:
Basic	11,752	15,047	17,702	18,221	18,790	18,744	19,334
Diluted	12,535	15,754	18,356	18,447	19,048	18,985	19,334

	As of September 30, 2008
	Actual	As adjusted(1)(2)

	(in thousands)

Consolidated balance sheet data
Cash and cash equivalents	$63,296	$26,954
Working capital	$98,805	$58,668
Total assets	$371,512	$338,317
Current maturities of long-term debt	$2,906	$2,906
Long-term obligations(3) and capital leases	$147,796	$108,093
Stockholders’ equity	$80,579	$83,290

(1)	Adjusted to give effect to (a) the exchange offer, assuming all of the outstanding notes are tendered and accepted for exchange and as if it had been completed on September 30, 2008, (b) the issuance of $115.00 million aggregate principal amount of new notes and distribution of $35.94 million of cash, plus accrued interest, (c) the write-off of $1.05 million of unamortized deferred financing costs related to the outstanding notes, (d) the capitalization of the dealer manager’s discounts and commission and other estimated expenses related to the exchange as deferred financing costs totaling approximately $4.20 million and (e) the adjustment to accumulated deficit to give effect to the after tax impact of the $2.71 million gain, based upon our estimate of fair value of the new notes, including the write-off of deferred financing costs of $1.05 million, in connection with the exchange of the outstanding notes.

(2)	To the extent holders of outstanding notes do not tender their notes in the exchange offer, those notes will remain outstanding and be subject to repurchase by us at the option of the holder on August 15, 2009 at 100% of their principal amount, plus accrued and unpaid interest to the repurchase date. In addition, if we do not refinance any such remaining outstanding notes prior to February 1, 2009, any borrowings then outstanding under our credit facility will become due and payable and our credit facility will terminate on February 15, 2009. See “Risk factors.”

(3)	The new notes are recorded at their estimated fair value assuming all of the outstanding notes are exchanged for new notes and the exchange offer is accounted for as an extinguishment of debt. This estimated fair value of the new notes and the related gain on extinguishment is subject to change based upon the actual number of outstanding notes tendered for new notes and fair value observed for similar instruments in active markets. The estimated fair value is subject to change until this exchange offer is complete.

Risk factors

Investing in the new notes involves a high degree of risk. In addition to the other information included and incorporated by reference in this prospectus and offer to exchange, you should carefully consider the risks described below before exchanging your outstanding notes for the new notes. If any of the following risks actually occurs, our business, results of operations and financial condition will likely suffer. As a result, the trading price of the new notes and our common stock may decline, and you might lose part or all of your investment.

RISKS RELATED TO OUR BUSINESS

We may not have sufficient funds to repurchase our outstanding convertible notes that may be put to us in August 2009, or to pay the principal due upon conversion of outstanding convertible notes or to repurchase our outstanding notes on other repurchase dates.

Our outstanding convertible senior notes are convertible at any time at the option of the holders based on a conversion rate of 24.3424 shares of common stock per $1,000 principal amount of the notes. This is equivalent to an initial conversion price of $41.08 per share of common stock. The outstanding notes provide for what is known as “net share settlement” upon conversion. This means that upon conversion of the notes, we are required to pay up to the first $1,000 of conversion value of a converted note in cash, with any excess conversion value over $1,000 payable through the issuance of shares. The conversion value of the outstanding notes is based on the volume weighted average price of our common stock for the 10 trading-day period commencing the second trading day after we receive notice of conversion. The conversion value must be paid as soon as practicable after it is determined.

In addition, holders of the outstanding convertible notes may require us to purchase their notes for cash in an amount equal to 100% of their principal amount, plus accrued and unpaid interest, on August 15, 2009, 2014 and 2019, and, under certain circumstances, in the event of a “fundamental change” as defined in the indenture under which the notes were issued. Further, if a fundamental change occurs prior to August 15, 2009, in certain cases we may be required to pay a “make-whole premium” in addition to the repurchase price, which may be payable at our election in cash or shares of our common stock, valued at 97% of the then current market price, or a combination of both. If we are unable to successfully complete this exchange offer, our potential total repurchase obligation on August 15, 2009 is $143.75 million plus accrued and unpaid interest.

Additionally, if all of our outstanding convertible notes have not been refinanced prior to February 1, 2009, such that no principal payment is due under the outstanding convertible notes prior to December 22, 2011, we would be required to repay all outstanding principal amount of the outstanding revolving loan under our credit facility and all commitments under our current credit facility would terminate on February 15, 2009. All references to a credit facility in this prospectus and offer to exchange shall mean the existing credit facility and/or the replacement credit facility as the context may require. References herein to a replacement credit facility refers to any amendment or restatement of the existing credit facility, and/or any credit facility replacing our existing credit facility that may provide for revolving credit loans, letter of credit facilities or term loans. Moreover, if we do not refinance our outstanding convertible notes within the near future, our existing customers could consider canceling current customer contracts, or our prospective clients may be less likely to award us new business.

If we violate certain covenants contained in the outstanding notes, which include a covenant to timely file certain SEC reports, such a violation may be considered an event of default, which could lead to the acceleration of the entire principal amount of the notes outstanding.

If we are not able to exchange all of the outstanding notes for new notes pursuant to this exchange offer, we may not have sufficient funds at any such time to make any required payment upon

Risk factors

conversion or to purchase or otherwise repay the outstanding notes when required, and we may not be able to raise sufficient funds to satisfy our obligations. In addition, the significant recent decrease in our market capitalization and current market conditions may greatly inhibit our ability to obtain additional financing. Due to significant uncertainties in the capital markets (e.g., availability of capital, fluctuation of interest rates, etc.), we cannot be certain that existing or additional financing will be available to us or, if available, that it would be available on acceptable terms. The financial markets, including both the credit and equity markets, are experiencing substantial turbulence and volatility, both in the US and in other markets worldwide. This turbulence has resulted in substantial reductions in the availability of loans to a broad spectrum of businesses, increased scrutiny by lenders of the credit-worthiness of borrowers, more restrictive covenants imposed by lenders upon borrowers under credit and similar agreements and, in some cases, significantly increased interest rates under commercial and other loans. Even if we are able to obtain additional debt financing, we may incur significant additional interest expense, which may decrease our earnings, or we may become subject to more stringent covenants and other contractual provisions that restrict our operations. Furthermore, the terms of our credit facility contain financial covenants or other provisions that could be violated by payment of the required amounts upon conversion or the repurchase of the outstanding notes. Our failure to pay the required amounts on conversion of any of the outstanding notes when converted or to repurchase any of the outstanding notes when we are required to do so would result in an event of default with respect to the outstanding notes, which could result in the entire outstanding principal balance and accrued but unpaid interest on all of the outstanding notes being accelerated, and could also result in an event of default under our other outstanding indebtedness.

We may be adversely affected by the current economic environment.

Our ability to attract and retain customers, invest in and grow our business and meet our financial obligations depends on our operating and financial performance, which in turn is subject to numerous factors. In addition to factors specific to our business, prevailing economic conditions and financial, business and other factors beyond our control can also affect our business. We cannot anticipate all the ways in which the current economic climate and financial market conditions could adversely impact our business.

We are exposed to risks associated with reduced profitability and the potential financial instability of our customers, many of whom may be adversely affected by the volatile conditions in the financial markets, the economy in general and disruptions to the demand for healthcare services and pharmaceuticals. These conditions could cause customers to experience reduced profitability and/or cash flow problems that could lead them to modify, delay or cancel contracts with us, including contracts included in our current backlog. Most of our contracts are subject to termination by our clients with little or no notice and since a large portion of our operating costs are relatively fixed, variations in the timing and progress of contracts can materially affect our financial results. Additionally, if customers are not successful in generating sufficient revenue or are precluded from securing financing, they may not be able to pay, or may delay payment of, accounts receivable that are owed to us. Our revenues are contingent upon the clinical trial expenditures of the pharmaceutical and biotechnology industries, and as these industries cut costs in response to the economic downturn and possibly postpone or delay clinical trials, our revenues may be similarly decreased and our profitability reduced. This in turn could adversely affect our financial condition and liquidity.

Risk factors

Our indebtedness may impact our financial condition or results of operations, and the terms of our outstanding indebtedness may limit our activities.

Subject to applicable restrictions in our outstanding indebtedness and availability of financing, we may incur additional indebtedness in the future. Our level of indebtedness will have several important effects on our future operations, including, among others:

➢	we may be required to use a portion of our cash flow from operations for the payment of principal and interest due on our outstanding indebtedness,

➢	our outstanding indebtedness and leverage will increase the impact of negative changes in general economic and industry conditions, as well as competitive pressures, and

➢	the level of our outstanding indebtedness may affect our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes.

Our outstanding $143.75 million of convertible notes, bear interest at a fixed rate of 2.25% per year. The refinancing of this debt, if we are able to do so, will result in significantly higher financing costs to us. For example, the interest rate on the new notes will be 8.00% per annum. In addition, and particularly in light of current market conditions, we may be exposed to higher interest rates under our credit facility or any successor debt facility. Interest on our credit facility is at a floating rate. While we do not currently have outstanding borrowings under our credit facility, to the extent we borrow under our credit facility or any successor facility, then the amount of our interest expense will increase. General economic conditions, industry cycles and financial, business and other factors affecting our operations may affect our future performance. As a result, these and other factors may affect our ability to make principal and interest payments on our indebtedness. Our business might not continue to generate cash flow at or above current levels. Moreover, we have significant international operations and we may not be able to repatriate foreign earnings in order to pay our debt service without incurring significant additional income taxes. This may also have the impact of reducing our earnings per share and the amount of net cash we receive. If we cannot generate sufficient cash flow from operations to service our indebtedness, we may, among other things:

➢	seek additional financing in the debt or equity markets,

➢	seek to refinance or restructure all or a portion of our indebtedness,

➢	sell selected assets or pursue other strategic options, or

➢	reduce or delay planned capital expenditures.

These measures might not be sufficient to enable us to service our indebtedness. In addition, any financing, refinancing or sale of assets might not be available on economically favorable terms, if at all.

Furthermore, our credit facility contains certain restrictive covenants which affect, and in many respects significantly limit or prohibit, among other things, our ability to:

➢	incur indebtedness,

➢	create liens,

➢	pay dividends or make other distributions on or redeem or repurchase capital stock,

➢	issue capital stock,

➢	incur capital expenditures, and

➢	sell assets.

In addition, the terms of the new notes include certain limitations on our ability to incur additional indebtedness.

Risk factors

We are currently subject to an ongoing SEC investigation. Depending upon the outcome, this investigation could result in possible litigation which may lead to equitable relief, including payment of a fine and civil monetary penalties and a possible restatement of our prior financial statements.

We are currently subject to an ongoing SEC investigation pursuant to a formal order of private investigation issued on March 12, 2007. The investigation relates to revenue recognition, earnings, company operations and related party transactions for periods prior to December 2005. Prior to the commencement of the investigation, we were subject to an informal inquiry by the SEC relating to the same subject matter. In connection with that inquiry, in late December 2005, we received an informal request from the SEC for documents relating to the duties, qualifications, compensation and reimbursement of former officers and employees. This request also asked for a copy of a report delivered to Senator Grassley by independent counsel retained by us, which report related to our former Miami facility and had been prepared in response to a request from the US Senate Finance Committee. In a second request for information by the SEC, sent in March 2006, the SEC asked for information regarding related parties and transactions, duties and compensation of various employees, internal controls, revenue recognition and other accounting policies and procedures, and selected regulatory filings. On June 11, 2007, we received a subpoena from the SEC for additional accounting documents. On October 22, 2008, the SEC asked us for additional documents regarding our former Miami headquarters, several of our vendors and updated board minutes. As part of its investigation, the SEC staff has also interviewed several former officers and employees. We have voluntarily complied with the SEC’s requests and have provided and expect to continue to provide documents to the SEC as requested. However, we cannot assure you that we will be able to successfully resolve these matters with the SEC. Depending upon the outcome, this investigation could result in possible litigation which may lead to civil monetary penalties and/or equitable penalties, including a possible restatement of our prior financial statements.

Our recently settled securities class action litigation exceeded our directors and officers, or D&O, liability insurance coverage limits, and there is limited additional coverage for our recently settled derivative actions and associated legal fees.

We were subject to a number of class actions and derivative actions in federal court which were recently settled. The securities class action alleged that we and certain of our former officers and directors engaged in violations of the anti-fraud provisions of the federal securities laws through misstatements or omissions regarding the maximum occupancy of our Miami facility, the Miami facility’s purportedly dangerous and unsafe condition, our clinical practices, purported conflicts of interests involving Independent Review Boards used by us, certain related party transactions and the qualifications of some of our former executives. The derivative suits were brought on behalf of PharmaNet against certain of our former officers and/or directors alleging, among other things, breaches of fiduciary duty relating to our hiring of unqualified executives whose credentials were allegedly misrepresented, our failure to establish satisfactory internal controls, that our clinical trials violated certain applicable regulations, that our utilization of Independent Review Boards was conflicted, that we expanded our Miami facility without proper permitting and that we falsely inflated our revenues. The complaints in these actions sought, among other things, unspecified damages and costs associated with the litigation. As of December 31, 2006, our $250,000 insurance deductible was reached. On August 1, 2007, we entered into an Agreement to Settle Class Action to settle the securities class action lawsuit. Under the terms of the Agreement to Settle Class Action, which was approved by the court on March 10, 2008 but later appealed on April 9, 2008, our D&O insurance coverage has been exceeded. Since the settlement of the securities class action suit has exhausted our D&O policy limits, we have only limited coverage under our remaining insurance policies which directly cover our directors and officers for additional legal fees or to cover any adverse judgment on appeal.

Risk factors

As a public company, we face risks related to class action lawsuits, including threatened litigation.

Although we recently settled our securities class action litigation and derivative lawsuits discussed above (subject to expiration of appeal rights), as with any public company, there remains the potential for us to become involved in additional legal proceedings, including additional class action securities litigation and derivative lawsuits, which may be brought against us. Court decisions and legislative activity may increase our exposure for any of these types of claims. In some cases, substantial non-economic or punitive damages may be sought against us. We currently maintain insurance coverage for some of these potential liabilities. Other potential liabilities may not be covered by insurance, insurers may dispute coverage or the amount of insurance may not be enough to cover the damages awarded. In addition, certain types of damages may not be covered by insurance, and insurance coverage for all or certain forms of liability may become unavailable or prohibitively expensive in the future.

Specifically, and most recently, we face risks related to threatened litigation over our disclosure of the status of certain of our contracts with our clients, that generally consist of biotechnology and pharmaceutical companies. On November 18, 2008, a plaintiff’s law firm issued a press release in which it announced that such firm was investigating possible violations of the federal securities laws by us. In the press release, the law firm suggests that we knew but failed to disclose that many of our contracts with biotechnology and pharmaceutical companies were likely to be cancelled and, accordingly, we lacked any reasonable basis for certain public statements about our future made by us.

The outcome of this threatened litigation and other legal matters is always uncertain, and outcomes that are not justified by the evidence can occur. We intend to defend ourselves vigorously against such lawsuits. In addition, we believe we have adequate insurance coverage. Nevertheless, it is possible that resolution of one or more legal matters could result in losses material to our consolidated results of operations, liquidity or financial condition.

We are subject to on-going tax audits, which may exceed our tax reserves.

We are subject to on-going tax audits and we remain subject to potential examinations in federal, state and foreign jurisdictions in which we conduct operations and file tax returns. We currently believe that the results of any recent or prospective audits will not have a material adverse effect on our financial position or results of operations. We currently believe that adequate reserves have been provided to cover any potential exposures related to these recent and prospective audits. However we cannot assure you that the reserves related to these audits are adequate and any additional tax obligations may have a material adverse effect on out financial statements and results of operations.

We may continue to have potential liability owing to our issuances of securities in possible violation of securities laws.

We previously filed a registration statement covering the registration of up to 150,000 shares of our common stock pursuant to our Employee Stock Purchase Plan, or ESPP. As a result of a previously disclosed administrative error in recordkeeping, the amount of shares authorized under the ESPP exceeded the amount of shares registered on Form S-8 by 400,000 shares. We have determined that the offer and sale of the shares and interests in the ESPP above the amount registered were not exempt from registration under the Securities Act and that such sale by us to our employees should have been registered under the Securities Act. Due to our possible violation of securities laws, we may continue to be contingently liable for rescission or damages to our employees during the one-year period following the sale of such shares. As of September 30, 2008, the aggregate purchase price of shares subject to a right of rescission was $1.10 million. We currently believe that our potential liability for rescission claims is not material to our financial position. While we currently believe that the possibility of rescission of a portion of the ESPP shares may occur, the repurchase of the shares issued on January 1,

Risk factors

2008, is not solely within our control. Such probability would increase if the price of our common stock were to fall below participants’ acquisition prices for their interests in the ESPP during the one-year period following the sales of unregistered shares. In addition, regulators may pursue actions or impose penalties and fines against us with respect to any potential violations of securities laws.

On April 7, 2008, we filed a Form S-8 registration statement with the SEC to register the 400,000 shares of common stock that had been authorized for issuance by our Board of Directors and approved by our stockholders but not registered. We cannot assure that registering these shares will be successful in limiting our risk associated with the possible violation of securities laws.

If we do not continue to generate a large number of new client contracts, or if our clients cancel or defer contracts, our profitability may be adversely affected.

On average, our late stage contracts extend over a period of approximately two and a half years, although some may be of shorter or longer duration. However, all of our contracts are generally cancelable by our clients with little or no notice. A client may cancel or delay existing contracts with us at its discretion. Our inability to generate new contracts on a timely basis could have a material adverse effect on our business, financial condition or results of operations. In addition, since a large portion of our operating costs are relatively fixed, variations in the timing and progress of contracts can materially affect our financial results. The loss or delay of a large project or contract or the loss or delay of multiple smaller contracts could have a material adverse effect on our business, financial condition or results of operations. We experience termination, cancellation and delay of contracts by clients from time to time in the ordinary course of business. As a result of current economic conditions and other factors, we may experience a greater number of terminations, cancellations and delays as compared to historical levels. If client cancellations continue at the elevated rates experienced in our last fiscal quarter, our future financial results, financial condition and liquidity could be negatively impacted. Additionally, client cancellations may increase given the prevailing economic conditions.

Our backlog may not be indicative of future results.

Our backlog of $521.60 million as of September 30, 2008, is based on anticipated service revenue from uncompleted projects with clients. Backlog is the amount of revenue that remains to be earned and recognized on written awards, signed contracts and letters of intent. Our backlog may, at any given time, contain a greater concentration of customers compared to our revenue customer concentrations. Contracts included in backlog, as is the case with most of our contracts, are generally subject to termination by our clients at any time. In the event that a client cancels a contract, we typically would be entitled to receive payment for all services performed up to the cancellation date and subsequent client-authorized services related to terminating the cancelled project. The duration of the projects included in our backlog range from a few weeks to many years. Our backlog may not be indicative of our future results and we cannot assure you that we will realize all the anticipated future revenue reflected in our backlog. A number of factors may affect backlog, including:

➢	the variable size and duration of the projects,

➢	the loss or delay of projects,

➢	the change in the scope of work during the course of a project, and

➢	the cancellation of such contracts by our clients.

Also, if clients delay projects, the projects will remain in backlog but will not generate revenue at the rate originally expected. The historical relationship of backlog to revenues actually realized by us should not be considered indicative of future results.

Risk factors

We may bear financial risk if we under-price our contracts or overrun cost estimates, and our financial results can also be adversely affected by failure to receive approval for change orders and by delays in documenting change orders.

Most of our contracts are fixed-price contracts or fee-for-service contracts. We bear the financial risk if we initially under-price our contracts or otherwise overrun our cost estimates. In addition, contacts with our clients are subject to change orders, which occur when the scope of work performed by us needs to be modified from that originally contemplated by our contract with the clients. This can occur, for example, when there is a change in a key study assumption or parameter or a significant change in timing. Under US generally accepted accounting principles, we cannot recognize additional revenue anticipated from change orders until appropriate documentation is received by us from the client authorizing the change made. However, if we incur additional expense in anticipation of receipt of that documentation, we must recognize the expense as incurred. Further, we may not be successful convincing our clients to approve change orders which change the scope of current contracts. Such under-pricing or significant cost overruns could have a material adverse effect on our business, results of operations, financial condition or cash flows.

A significant portion of our growth historically has come from acquisitions, and we may make more acquisitions in the future as part of our growth strategy. This growth strategy subjects us to numerous risks.

A significant portion of our growth historically has come from strategic acquisitions. Acquisitions require significant capital resources and can divert management’s attention from our existing business. Acquisitions also entail an inherent risk that we could become subject to contingent or other liabilities, including liabilities arising from events or conduct predating our acquisition, that were not known to us at the time of acquisition. We may also incur significantly greater expenditures in integrating an acquired business than we had anticipated at the time of the acquisition. Acquisitions may also have unanticipated tax and accounting ramifications. A key element of our acquisition strategy has been to retain management of acquired businesses to operate the acquired business for us. Many of these individuals maintain important contacts with clients of the acquired business. Our inability to retain these individuals could materially impair the value of an acquired business. Our failure to successfully identify and consummate acquisitions or to manage and integrate the acquisitions we make could have a material adverse effect on our business, financial condition or results of operations. We cannot assure you that:

➢	we will identify suitable acquisition candidates,

➢	we will receive any required consent under our credit facility,

➢	we can consummate acquisitions on acceptable terms,

➢	we can successfully integrate any acquired business into our operations or successfully manage the operations of any acquired business, or

➢	we will be able to retain an acquired company’s significant client relationships, goodwill and key personnel or otherwise realize the intended benefits of any acquisition.

Our credit facility contains certain restrictive covenants that may limit our ability to enter into acquisitions by setting limits on the amount of additional debt that we can incur for financing any acquisitions. The credit facility also restricts the terms of equity consideration paid in acquisitions.

Risk factors

Our business is subject to international economic, political and other risks that could negatively affect our results of operations or financial position.

A significant portion of our revenues are derived from countries outside the United States and we anticipate that revenue from foreign operations may grow. Accordingly, our business is subject to risks associated with doing business internationally, including:

➢	less stable political and economic environments and changes in a specific country’s or region’s political or economic conditions,

➢	potential negative consequences from changes in tax laws affecting our ability to repatriate profits,

➢	unfavorable labor regulations,

➢	greater difficulties in managing and staffing foreign operations,

➢	the need to ensure compliance with the numerous regulatory and legal requirements applicable to our business in each of these jurisdictions and to maintain an effective compliance program to ensure compliance,

➢	currency fluctuations,

➢	changes in trade policies, regulatory requirements and other barriers,

➢	civil unrest or other catastrophic events, and

➢	longer payment cycles of foreign customers and difficulty collecting receivables in foreign jurisdictions.

These factors are beyond our control. The realization of any of these or other risks associated with operating in foreign countries could have a material adverse effect on our business, results of operations or financial condition.

We are subject to changes in outsourcing trends and regulatory requirements affecting the branded pharmaceutical, biotechnology, generic drug and medical device industries which could adversely affect our operating results.

Economic factors and industry and regulatory trends that affect our clients also affect our business and operating results. The outsourcing of drug development activities has grown substantially during the past decade and we have benefited from this growth. If the branded pharmaceutical, biotechnology, generic drug and medical device companies reduce the outsourcing of their clinical research and other drug development projects, our operations could be adversely affected. A continuing negative trend could have an ongoing adverse effect on our business, results of operations or financial condition. Numerous governments have undertaken efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical companies. Potential regulatory changes under consideration include the mandatory substitution of generic drugs for innovator drugs, relaxation in the scope of regulatory requirements and the introduction of simplified drug approval procedures. If future regulatory cost containment efforts limit the profits which can be derived from new and generic drugs or if regulatory approval standards are relaxed, our clients may reduce the business they outsource to us. We cannot predict the likelihood of any of these events. In addition, consolidation in the pharmaceutical and biotechnology industries can adversely affect us, particularly in circumstances where a client of ours is acquired by another company that does not utilize our services.

If branded pharmaceutical, biotechnology, generic drug or medical device companies reduce their expenditures, our future revenue and profitability may be reduced.

Our business and continued expansion depend on the research and development expenditures of our clients which, in turn, are impacted by their profitability. If these companies want to reduce their costs,

Risk factors

they may proceed with fewer clinical trials and other drug development. An economic downturn or other factors may cause our clients to decrease their research and development expenditures which could also adversely affect our revenues and profitability. In addition, consolidation in the pharmaceutical and biotechnology industries can adversely affect us, particularly in circumstances where a client of ours is acquired by another company that does not utilize our services.

Actions or inspections by regulatory authorities may cause clients not to award future contracts to us or to cancel existing contracts, which may have a material and adverse effect on our results of operations.

We are subject to periodic inspections of our facilities and documentation by regulatory authorities, including the US Food and Drug Administration, or FDA, and others, including without limitation inspections in connection with studies we have conducted in support of marketing applications and routine inspections of our facilities. Regulatory authorities have significant authority over the conduct of clinical trials, and they have the power to take regulatory and legal action in response to violations of clinical standards, clinical trial participant protection and regulatory requirements in the form of civil and criminal fines, injunctions and other measures. If, for example, the FDA obtains an injunction, such action could result in significant obstacles to future operations. Additionally, there is a risk that actions by regulatory authorities, if they result in significant inspectional observations or other measures, could cause clients not to award us future contracts or to cancel existing contracts. Depending upon the amount of revenue lost, the results could have a material and adverse affect on our results of operations.

We might lose business opportunities as a result of healthcare reform.

Numerous governments have undertaken efforts to control healthcare costs through legislation, regulation and voluntary agreements with healthcare providers and drug companies. Healthcare reform could reduce the demand for our services and, as a result, negatively impact our revenue and earnings. In the last several years, the US Congress has reviewed several comprehensive healthcare reform proposals. The proposals are intended to expand healthcare coverage for the uninsured and reduce the growth of total healthcare expenditures. Congress has also considered and may adopt legislation which could have the effect of putting downward pressure on the prices that pharmaceutical and biotechnology companies can charge for prescription drugs. Any such legislation could cause our customers to spend less on research and development activities. If this were to occur, we could have fewer clinical trials for our business, which could reduce our revenue and earnings. Similarly, pending healthcare reform proposals outside the US could negatively impact revenue and earnings from foreign operations.

At any given time, one or a limited number of clients may account for a large percentage of our revenues, which means that we could face a greater risk of loss of revenues if we lose a major client.

Historically, a small number of clients have generated a large percentage of our net revenue in any given period. In each of 2007 and 2006, no client provided more than 10.0% of our direct revenue but our 10 largest clients provided approximately 36.1% of our direct revenue in 2007 and 40.0% of our direct revenue in 2006. Companies that constitute our largest clients vary from year to year, and our direct revenue from individual clients fluctuates each year. If we lose one or more major clients, or if one or more clients encounter financial difficulties or is acquired, our business, financial condition or results of operations could be materially adversely affected.

Risk factors

We may incur significant taxes to repatriate funds.

We have significant international operations. If a significant amount of cash is needed in the US beyond the borrowing capacity of our credit facility and we are not able to effectively negotiate revised terms of the credit facility or devise effective repatriation strategies, we may need to repatriate funds from foreign subsidiaries in a non-tax-efficient manner, which may require us to pay additional taxes and could have the impact of reducing the amount of net cash available to us and reducing earnings per share.

Our operating results fluctuate from period to period.

Fluctuating operating results can be due to the level of new business awards in a particular period and the timing of the initiation, progress or cancellation of significant projects or other factors. Even a short acceleration or delay in such projects could have a material effect on our results in a given reporting period. Varying periodic results could adversely affect the price of our common stock if investors react to our reporting operating results which are less favorable than in a prior period or lower than those anticipated by investors or the financial community generally.

We have recently announced a significant non-cash goodwill impairment charge and may be required to write off additional goodwill or other intangible assets in the future. If we are required to write off goodwill or other intangible assets, our financial position or results of operations could be adversely affected.

Under accounting principles generally accepted in the United States, we review our goodwill and other indefinite lived assets for impairment each year as of December 31 and during interim periods when events or changes in circumstances indicate the carrying value may not be recoverable. The carrying value of our goodwill may not be recoverable due to factors such as a decline in stock price and market capitalization, reduced estimates of future cash flows and slower growth rates in our industry. Estimates of future cash flows are based on an updated long-term financial outlook of our operations. However, actual performance in the near-term or long-term could be materially different from these forecasts, which could impact future estimates.

On October 29, 2008, we announced that due to the third quarter 2008 decline in our stock price and market capitalization we were performing interim impairment testing. We subsequently determined the amount of this non-cash goodwill and indefinite-lived assets impairment charge to be $210.6 million, which represents approximately 72.3% of our goodwill and other intangible assets as of September 30, 2008. Any future determination requiring the write-off of a significant portion of our goodwill or other intangible assets could adversely affect our results of operations or financial condition.

Our substantial non-US operations expose us to currency risks.

Changes in the exchange rate between the Canadian dollar, Euro, Swiss Franc or other foreign currencies and the US dollar could materially affect the translation of our subsidiaries’ financial results into US dollars for purposes of reporting our consolidated financial results. We operate in many countries and are subject to exchange rate gains and losses for multiple currencies. We may also be subject to foreign currency transaction risk when our service contracts are denominated in a currency other than the currency in which we incur expenses or earn fees related to such contracts. We have adopted a foreign currency risk hedging policy in an attempt to mitigate this risk. We have also implemented systems and processes to further mitigate this risk; however, we cannot assure you that we will be successful in limiting our risks associated with foreign currency transactions.

Risk factors

We could be adversely affected by tax law changes in Canada or in other foreign jurisdictions.

Our operations in Canada currently benefit from favorable corporate tax arrangements. We receive substantial tax credits in Canada from both the Canadian federal and Quebec provincial governments. Our Canadian operations employ a large number of research and development employees which results in significant expenses related to these services. Due to the nature of these services, the Canadian government subsidizes a portion of these expenses through tax credits that result in a reduced effective tax rate and significant deferred tax assets in the consolidated balance sheets. However, there is no assurance that the credits will be fully realized. Further, any reduction in the availability or amount of these tax credits could have a material adverse effect on profits and cash flows from our Canadian operations. Additionally, a significant portion of our net earnings is generated outside the US where tax rates are generally lower. If applicable foreign tax rates increase, particularly in Switzerland, our consolidated net earnings could be reduced.

Governmental authorities may question our inter-company transfer pricing policies or change their laws in a manner that could increase our effective tax rate or otherwise harm our business.

As a US company doing business in international markets through subsidiaries, we are subject to foreign tax and inter-company pricing laws, including those relating to the flow of funds between the parent and subsidiaries. Regulators in the US and in foreign markets closely monitor our corporate structure and how we effect inter-company fund transfers. If regulators challenge our corporate structure, transfer pricing mechanisms or inter-company transfers, our operations may be negatively impacted and our effective tax rate may increase. Tax rates vary from country to country and if regulators determine that our profits in one jurisdiction should be increased, we may not be able to fully utilize all foreign tax credits that are generated, which would increase our effective tax rate. We cannot assure you that we will be in compliance with all applicable customs, exchange control and transfer pricing laws despite our efforts to be aware of and to comply with such laws. Further, if these laws change, we may need to adjust our operating procedures and our business could be adversely affected.

We may lack the resources needed to compete effectively with larger competitors.

There are a large number of drug development services companies ranging in size from very small firms to very large full service, global drug development companies. Intense competition may lead to price pressure or other conditions that could adversely affect our business. Some of our competitors are substantially larger than us and have greater financial, human and other resources. We may lack the operating and financial resources needed to compete effectively.

If we do not continue to develop new assay methods for our analytical applications, or if our current assay methods are incorrect, we may be unable to compete with other entities offering bioanalytical laboratory services.

We must continuously develop assay methods to test drug products in order to meet the needs of our clients and to attract new clients. In order to substantially increase the business of our bioanalytical laboratories, which provide services for branded pharmaceutical, biotechnology and generic drug companies, we must be able to provide bioanalytical solutions for our clients. This requires staying abreast of current regulatory requirements and identifying assay methods and applications that will assist our clients in obtaining approval for their products. If we are not successful in developing new methods and applications, we may lose our current clients or not be able to compete effectively for new clients. Moreover, if our current assay methods are incorrect, we may need to repeat our tests which could have an adverse effect on our operations.

Risk factors

We risk potential liability when conducting clinical trials, which could cost us large amounts of money.

Our clinical trials involve administering drugs to humans in order to determine the effects of the drugs. By doing so, we are subject to the general risks of liability to these persons, which include those relating to:

➢	adverse side effects and reactions resulting from administering these drugs to a clinical trial participant,

➢	unintended consequences resulting from the procedures or changes in medical practice to which a study participant may be subject as part of a clinical trial,

➢	improper administration of these drugs, or

➢	potential professional malpractice of our employees or contractors, including physicians.

Our contracts may not have adequate indemnification agreements requiring our clients to indemnify us in the event of adverse consequences to our participants caused by their drugs or participation in their trials. We carry liability insurance, but there is no certainty as to the adequacy or the continued availability at rates acceptable to us of such liability insurance. We could also be held liable for other errors or omissions in connection with our services. For example, we could be held liable for errors or omissions or breach of contract if our laboratories inaccurately report or fail to report lab results. If we do not perform our services to contractual or regulatory standards, the clinical trial process could be adversely affected. Additionally, if clinical trial services such as laboratory analysis do not conform to contractual or regulatory standards, trial participants could be affected. If there is a damage claim not covered by insurance, the indemnification agreement is not enforceable or broad enough or our client is insolvent, any resulting award against us could result in our experiencing a material loss.

We face a risk of liability from our handling and disposal of medical wastes, which could cause us to incur significant costs or otherwise adversely affect our business.

Our clinical trial activities and laboratory services involve the controlled disposal of medical wastes which are considered hazardous materials. Although we may use reputable third parties to dispose of medical waste, we cannot completely eliminate the risk of accidental contamination or injury from these materials. If this occurs, we could be held liable for clean-up costs, damages or significant fines or face the temporary or permanent shutdown of our operations.

Failure to comply with applicable governmental regulations could harm our operating results and reputation.

We may be subject to regulatory action, which in some jurisdictions includes criminal sanctions, if we fail to comply with applicable laws and regulations. Failure to comply can also result in the termination of ongoing research and disqualification of data collected during the clinical trials. This could harm our reputation, our prospects for future work and our operating results. A finding by the Food and Drug Administration or other regulatory agencies that have jurisdiction over the trials we conduct or our operations that we are not in compliance with good laboratory practices, or GLP, standards for our laboratories, current good manufacturing practices, or GMP, standards where applicable or good clinical practices, or GCP, standards for our clinical facilities or study sites we monitor could materially and adversely affect us. Similarly, a finding by the Therapeutic Products Directorate that we are not in compliance with Canadian GMP, Canadian GCP or other legislative requirements for clinical trials in Canada, could materially and adversely affect us. In addition to the above US and Canadian laws and regulations, we must comply with the laws of all countries where we do business, including laws governing clinical trials in the jurisdiction where the trials are performed. Failure to comply with

Risk factors

applicable requirements could subject us to regulatory risk, liability and potential costs associated with redoing the trials, which could damage our reputation and adversely affect our operating results.

If we lose the services of our key personnel or are unable to attract qualified staff, our business could be adversely affected.

Our success is substantially dependent upon the performance, contributions and expertise of our senior management team, including, among others, our chief executive officer, the executive committee and certain key officers of our subsidiaries. In addition, some members of our senior management team play a significant role in generating new business and retaining existing clients. We also depend on our ability to attract and retain qualified management, professional and operating staff. The loss of the services of any of the members of senior management or any other key executive, or our inability to continue to attract and retain qualified personnel could have a materially adverse effect on our business.

Our business depends on the continued effectiveness and availability of our information technology infrastructure, and failures of this infrastructure could harm our operations.

To remain competitive in our industry, we must employ information technologies that capture, manage and analyze the large streams of data generated during our clinical trials in compliance with applicable regulatory requirements. In addition, because we provide services on a global basis, we rely extensively on technology to allow the concurrent conduct of studies and work-sharing around the world. As with all information technology, our systems are vulnerable to potential damage or interruptions from fires, blackouts, telecommunications failures and other unexpected events, as well as to break-ins, sabotage or intentional acts of vandalism. Given the extensive reliance of our business on technology, any substantial disruption or resulting loss of data that is not avoided or corrected by our backup measures could harm our business and operations.

We self-insure our employees’ healthcare costs in the US, which exposes us to losses.

We are self-insured for our US employee medical plan. While our medical costs in recent years have generally increased at the same level as the regional average, the mix and age of our workforce could result in higher than anticipated medical claims, resulting in an increase in costs beyond what we have experienced. We have stop loss coverage in place for catastrophic events, but the aggregate impact of one or more claims resulting from a catastrophic event may have a material adverse effect on our profitability.

If we are unable to attract suitable investigators and volunteers for our clinical trials, our clinical development business might suffer.

The clinical research studies we operate rely upon the ready accessibility and willing participation of physician investigators and volunteer subjects. Investigators are typically located at hospitals, clinics or other sites and supervise administration of the study drug to patients during the course of a clinical trial. Volunteer subjects generally include people from the communities in which the studies are conducted. Our clinical research development business could be adversely affected if we are unable to attract suitable and willing investigators or clinical study volunteers on a consistent basis.

If we are not able to remediate the material weaknesses relating to our internal controls or if we incur further instances of breakdowns in our internal controls, current and potential stockholders could lose confidence in our financial reporting, which could harm our business and the price of our common stock.

In connection with the internal control audit for the year ended December 31, 2007, our management assessed our internal control over financial reporting and concluded that two material weaknesses

Risk factors

existed. As a result of the remediation efforts disclosed in our Annual Report on Form 10-K for the year ended December 31, 2007, management believes that the material weakness related to revenue recognition was remediated during the three months ended June 30, 2008. When our auditors assess the effectiveness of our internal controls and weaknesses, at the conclusion of fiscal 2009, we cannot assure you that they will agree that such material weakness related to revenue recognition has been remediated. We do not believe our material weakness related to our income taxes has been remediated as of September 30, 2008.

Management determined that the processes and procedures surrounding the preparation and review of the income tax provision and reconciliations did not include adequate review as of December 31, 2007. Specifically, we did not ensure that effective oversight of the work performed by our outside tax advisor was exercised. The resulting errors from this material weakness, which was primarily attributable to accounting for income taxes, did not have a material effect on our financial results for the year ended December 31, 2007. In order to remediate this material weakness, management plans to re-evaluate the design of income tax accounting processes and controls and implement new and improved processes and controls, including the addition of tax personnel.

While we have taken steps to remediate the material weakness, we cannot assure you that our independent registered public accounting firm will agree with management’s assessment that we have begun to remediate the material weaknesses in the manner disclosed in our Annual Report on Form 10-K for the year ended December 31, 2007, or that we will not encounter further instances of breakdowns in our internal control over financial reporting. Public disclosure of these material weaknesses or a failure to promptly complete our remediation effort could cause our common stock price to decrease. Moreover, we believe that any system of internal control can be circumvented by individuals who engage in improper action. In such an event, our results of operations could be distorted. If the improper activity is material, once discovered and publicly disclosed, our common stock price could materially decrease, and we could be required to restate our consolidated financial statements.

We remain subject to risks and uncertainties associated with our discontinued Miami operations that could further adversely impact our company.

We made a strategic decision in 2006 to discontinue our Miami operations in order to focus on our other businesses. This decision was prompted primarily due to a number of issues that had resulted in a material negative impact on earnings and in response to actions by local authorities that included an order to demolish our clinical and administrative office building in Miami. There continue to be risks associated with discontinuing these operations. While we believe that discontinued operations will have no further impact on continued operations, we may incur costs in addition to those disclosed in the consolidated financial statements. In addition, if we are unable to convince our clients that the problems principally related to our discontinued operations were either not accurately reported or have been rectified, we may lose future revenue and our future results of operations may be materially and adversely affected. The allegations related to our discontinued operations and the repetition of these allegations in the media have harmed our reputation. As a result, clients may decline to give us new contracts for studies to be performed by us unless we can convince them that the allegations, which affected our discontinued operations, have not impacted our ability to provide high quality clinical research in compliance with our clients’ protocols and all regulatory requirements. Depending upon the impact of the foregoing as well as other issues on our business, the foregoing allegations may have a material adverse affect on our results of operations, including a reduction in our net earnings or a deviation from our forecasted net earnings. Despite the fact that we ceased reporting discontinued operations separately in our financial statements and have successfully completed all studies related to our discontinued operations, we believe the negative effects on our reputation and relationships with clients may continue to pose a risk to our business.

Risk factors

RISKS RELATED TO THE EXCHANGE OFFER

If the exchange offer is not successful, we may not have sufficient funds to satisfy our obligations under our outstanding notes as they become due, including our obligations with respect to the August 15, 2009 put date.

If the exchange offer is not successful, we may not have sufficient funds at any such time to make any required payment upon conversion or to purchase or otherwise repay the outstanding notes when required, and we may not be able to raise sufficient funds to satisfy our obligations. In addition, the significant recent decrease in our market capitalization may greatly inhibit our ability to obtain additional financing. Due to significant uncertainties in the capital markets (e.g., availability of capital, fluctuation of interest rates, etc.), we cannot be certain that existing or additional financing will be available to us on acceptable terms, if at all. The financial markets, including both the credit and equity markets, are experiencing substantial turbulence and volatility, both in the US and in other markets worldwide. This turbulence has resulted in substantial reductions in the availability of loans to a broad spectrum of businesses, increased scrutiny by lenders of the credit-worthiness of borrowers, more restrictive covenants imposed by lenders upon borrowers under credit and similar agreements and, in some cases, significantly increased interest rates under commercial and other loans. Even if we are able to obtain additional debt financing, we may incur significant additional interest expense, which may decrease our earnings, or we may become subject to more stringent covenants and other contractual provisions that restrict our operations. Furthermore, the terms of our credit facility contain financial covenants or other provisions that could be violated by payment of the required amounts upon conversion or the repurchase of the outstanding notes. Our failure to pay the required amounts on conversion of any of the outstanding notes when converted or to repurchase any of the outstanding notes when we are required to do so would result in an event of default with respect to the outstanding notes, which could result in the entire outstanding principal balance and accrued but unpaid interest on all of the outstanding notes being accelerated, and could also result in an event of default under our other outstanding indebtedness.

If any outstanding notes remain outstanding following the consummation of the exchange offer, we will be required by our credit facility to refinance them by February 1, 2009. A failure to do so would cause our credit facility to terminate on February 15, 2009. Our failure to have a credit facility in place could have a material adverse effect on us.

If the exchange offer is consummated but fewer than all of the outstanding notes are exchanged, or if the exchange offer is not consummated and the outstanding notes remain outstanding, and we in either case subsequently fail to refinance all of the outstanding notes on or before February 1, 2009 with terms such that no principal payment on the replacement notes would be due prior to December 22, 2011, the revolving maturity date under our credit facility will be advanced from December 22, 2009 to February 15, 2009. On that date, we would be required to repay any then unpaid principal and other amounts outstanding under the credit facility and all commitments under the credit facility would automatically terminate. As of September 30, 2008, the principal balance outstanding on the credit facility was zero. Moreover, if the exchange offer is successful and we issue new notes in exchange for outstanding notes, the secured nature of the new notes after the collateral effective date may make it difficult or impossible for us to arrange a replacement credit facility (which could include any amendment or restatement of the existing credit facility and/or any replacement therefor that may provide for revolving credit loans, letter of credit facilities and/or term loans), or other borrowing facility. A failure to have a credit facility or other borrowing facility in place could have a material adverse effect on our business, financial condition and liquidity.

Risk factors

If you do not tender your outstanding notes, the outstanding notes you retain may become less liquid and less valuable as a result of the exchange offer and we may not have sufficient funds to repurchase them from you on August 15, 2009 or at any other time when we are required to do so.

If a significant number of outstanding notes are tendered and exchanged in the exchange offer, the liquidity of the trading market for outstanding notes, if any, after the completion of the exchange offer may be substantially reduced. Any outstanding notes tendered and exchanged will reduce the aggregate number of outstanding notes outstanding. As a result, the outstanding notes may trade at a discount to the price at which they would trade if the transactions contemplated by this prospectus and offer to exchange were not consummated, subject to prevailing interest rates, the market for similar securities, the price of our common stock and other factors. To the extent we repurchase outstanding notes in open market or other transactions following consummation of the tender offer, the price we pay for such outstanding notes may be lower than the price that would have been payable had the exchange offer not occurred and may be lower than the consideration offered in the exchange offer. We cannot assure you that an active market in outstanding notes will exist or be maintained and we cannot assure you as to the prices at which outstanding notes may be traded. In addition, to the extent you retain outstanding notes, we cannot assure you that we will have sufficient funds to repurchase any outstanding notes that we are required to repurchase on or subsequent to August 15, 2009. Lastly, the new notes will be secured after the collateral effective date, but the outstanding notes are not secured. Therefore, the new notes will be effectively senior to the outstanding notes to the extent of the value of the liens securing the new notes that is available to the new notes.

The US federal income tax consequences of the exchange offer are unclear.

The US federal income tax consequences of participation in the exchange offer are not entirely clear. We intend to take the position that the exchange of outstanding notes for new notes and cash will be treated as a significant modification of the outstanding notes for US federal income tax purposes and that participating holders will be treated for US federal income tax purposes as though they exchanged outstanding notes for new notes and cash in a “recapitalization” transaction. This position, however, is not free from doubt and it is possible that the IRS could take a contrary view. If the exchange is treated as a recapitalization transaction, holders generally would not recognize any gain or loss on the exchange, except that (1) holders would recognize gain, but not in excess of the additional consideration received, to the extent that their amount realized exceeded their adjusted tax basis in the outstanding notes exchanged and (2) holders may be required to recognize income to the extent of accrued and unpaid interest. By participating in the exchange offer, each holder will be deemed to have agreed pursuant to the indenture governing the new notes to treat the exchange as resulting in a significant modification of the outstanding notes for US federal income tax purposes and to have agreed not to treat any portion of the additional consideration as a consent fee for US federal income tax purposes, in each case, except as otherwise required by law. For a discussion of potential US federal income tax consequences associated with participation in the exchange offer, see “Material US federal income tax consequences.”

If, contrary to our expectations, the exchange is not treated as a recapitalization, holders may recognize capital losses in connection with participating in the exchange offer, and the use of such losses is subject to limitations.

If, contrary to our expectations, the exchange is not treated as a recapitalization transaction, holders will recognize capital losses in connection with their participation in the exchange offer if their adjusted tax basis is less than the amount realized in the exchange. Under US federal income tax law the use of capital losses is subject to limitations. For instance, as discussed below, the new notes are expected to have original issue discount which is required to be included in income over the life of the new notes

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(which for these purposes would be treated as maturing on August 15, 2012) and such losses generally could not be used to offset such original issue discount inclusions with respect to the new notes. In addition, if the exchange were not to be treated as a recapitalization transaction, holders would recognize the full amount of any gain associated with their outstanding notes.

A US holder that has market discount on the outstanding notes should consult its own tax advisor regarding the consequences of participating in the exchange offer.

If the issue price of the new notes, as determined under applicable US federal income tax principles, is less than the issue price of the outstanding notes (which is expected to be the case), market discount on the outstanding notes may be converted to original issue discount to the extent of such differential. Although market discount is not required to be taken into income until the sale or other disposition of the notes (unless certain elections have been made), original issue discount would be required to be included in income on a constant yield basis over the life of the new notes (which for these purposes would be treated as maturing on August 15, 2012) and in advance of cash payments attributable to such income.

The value of the new notes may be less than the value of the outstanding notes. Neither we nor our officers, directors or advisors have made a recommendation with regard to whether you should tender your outstanding notes in the exchange offer, and we have not obtained a third-party determination that the exchange offer is fair to holders of the outstanding notes.

Neither we nor our officers or directors are making any recommendation as to whether you should tender outstanding notes in the exchange offer. Similarly, neither the dealer manager nor the information agent is making any such recommendation. Further, we have not authorized anyone to make any such recommendation. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the outstanding notes for purposes of negotiating the terms of the exchange offer or preparing a report concerning the fairness of the exchange offer. We cannot assure holders of the outstanding notes that the value of the new notes and cash received in the exchange offer will in the future equal or exceed the value of the outstanding notes tendered.

An active trading market may not develop for the new notes.

The new notes have no established trading market and will not be listed on any securities exchange. The liquidity of any market for the new notes will depend on various factors, including:

➢	The number of holders of the new notes,

➢	The interest of securities dealers in making a market for the new notes,

➢	The overall market for convertible securities,

➢	The trading price of our common stock,

➢	Our financial performance or prospects,

➢	The prospects for companies in our industry generally, and

➢	Financial market conditions generally.

Accordingly, we cannot assure you that a market will develop for the new notes, or to the extent of liquidity in any such market.

Risk factors

RISKS RELATED TO THE NEW NOTES

We have a significant amount of debt. Our substantial indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under the new notes and our other debt.

We have a significant amount of debt and substantial debt service requirements. As of September 30, 2008, we had a total outstanding debt balance of $150.70 million, comprised of $143.75 million of outstanding notes and $6.95 million of obligations under capital leases. As adjusted to give effect to this exchange offer, assuming that all outstanding notes are accepted in the exchange offer, on September 30, 2008, we estimate we would have had approximately $110.99 million of outstanding debt. In addition, $45.00 million is available for future borrowings under our credit facility, and we are in discussions with potential lenders regarding our possible procurement of an asset backed loan facility or other debt financing. As a result of this exchange offer, our interest expense will increase significantly.

Our aggregate level of debt under any remaining outstanding notes, the new notes we may issue and other indebtedness, including the significant cash interest payments on the new notes, could have significant consequences on our future operations, including:

➢	making it more difficult for us to meet our payment and other obligations under any remaining outstanding notes, the new notes and our other outstanding debt,

➢	resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which could result in all of our debt becoming immediately due and payable and, in the case of an event of default under our secured loans, could permit the lenders to foreclose on our assets securing those loans (and which lenders will have a lien senior to the lien on the collateral which will secure the new notes as well as on other assets of us and our domestic subsidiaries, including the subsidiary grantors, which will not secure the new notes),

➢	reducing the availability of our cash on hand by approximately $41.28 million, including accrued interest up to, but not including the settlement date, and estimated expenses incurred in connection with the exchange offer, and reducing cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes and limiting our ability to obtain additional financing for these purposes and to fund any required repurchase on August 15, 2009 of notes remaining outstanding after completion of the exchange offer,

➢	subjecting us to the risk of increased sensitivity to interest rate increases on our indebtedness with variable interest rates, including borrowings under our lines of credit,

➢	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy, and

➢	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

In the past we have failed to meet certain financial requirements of our credit facility and have entered into a period of default. These financial covenants were waived or amended to reflect our operating performance and business needs. If we default again and the covenant is not waived or amended, we may not be allowed to access our credit facility, our indebtedness then outstanding under the facility could be accelerated and such events could trigger events of default under other of our indebtedness, which may have a material impact on our business.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the new notes and our other debt.

Risk factors

The proposed second-priority liens to be granted by certain of our existing and future domestic subsidiaries on their US accounts receivable and equipment, subject to certain exceptions, which we anticipate will, on the collateral effective date, secure the new notes, may prevent us from obtaining additional financing in the future or make the terms of securing such additional financing more onerous to us.

Our new notes are proposed to be secured by second-priority liens granted by certain of our existing and future domestic subsidiaries on their US accounts receivable and equipment, subject to certain exceptions. While the terms or availability of additional capital is always uncertain, should we need to obtain additional financing in the future, because of the liens on such assets, it may be even more difficult for us to do so. Lenders from whom, in the future, we may seek to obtain additional financing may be reluctant to loan us funds due to their inability to collateralize all of our assets. Alternatively, if we are able to raise additional financing in the future, the terms of any such financing may be onerous to us. This potential inability to obtain borrowings or our obtaining borrowings on unfavorable terms could negatively impact our operations and impair our ability to maintain sufficient working capital.

The market value of the new notes may be exposed to substantial volatility.

A number of factors, including factors specific to us and our business, financial condition and liquidity, the price of our common stock, economic and financial market conditions, interest rates, unavailability of capital and financing sources, volatility levels and other factors could lead to a decline in the value of the new notes and a lack of liquidity in the market for the new notes. Our outstanding convertible notes are thinly traded, and because the new notes similarly may be thinly traded, it may be difficult to sell or accurately value the new notes. In addition, as has recently been evident in the current turmoil in the global financial markets, the present economic slowdown and the uncertainty over its breadth, depth and duration, the entire convertible note market can experience sudden and sharp price swings and changes in liquidity, which can be exacerbated by large or sustained sales by major investors in the convertible notes, a default by a high-profile issuer, regulatory changes, or simply a change in the market’s psychology regarding convertible notes. Moreover, if one or more of the rating agencies rates the new notes and assigns a rating that is below the expectations of investors, or lowers its or their rating(s) of the new notes, the price of the new notes would likely decline.

Declines in the market price of our common stock may depress the trading price of the new notes.

The market price of our common stock has experienced, and may continue to experience, significant volatility. From January 1, 2006 through November 19, 2008, the trading price of our common stock on the NASDAQ Global Select Market has ranged from a low of $1.00 per share to a high of $43.05 per share. Because the new notes are convertible into shares of our common stock, declines in the price of our common stock may depress the trading price of the new notes. The risk of depressed prices of our common stock also applies to holders who receive shares of common stock upon conversion of their new notes.

Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock, including, among other things:

➢	our operating and financial performance and prospects,

➢	our ability to repay our debt,

➢	quarterly variations in operating results,

➢	investor perceptions of us and the industry and markets in which we operate,

➢	changes in earnings estimates or buy/sell recommendations by analysts, and

➢	general financial, domestic, international, economic and other market conditions.

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In addition, the stock market in recent months has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common stock, regardless of our operating performance. In addition, sales of substantial amounts of our common stock in the public market, or the perception that those sales may occur, could cause the market price of our common stock to decline. Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management.

These factors, among others, could significantly depress the trading price of the new notes and the price of our common stock issued upon conversion of the new notes.

The conversion rate of the new notes may not be adjusted for certain dilutive events that may occur.

As described more fully herein, we will adjust the conversion rate of the new notes for certain events, including, among others:

➢	the issuance of stock dividends on our common stock,

➢	the issuance of certain rights or warrants,

➢	certain subdivisions and combinations of our capital stock,

➢	the distribution of capital stock, indebtedness, cash or other assets, and

➢	certain tender or exchange offers.

We will not adjust the conversion rate for other events, such as an issuance of common stock for cash or in connection with an acquisition, that may adversely affect the trading price of the new notes or our common stock. If we engage in any of these types of transactions, the value of the common stock into which your new notes may be convertible may be diluted. An event that adversely affects the value of the new notes, but does not result in an adjustment to the conversion rate, may occur.

We may not be able to provide you with all of the shares of our common stock that you would otherwise be entitled to receive upon a conversion of the new notes because the indenture governing the new notes contains a cap on the shares we may issue to any holder.

The indenture provides that a holder of notes will not be entitled to receive shares of our common stock upon conversion of notes to the extent (and only to the extent) that such conversion would cause such converting holder (including its affiliates) to become, directly or indirectly, a “beneficial owner” (as defined in our stockholder rights plan described under “Description of capital stock—Description of stockholder rights plan” and within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 19.99% of the shares of our common stock outstanding at such time. We refer to this limitation as the “issuance cap.” Any purported delivery of shares of common stock upon conversion of notes shall be void and have no effect to the extent that such delivery would result in violation of the issuance cap. If any delivery of shares of our common stock owed to a holder upon conversion of notes is not made, in whole or in part, as a result of the issuance cap, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after any such converting holder gives notice to us that such delivery would not result in it being the beneficial owner of more than 19.99% of the shares of our common stock outstanding at such time. The foregoing will not apply to the extent we deliver cash in lieu of shares that otherwise would be deliverable upon such conversion in the absence of the issuance cap upon conversion in connection with a make-whole fundamental change, a provisional redemption or an optional redemption by us, in which case we are required to make a cash payment in lieu of certain of

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the shares we are unable to deliver because of the conversion cap. We may not have sufficient liquidity at the time to be able to pay you this amount in cash.

We may not be able to provide you with all of the shares of our common stock that you would otherwise be entitled to receive upon a conversion of the new notes in connection with a make-whole fundamental change.

We do not have a sufficient number of shares of our common stock currently authorized and available for issuance to enable us to increase the conversion rate, and certain continued listing standards of the NASDAQ Global Select Market potentially limit our ability to increase the conversion rate, to the maximum extent as may be necessary to permit conversion of all of the new notes in connection with a make-whole fundamental change. We are obligated to obtain stockholder approval to increase the number shares of our common stock authorized and reserved for issuance upon conversion at our next annual meeting of stockholders or, alternatively, at a special meeting of stockholders, but in no event later than June 30, 2009. We cannot assure you that we will be successful in obtaining such approval. Although we are required, upon conversion in connection with a make-whole fundamental change, to make a cash payment in lieu of the shares we are unable to deliver because we could not increase the conversion rate to the maximum amount required, we may not have sufficient liquidity at the time to be able to pay you this amount in cash.

In addition, in December 2005, our Board of Directors adopted a stockholder rights plan to protect against certain types of takeover practices that could deprive our stockholders of the fair value of their shares of common stock. Our plan provides that, in the event any person or entity acquires beneficial ownership, as determined in the plan, of 15% or more of our outstanding common stock, stockholders will be entitled to purchase shares of our common stock or preferred stock having an aggregate market price equal to twice the market value of the exercise price per right.

Prior to expiration of the exchange offer, we intend to increase the beneficial ownership limitation in the stockholder rights plan from 15% or more of our outstanding common stock to 20% or more of our outstanding common stock, including the shares of our common stock underlying any of our convertible securities, now owned or hereinafter acquired, solely with respect to holders of our outstanding notes who participate in this exchange offer.

The increase in the conversion rate or cash payment in lieu thereof applicable to new notes that holders convert in connection with a make-whole fundamental change may not adequately compensate holders for the lost option time value of the new notes as a result of that fundamental change.

If a make-whole fundamental change occurs, we will under certain circumstances increase the conversion rate applicable or otherwise make a cash payment to holders who convert their new notes within a specified time frame. The amount of the increase in the conversion rate depends on the date when the fundamental change becomes effective and the applicable price described in this prospectus and offer to exchange.

Although the increase in the conversion rate or payment in cash is designed to compensate you for the lost option time value of your new notes as a result of the make-whole fundamental change, the increase in the conversion rate or payment in cash is only an approximation of the lost value and may not adequately compensate you for the loss. In addition, you will not be entitled to an increased conversion rate or payment in cash if:

➢	you surrender a new note for conversion in connection with a make-whole fundamental change we have announced, but the make-whole fundamental change is not consummated, or

➢	the applicable price is greater than $16.00 per share or less than $2.05 per share (in each case, subject to adjustment).

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Furthermore, a holder may not receive the additional consideration payable until the third business day after the effective date of the make-whole fundamental change, or even later, which could be a significant period of time after the date the holder has tendered its new notes for conversion.

Our obligation to increase the conversion rate or otherwise make a cash payment as described above also could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.

We may not have the ability to pay interest on the new notes, purchase the new notes upon a fundamental change or otherwise when required to repay principal on the notes or to pay any cash payment due upon conversion.

The new notes bear interest semi-annually at a rate of 8.00% per annum. If a fundamental change occurs, holders of the new notes may require us to repurchase, for cash, all or a portion of their notes. In addition, holders of the new notes may require us to repurchase their new notes on August 15, 2012. We may not have sufficient funds to pay the interest on the notes, or any required repayments of principal or any repurchase amounts or cash payments due upon conversion in any case when due. Our credit facility places significant limits on our ability to repay other indebtedness. For a description of our credit facility and existing indebtedness and that of our subsidiaries, see “Description of other indebtedness.” In addition, the terms of any borrowing agreements which we may enter into from time to time may require early repayment of borrowings under circumstances similar to those constituting a fundamental change or otherwise restrict payments in respect of the new notes. These agreements may also make our repurchase of new notes, or the cash payment due upon conversion of the new notes, an event of default under the agreements. If we fail to pay interest on the new notes, repurchase the new notes or repay principal when required or pay any cash payment due upon conversion when required, we will be in default under the indenture governing the new notes.

We are subject only to limited covenants in the indenture for the new notes, and these limited covenants may not protect your investment.

The indenture for the new notes does not:

➢	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations,

➢	restrict our subsidiaries’ ability to issue securities that would be senior to the common stock of our subsidiaries held by us,

➢	restrict our ability to repurchase our securities, or

➢	restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the new notes.

Furthermore, the indenture for the notes contains only limited protections relating to the incurrence of additional indebtedness or in the event of a change in control or fundamental change. We could engage in many types of transactions, such as incurring additional indebtedness or engaging in acquisitions, refinancings or recapitalizations, which could substantially affect our capital structure and the value of the new notes and our common stock but which would not be limited by the debt incurrence limitations in the indenture or which would not constitute a “fundamental change” that permits holders to require us to repurchase their new notes. For these reasons, you should not consider the covenants in the indenture or the repurchase feature of the new notes as a significant factor in evaluating whether to invest in the new notes.

Risk factors

If an active and liquid trading market for the new notes does not develop, the market price of the new notes may decline and you may be unable to sell your new notes.

The new notes are a new issue of securities for which there is currently no public market. We do not intend to list the new notes on any national securities exchange. An active trading market may not develop for the new notes. Even if a trading market for the new notes develops, the market may not be liquid. If an active trading market does not develop, you may be unable to resell your new notes or may only be able to sell them at a substantial discount.

Future issuances of common stock and hedging activities may depress the trading price of our common stock and the new notes.

Any issuance of equity securities by us after this offering, including the issuance of shares upon conversion of the new notes, could dilute the interests of our existing stockholders, including holders who have received shares upon conversion of their notes, and could substantially decrease the trading price of our common stock and the new notes. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, for acquisitions, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding warrants or options, in order to satisfy obligations under old notes that remain outstanding, or for other reasons. As of September 30, 2008, we had:

➢	730,863 shares of our common stock issuable upon exercise of outstanding options, at a weighted average exercise price of $30.96 per share, of which options to purchase 575,575 shares were exercisable,

➢	415,949 shares of our common stock issuable upon the vesting of restricted stock units, at a weighted average fair market value of $25.44 per share,

➢	837,023 shares of our common stock available for future grant under our 2008 Incentive Compensation Plan,

➢	210,831 shares of our common stock available for future grant under our 2004 Employee Stock Purchase Plan, as amended, and

➢	up to 3,100,000 shares of our common stock issuable upon conversion of the outstanding notes.

In addition, the price of our common stock could also be affected by possible sales of our common stock by investors who view our convertible notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This hedging or arbitrage could, in turn, affect the trading price of the new notes and any common stock that holders receive upon conversion of the new notes.

Provisions in the indenture for the new notes, our charter documents and Delaware law could discourage an acquisition of us by a third party, even if the acquisition would be favorable to you.

If a “fundamental change” (as defined in the indenture for the new notes) occurs, holders of the new notes will have the right, at their option, to require us to repurchase all or a portion of their notes. In the event of a “make-whole fundamental change”, we also may be required to increase the conversion rate applicable to the new notes or otherwise make a cash payment on the new notes surrendered for conversion in connection with such make-whole fundamental change. In addition, the indenture for the new notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the notes. These and other provisions, including the provisions of our charter documents and Delaware law described under “Description of capital stock” could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you. In addition, in December 2005, our Board of Directors adopted a stockholder rights plan to

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protect against certain types of takeover practices that could deprive our stockholders of the fair value of their shares of common stock. Our plan provides that, in the event any person or entity acquires beneficial ownership, as defined in the plan, of 15% or more of our outstanding common stock, stockholders will be entitled to purchase shares of our common stock or preferred stock having an aggregate market price equal to twice the market value of the exercise price per right.

Under our stockholder rights plan, and subject to specified exceptions contained in the plan, a person is deemed the beneficial owner of any securities:

➢	which such person or any of such person’s affiliates or associates, directly or indirectly, has the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, other rights, warrants or options, or otherwise,

➢	which such person or any of such person’s affiliates or associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), or

➢	which are beneficially owned, directly or indirectly, by any other person (or any affiliate or associate thereof) with which such person (or any of such person’s affiliates or associates) has any agreement, arrangement or understanding, for the purpose of acquiring, holding, voting or disposing of any of our voting securities.

Holders of the new notes therefore may come within the meaning of “beneficial owner” of our common stock under our stockholder rights plan. Any holder of new notes, or common stock upon conversion of its new notes, could trigger the rights under the stockholder rights plan if such holder were to be deemed a beneficial owner of 15% or more of our outstanding common stock, as determined in accordance with the plan.

Prior to expiration of the exchange offer, we intend to increase the beneficial ownership limitation in the stockholder rights plan from 15% or more of our outstanding common stock to 20% or more of our outstanding common stock, including the shares of our common stock underlying any of our convertible securities, now owned or hereinafter acquired, solely with respect to holders of our outstanding notes who participate in this exchange offer. However, even if we increase the beneficial ownership limitation, holders of the new notes will remain subject to the issuance cap described herein.

An adverse rating of the new notes may cause their trading price to fall.

We do not intend to seek a rating of the new notes. However, if a rating agency rates the new notes, it may assign a rating that is lower than investors’ expectations. Ratings agencies also may lower ratings on the new notes in the future. If rating agencies assign a lower-than-expected rating to the notes or to our credit ratings in general or reduce, or indicate that they may reduce, their ratings in the future, the trading price of the new notes could significantly decline, the liquidity of any market for the notes could be adversely impacted, our cost of financing could increase and our access to the capital markets could be limited. A rating is based upon information furnished by us or obtained by the rating agency from its own sources and is subject to revision, suspension or withdrawal by the rating agency at any time. Rating agencies may review the ratings assigned to the new notes due to developments that are beyond our control. For example, on October 31, 2008, Moody’s Investors Service announced that it is considering downgrading our debt rating. We currently have a “B3” corporate family rating from Moody’s Investors Service. We cannot assure you that the ratings on the new notes or on our other debt securities will not be downgraded in the near future.

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You may have to pay US taxes if we adjust the conversion rate in certain circumstances, even if you do not receive any cash.

We will adjust the conversion rate of the new notes for stock splits and combinations, stock dividends, cash dividends and certain other events that affect our capital structure. If we adjust the conversion rate, you may be treated as having received a constructive distribution from us, resulting in taxable income to you for US federal income tax purposes, even though you would not receive any cash in connection with the conversion rate adjustment and even though you might not exercise your conversion right.

It is expected that the new notes will be treated for US federal income tax purposes as having original issue discount.

We expect that the new notes will be treated for US federal income tax purposes as having been issued at a discount to their stated principal amount. The amount of such discount will depend upon the issue price of the new notes, as determined for relevant US federal income tax purposes, and could be substantial. As a result of the new notes being issued at a discount, holders will, subject to potential application of the acquisition premium rules, be required to include such discount in income over the life of the new notes on a constant yield basis. For purposes of those inclusions, the maturity of the new notes would be treated as being August 15, 2012, with the result that all of such discount would be required to be included in income, in advance of the receipt of cash with respect to such discount, during the period from the date of the closing of the exchange offer and August 15, 2012. A holder that has a tax basis in the new notes in excess of the issue price of the new notes may be permitted to offset original issue discount on the new notes based on the rules relating to acquisition premium. For a more detailed discussion, see “Material US federal income tax consequences.”

As a holder of new notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold new notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock. You will have the rights with respect to our common stock only when we deliver shares of common stock to you upon conversion of your notes. For example, in the event that an amendment is proposed to our Articles of Incorporation or code of regulations requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed to have received common stock upon conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Recent actions taken by the SEC to address abusive short selling may not effectively prevent security holders from engaging in short sales, which could further contribute to downward pressure on the trading price of our common stock. At the same time, these actions may also make it more difficult and/or expensive to hedge positions in convertible securities.

The SEC recently adopted various rules and rule amendments to address potentially manipulative short selling activities, including adopting new anti-fraud rule, Rule 10b-21 under the Exchange Act to address naked short selling, amending Rule 203 of Regulation SHO to eliminate an exception for certain options market makers, and adopting new Rule 204T of Regulation SHO, which generally mandates that a sales transaction for common stock be closed out on the fourth day following the trade’s date. In particular, Rule 10b-21 specifically provides that it is a manipulative or deceptive device or contrivance for any seller of equity securities of a public company to deceive its brokers about its intention or ability to deliver the relevant securities in time for settlement and to fail to deliver shares by

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the close of business on the trade’s settlement date. As a result of the SEC’s focus on closing out failures to deliver securities in connection with sales transactions, a holder of new notes may find it more difficult and/or expensive to hedge its investment. However, the full effects of the recent SEC actions, if any, are not clear, including whether such actions will deter short selling and the effect these rule changes will have on the market for convertible securities generally and on the market for the new notes.

All obligations under our credit facility are secured by senior liens on the collateral that is proposed, after the collateral effective date, to secure the new notes. As a result, the new notes will be effectively junior to all such obligations, to the extent of the value of such collateral both before and after the collateral effective date. Additionally, the collateral proposed to secure the new notes creates only a non-recourse claim against certain assets of the subsidiary grantors with no recourse to any other assets of the grantors.

All obligations under our credit facility are secured by senior liens on collateral, a portion of which is proposed, after the collateral effective date, to also secure the new notes by junior liens. We are also seeking a replacement credit facility that we expect will be secured by senior liens on the collateral proposed to secure the new notes, plus additional collateral from us and certain of our subsidiaries. The new notes will be effectively junior to all of the obligations under the credit facility to the extent of the value of such collateral and any other collateral that secures the credit facility, but does not secure the new notes. The effect of this subordination is that, upon a payment default, obligation acceleration or, in the event of our or subsidiary grantors’ bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding, the proceeds from the sale of the assets that secure the new notes, will be available to pay obligations on the new notes only after all senior priority obligations under the credit facility and any other indebtedness permitted to be secured by the collateral on a first-priority basis have been paid in full.

Additionally, the security granted by the subsidiary grantors will be given on a non-recourse basis, with no recourse to any other assets or properties of such grantors other than the assets covered thereby. As a result, other than the value of claims against the assets pledged by the subsidiary grantors, the new notes will be effectively junior, or structurally subordinated, to all obligations of such subsidiary grantors, including the guarantees by such grantors of our credit facility as well as the claims of trade creditors and other indebtedness incurred from time to time by the subsidiary grantors.

After the collateral effective date, the new notes will be secured only to the extent of the value of the assets that have been granted as security for the new notes, and in the event that the security is enforced against the collateral, the holders of the new notes will receive proceeds from the collateral only after the lenders under our credit facility and certain holders of additional secured debt.

Substantially all the assets owned by us and the subsidiary grantors and our other domestic subsidiaries on the date of the indenture or those assets thereafter acquired, including all proceeds therefrom, will be subject to first-priority liens in favor of the lenders under our credit facility. After the collateral effective date, the holders of the new notes will have second-priority liens on the equipment and accounts receivable of the subsidiary grantors. The value of the collateral securing the second-priority liens is not intended to fully collateralize the new notes. Because obligations under our credit facility are secured on a first-priority basis, our failure to comply with the terms of that agreement would entitle those lenders to declare all funds borrowed under it to be immediately due and payable. If we were unable to service the indebtedness under the credit facility, the lenders could foreclose on (among other things) the assets that serve as collateral for the new notes. As a result, upon any distribution to our creditors, liquidation, reorganization or similar proceedings, or following acceleration of any of our indebtedness or an event of default under our indebtedness and enforcement of the collateral, the lenders under our

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credit facility will be entitled to be repaid in full from the proceeds of all the pledged assets owned by the grantors on the date of the indenture or thereafter acquired securing the indebtedness to them before any payment is made to you from the proceeds of that collateral.

In addition, the collateral securing the new notes will be subject to liens permitted under the terms of the indenture governing the new notes and the intercreditor agreement, whether arising on or after the date the new notes are issued. The existence of any permitted liens could adversely affect the value of the collateral securing the new notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

Furthermore, all of the collateral has not been appraised in connection with this offering of new notes. As of September 30, 2008, the aggregate book value of the accounts receivable constituting collateral was approximately $68.95 million, and as of September 30, 2008, the aggregate value of the equipment constituting collateral was approximately $14.16 million. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the collateral at such time and the timing and the manner of the sale. In the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the new notes and all other senior priority obligations, interest may cease to accrue on the new notes from and after the date the bankruptcy petition is filed. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds, if any, from any sale or liquidation of the collateral after satisfying such senior creditors will be sufficient to pay any or all of our obligations under the new notes.

We do not expect that the value of the collateral securing the new notes would, after the retirement of any obligations under the credit facility and any other priority creditors with respect to the collateral, be sufficient to fully retire all of the new notes. Additionally, the collateral for the credit facility includes various assets from the subsidiary grantors which will not secure the new notes as well as various assets from various other of our subsidiaries. The lenders under the credit facility will therefore have security interests in significant assets that do not secure the new notes. However, the intercreditor agreement will contain a waiver by the collateral agent of any claim that the credit facility be required to marshall any assets to maximize the value to be realized by the new note holders from the collateral for the new notes.

Only certain limited categories of our assets will secure the new notes. See “Description of new notes—Security.”

In the future, the obligation to grant additional security over assets, or a particular type or class of assets, whether as a result of the acquisition or creation of future assets or subsidiaries or otherwise, will be subject to the provisions of the intercreditor agreement. The intercreditor agreement proposed by us sets out a number of limitations on the rights of the holders of the new notes to require security in certain circumstances, which may result in, among other things, the amount recoverable under any security provided being limited and/or security not being granted over a particular type or class of assets. Accordingly, this may affect the value of the security provided by us.

In addition and under various circumstances, all or a portion of the collateral may be released automatically, including a sale, transfer or other disposition of such collateral in a transaction not prohibited under the indenture.

To the extent that the claims of the holders of the new notes exceed the value of the assets securing those new notes and other liabilities secured by such assets (or, prior to the collateralization of the new notes, to the extent of all claims of the holders of the new notes), those claims will rank equally with the claims of the holders of our outstanding notes and any other indebtedness ranking pari passu with those outstanding notes. As a result, since the value of the assets pledged as security for the new notes is likely less than the value of the claims of the holders of the new notes, those claims may not be satisfied

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in full before the claims of our unsecured creditors are paid. Additionally, since the new notes will be non-recourse to the subsidiary grantors, except to the extent of the value (if any) of the collateral remaining after the satisfaction of all first priority claims secured by your collateral, you will not be entitled to share in distributions resulting from the assets of the subsidiary grantors or to assert any other claims against such subsidiary grantors (or their bankruptcy estates). Furthermore, upon enforcement against any collateral or in insolvency, under the terms of the intercreditor agreement proposed by us the claims of the holders of the new notes to the proceeds of such enforcement on your collateral will rank behind the claims of the holders of obligations under our credit facility, which are first-priority obligations, and holders of additional secured indebtedness (to the extent permitted to have priority by the indenture).

In addition, the security interest of the collateral agent will be subject to practical problems generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

The new notes holders’ rights to the collateral will be governed, and materially limited, by the intercreditor agreement.

The new notes holders’ rights to the collateral will be governed, and materially limited, by an intercreditor agreement. The holders of indebtedness under our credit facility, which are secured on a senior priority basis, will control substantially all matters related to the collateral securing such indebtedness and the new notes pursuant to the terms of an intercreditor agreement proposed by us. When we refer to the intercreditor agreement, we refer to the terms and conditions that we would propose in such an agreement. However, there is no assurance that we will be able to enter into an intercreditor agreement on those terms, and it is possible that we will enter into an intercreditor agreement with terms less favorable for the holders of the new notes than the terms described herein. Except as expressly and specifically stated otherwise, the indenture does not prohibit us or the collateral agent or trustee for the new notes from entering into an intercreditor agreement with such less favorable terms. Under the intercreditor agreement, at any time that the indebtedness secured on a first-priority basis remains outstanding, any actions that may be taken in respect of the collateral—including the ability to commence enforcement proceedings against the collateral and to control the conduct of such proceedings, the approval of amendments to and releases of collateral from the lien, and waivers of past defaults under the collateral documents—will be at the direction of the holders of such indebtedness. The trustee on behalf of the new notes holders, with limited exceptions, will not have the ability to control or direct such actions, even if the rights of the new notes holders are adversely affected. Furthermore, the trustee and the holders of the new notes waive, to the fullest extent permitted by law, any right to assert or request the benefit of any marshalling or similar rights that may otherwise be available to them, as well as additional rights that they would have been entitled to both as secured creditors and as unsecured creditors were the new notes not secured. With limited expectations, releases of the senior liens on any collateral that also secures the new notes will automatically release the junior liens securing the new notes on such collateral. See “Description of new notes—Security—Release of Liens.”

Because the lenders under the credit facility will control the disposition of the collateral securing the credit facility and the new notes, if there were an event of default under the new notes, the lenders could decide not to proceed against the collateral, regardless of whether or not there is a default under the credit facility. In such event, the only remedy available to the holders of the new notes would be to sue for payment on the new notes. By virtue of the direction of the administration of the pledges and

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security interests and the release of collateral, actions could be taken under the collateral documents that may be adverse to you.

The intercreditor agreement further provides that (i) in certain circumstances the obligations under our credit facility may be required to be prepaid or repaid with proceeds of dispositions of collateral prior to repayment of the new notes and (ii) the trustee and the holders of the new notes may not accept payments from such dispositions until applied to repayment of the senior obligations as so required. If the trustee and the holders of the new notes receive payments from the collateral or from proceeds of the disposition thereof in contravention of the intercreditor agreement, they will be required to hold such payments in trust and turn such payments over for application to the obligations under our credit facility.

Additionally, the intercreditor agreement imposes material restrictions on the rights of the holders of the new notes and the trustee in any insolvency or liquidation proceeding involving us or any our subsidiary grantors. Such restrictions include waivers of the right to, or agreements not to, contest, oppose, or withhold consent from certain actions, requests, and motions by the secured parties under the credit facility.

The intercreditor agreement of the holders of indebtedness under our credit facility are assignable to certain future holders of indebtedness (including in connection with a refinancing or replacement of our credit facility) permitted to be incurred and secured by senior priority liens on all or part of the collateral.

When we refer to the intercreditor agreement, we refer to the terms and conditions that we would propose in such an agreement. However, there is no assurance that we will be able to enter into an intercreditor agreement on those terms, and it is possible that we will enter into an intercreditor agreement with terms less favorable for the holders of the new notes than the terms described herein. Except as expressly and specifically stated otherwise, the indenture does not prohibit us or the collateral agent or trustee for the new notes from entering into an intercreditor agreement with such less favorable terms.

Holders of new notes do not control decisions regarding income from the collateral.

Prior to an event of default under the indenture or under our credit facility, we will remain in possession of, retain exclusive control over, and collect, invest and dispose of any income from the collateral securing the new notes. Also, to the extent that we sell or otherwise obtain proceeds from any assets that constitute collateral, such proceeds will be subject to the lien securing the new notes only to the extent such proceeds would otherwise constitute “collateral” securing the new notes under the terms of the security documents. To the extent the proceeds from any such sale of or other realization on collateral do not so constitute “collateral”, the pool of assets securing the new notes would be reduced and the new notes would not be secured by such proceeds.

Your rights in the collateral may be adversely affected by the failure to create, attach or perfect security interests in collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly created, attached to collateral and perfected, and its priority retained, through certain actions undertaken by the secured party. The liens on or against the collateral securing the new notes may not be properly created or attached upon the collateral effective date or thereafter, or perfected with respect to the claims of the new notes, if the collateral agent is not able to take the actions necessary to create, attach or perfect any of these liens in a timely manner. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, can only be perfected at the time such property and rights are acquired and identified. We and the grantors have limited obligations to create, attach and perfect the security interest of the holders of the new notes in

Risk factors

specified collateral. We cannot assure you that the trustee or the collateral agent for the new notes will monitor, or that we will inform such trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly create, attach and perfect the security interest in such after-acquired collateral. The collateral agent for the new notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the creation, attachment or perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the new notes against third parties.

In the event of our bankruptcy, the ability of the holders of the new notes to realize upon the collateral will be subject to certain bankruptcy law limitations and limitations under the intercreditor agreement.

The ability of holders of the new notes to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under federal bankruptcy law, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval, which may not be given. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to use and expend collateral, including cash collateral, and to provide liens senior to the liens of the collateral agent for the new notes, to secure indebtedness incurred after the commencement of a bankruptcy case, provided that the secured creditor either consents or is given “adequate protection.” “Adequate protection” could include cash payments or the granting of additional security, if and at such times as the presiding court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition of the collateral during the pendency of the bankruptcy case, the use of collateral (including cash collateral) and the incurrence of such senior indebtedness. However, pursuant to the terms of the intercreditor agreement, the holders of the new notes will agree not to seek or accept “adequate protection” consisting of cash payments and will not object to the incurrence of additional indebtedness secured by liens senior to those of the collateral agent for the new notes in an aggregate principal amount, together with the aggregate principal amount of first-priority lien obligations, of up to $45 million. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a US bankruptcy court, we cannot predict whether or when the collateral agent under the indenture for the new notes could foreclose upon or sell the collateral, and as a result of the limitations under the intercreditor agreement, the holders of the new notes will not be compensated for any delay in payment or loss of value of the collateral through the provision of “adequate protection,” except to the extent of any grant of additional liens that are junior to the first-priority obligations.

In addition to the waiver with respect to adequate protection set forth above, under the terms of the intercreditor agreement, the holders of the new notes will also waive certain other important rights that secured creditors may be entitled to in a bankruptcy proceeding, as described in “Description of new notes—Security—Intercreditor agreement.” These waivers could adversely impact the ability of the holders to recover amounts owed to them in a bankruptcy proceeding.

The collateral securing the new notes may be diluted under certain circumstances.

The collateral that secures the new notes also secures obligations under the credit facility. In addition, the collateral securing the new notes will secure obligations under hedging arrangements. This collateral is also expected to secure additional senior indebtedness that the Company or certain of its subsidiaries incurs in the future, subject to restrictions on their ability to incur debt and liens under the credit facility and the indenture governing the new notes. Your rights to the collateral would be diluted by any increase in the indebtedness secured by this collateral.

Risk factors

The grant of collateral might be avoidable by a trustee in bankruptcy.

The liens on the collateral will not be granted until some time after the issuances of the new notes. The liens are likely to be avoidable by the grantor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the grantor is insolvent at the time of the grant, the grant permits the holders of the new notes to receive a greater recovery than if the grant had not been given and a bankruptcy proceeding in respect of the grantor is commenced within 90 days following the grant or, in certain circumstances, a longer period. A portion of the collateral will constitute accounts receivable. As the accounts receivable are collected and new accounts receivable are generated, the granting of liens on the new accounts receivable will trigger a new 90 day “preference” period. It is possible, particularly during a time when our accounts receivable are turning over quickly, that liens on a substantial portion of the collateral at any time may have been granted during the preceding 90 day period.

Corporate benefit and bankruptcy laws and other limitations on the security may adversely affect the validity and enforceability of the security granted by the grantors.

The security granted by the subsidiary grantors provides the collateral agent, on behalf of the holders of the new notes, with a direct claim against the assets of the grantors that are subject to such security. The amount recoverable under the security documents, however, will be limited to the maximum amount that can be secured by a particular grantor without rendering the security, as it relates to that grantor, voidable or otherwise ineffective under applicable law. In addition, enforcement of any of the security against any grantor will be subject to certain defenses available to grantors and security providers generally, including those that relate to fraudulent conveyance or transfer, voidable preference, corporate purpose or benefit, preservation of share capital, thin capitalization and regulations or defenses affecting the rights of creditors generally. If such laws and defenses are applicable a grantor may have no liability or decreased liability under the security documents to which it is a party.

Federal and state laws allow courts, under specific circumstances, to void grants of security and to require you to return payments received from grantors.

Under US federal bankruptcy law or comparable provisions of state fraudulent transfer laws, future creditors of any grantor could void the grant of security by the grantors or subordinate such liens to all of their other debts and liabilities if they were successful in establishing that:

➢	the grant of security was incurred with fraudulent intent; or

➢	the grantor did not receive fair consideration or reasonably equivalent value for issuing its grant of security and

-	was insolvent at the time of the grant;

-	was rendered insolvent by reason of the grant;

-	was engaged in a business or transaction for which its assets constituted unreasonably small capital to carry on its business; or

-	intended to incur, or believed that it would incur, debt beyond its ability to pay such debt as it matured.

The measures of insolvency for purposes of determining whether a fraudulent conveyance occurred vary depending upon the laws of the relevant jurisdiction and upon the valuation assumptions and methodology applied by the court. Generally, however, a company would be considered insolvent for purposes of the foregoing if:

➢	the sum of the company’s debts, including contingent, unliquidated and unmatured liabilities, is greater than all of such company’s property at a fair valuation, or

Risk factors

➢	the present fair saleable value of the company’s assets is less than the amount that will be required to pay the probable liability on its existing debts as they become absolute and matured.

We cannot assure you as to what standard a court would apply in order to determine whether a grantor was “insolvent” as of the date its grant was made or given, and we cannot assure you that, regardless of the method of valuation, a court would not determine that any grantors were insolvent on that date. The subsidiary grants of security could be subject to the claim that, since the grants of security were incurred for the benefit of us (the parent of the grantors), and only indirectly for the benefit of the grantors, the obligations of the grantors thereunder were incurred for less than reasonably equivalent value or fair consideration.

The value of the collateral may not be sufficient to secure the full amount of your claims or entitle you to post-petition interest.

In any bankruptcy proceeding with respect to us or any of the grantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect to the new notes on the bankruptcy filing date was, after allowing for the satisfaction of the claims of senior creditors with respect thereto, less than the then-current principal amount of the new notes. Upon a finding by the bankruptcy court that the new notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the new notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the new notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the new notes to receive other “adequate protection” under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the new notes.

No fair market value appraisal of the collateral was prepared in connection with the credit facility or this exchange offer and we therefore cannot assure you that the new notes holders’ interest value in the collateral equals or exceeds the principal amounts of the new notes, and we believe it is likely that such value of the collateral is less than the principal amounts of the new notes.

The collateral is subject to casualty risks.

We are obligated under the credit facility to at all times cause to and maintain that all the pledged assets be properly insured against loss or damage by hazards to the extent that such properties are usually insured by corporations operating properties of a similar nature in the same or similar localities. There are, however, some losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure holders of notes that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the pledged assets, we cannot assure holders of the new notes that the proceeds we receive in respect thereof will be sufficient to satisfy all the secured obligations, including the new notes after the collateral effective date.

RISKS RELATED TO OUR COMMON STOCK

We may issue a substantial amount of our common stock which could cause dilution to current investors, put pressure on earnings per share and otherwise adversely affect our stock price.

An element of our growth strategy is to make acquisitions. As part of our acquisition strategy, we may issue additional shares of common stock as consideration for such acquisitions. These issuances could be significant. To the extent that we make acquisitions and issue shares of common stock as consideration, the equity interest of current stockholders will be diluted. Any such issuance will also

Risk factors

increase the number of outstanding shares of common stock that will be eligible for resale. Persons receiving shares of our common stock in connection with these acquisitions may be likely to sell their common stock rather than hold their shares for investment, which may impact the price of our common stock. In addition, the potential issuance of additional shares in connection with anticipated acquisitions could lessen demand for our common stock and result in a lower price than might otherwise be obtained. We also plan to continue to issue common stock and other equity securities for compensation purposes, in connection with strategic transactions and for other purposes.

Our stock price can be very volatile, and stockholders’ investments could suffer a decline in value.

The trading price of our common stock has been, and is likely to continue to be, very volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including without limitation:

➢	operating performance of our competitors,

➢	changes in financial estimates by securities analysts,

➢	media articles,

➢	loss of a major client or contract,

➢	new service offerings introduced or announced by our competitors,

➢	changes in market valuations of other similar companies,

➢	actual or anticipated variations in quarterly operating results, including changes in our guidance as to forecasted earnings and our failure to meet earnings guidance published by us,

➢	announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments,

➢	current market conditions,

➢	the need of investors to potentially sell our stock or convertible notes to meet their own liquidity needs,

➢	additions or departures of key personnel, and

➢	sales of our common stock, including short sales.

As a result, investors could lose all or part of their investment. In addition, the stock market in general has recently experienced significant price and volume fluctuations. If any of these risks occur, it could cause our stock price to fall and may expose us to class action lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

Failure to satisfy NASDAQ Stock Market maintenance criteria could negatively impact the liquidity and market price of our common stock.

Our common stock began trading on the NASDAQ Global Select Market in June 2001. There are several requirements for continued listing on the NASDAQ Stock Market, or NASDAQ, including, but not limited to, a minimum stock price of $1.00 per share and a prescribed minimum market capitalization. On October 16, 2008, NASDAQ suspended the enforcement of the rules requiring a minimum stock price of $1.00 per share and the prescribed minimum market capitalization for all NASDAQ listed companies through January 19, 2009.

Following the end of this suspension period, if our common stock price closes below $1.00 per share for 30 consecutive days, we may receive notification from NASDAQ that our common stock will be delisted from the NASDAQ unless the stock closes at or above $1.00 per share for at least 10 consecutive days during the 180-day period following such notification. In the future, our common

Risk factors

stock price or tangible net worth may fall below the NASDAQ listing requirements, or we may not comply with other listing requirements, with the result being that our common stock might be delisted. If our common stock is delisted from trading on the NASDAQ, our common stock may be eligible for quotation on the OTC Bulletin Board maintained by NASDAQ, another over— the— counter quotation system or on the pink sheets. Delisting from the NASDAQ could adversely affect the liquidity and price of our common stock and it could have a long-term impact on our ability to raise future capital through a sale of our common stock. In addition, it could make it more difficult for investors to obtain quotations or trade our stock. Delisting could also have other negative results, including the potential loss of confidence by employees and clients, the loss of institutional investor interest and fewer business development opportunities.

Our common stock may not continue to qualify for exemption from the “penny stock” restrictions, which may make it more difficult for you to sell your shares.

In the event of delisting from the NASDAQ, our common stock may be classified as a “penny stock” by the SEC and would become subject to rules adopted by the SEC regulating broker-dealer practices in connection with transactions in “penny stocks.” The SEC has adopted regulations which define a “penny stock” to be any equity security that has a market price of less than $5.00 per share, or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, these rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule relating to the penny stock market. Disclosure is also required to be made about current quotations for the securities and about commissions payable to both the broker-dealer and the registered representative. Finally, broker-dealers must send monthly statements to purchasers of penny stocks disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. These penny stock restrictions will not apply to our shares of common stock as long as: (1) they continue to be listed on the NASDAQ; (2) certain price and volume information is publicly available about our shares on a current and continuing basis; and (3) we meet certain minimum net tangible assets or average revenue criteria. Our common stock may not continue to qualify for an exemption from the penny stock restrictions. If our shares of common stock were subject to the rules on penny stocks, the liquidity of our common stock would be adversely affected and an investor may find it even more difficult to dispose of or obtain accurate quotations as to the market value of our common stock, although there can be no assurance that our common stock will be eligible for trading or quotation on any alternative exchanges or market.

Anti-takeover provisions in our charter documents and under Delaware law may make an acquisition of us, which may be beneficial to our stockholders, more difficult, which could depress our stock price.

We are incorporated in Delaware. Certain anti-takeover provisions of Delaware law and our charter documents currently may make a change in control of us more difficult, even if a change in control would be beneficial to stockholders. Our charter documents provide that the Board of Directors may issue, without a vote of stockholders, one or more series of preferred stock that has more than one vote per share. This could permit the Board to issue preferred stock to investors who support our management and give effective control of our business to management. Additionally, issuance of preferred stock could block an acquisition resulting in both a decrease in the price of our common stock and a decline in interest in the stock, which could make it more difficult for stockholders to sell their shares. This could cause the market price of our common stock to decrease significantly, even if our business is performing well. Our bylaws also limit who may call a special meeting of stockholders and establish advance notice requirements for nomination for election to the Board or for proposing matters that can be acted upon at stockholder meetings. Delaware law also prohibits corporations from engaging in a business combination with any holders of 15% or more of their capital stock until the holder has held the stock for three years unless, among other possibilities, the Board approves the

Risk factors

transaction. The Board may use these provisions to prevent changes in our management and control. Also, under applicable Delaware law, the Board may adopt additional anti-takeover measures in the future. In addition, provisions of certain contracts, such as employment agreements with executive officers, may have an anti-takeover effect.

In December 2005, the Board adopted a stockholder rights plan which has the effect of deterring hostile takeovers. This plan also makes it more difficult to replace or remove our current management team in the event our stockholders believe this would be in their best interest or ours.

Recent actions taken by the SEC in connection with the implementation of rules relating to “naked” short selling may not effectively prevent security holders from engaging in short sales, which could further contribute to downward pressure on the trading price of our common stock.

The SEC recently adopted various rules and rule amendments to address potentially manipulative short selling activities, including adopting new anti-fraud rule, Rule 10b-21 under the Exchange Act to address naked short selling, amending Rule 203 of Regulation SHO to eliminate an exception for certain options market makers, and adopting new Rule 204T of Regulation SHO, which generally mandates that sales transactions for common stock be closed out on the fourth day following the trade’s date. In particular, Rule 10b-21 implements new short selling rules to strengthen investor protections against “naked” short selling, where the seller does not actually borrow the stock and fails to deliver it in time for settlement. Rule 10b-21 applies to the equity securities of all public companies and became effective on October 17, 2008. Among other things, the new rule imposes penalties on short sellers, including broker-dealers, acting for their own accounts, who deceive specified persons about their intention or ability to deliver securities in time for settlement and that fail to deliver shares by the close of business on the settlement date. As a result, a holder of new notes may have limited ability to hedge their investment. However, the full effects of the recent SEC actions, if any, are not clear, including whether such actions will deter short selling.

The exchange offer

REASONS FOR THE EXCHANGE OFFER

We are conducting the exchange offer to exchange outstanding notes for new notes with certain different terms.

SECURITIES SUBJECT TO THE EXCHANGE OFFER

We are offering, upon the terms and subject to the conditions set forth in this prospectus and offer to exchange $800 principal amount of 8.00% Convertible Senior Notes Due 2014, and additional consideration of $250 in cash, for each $1,000 principal amount of validly tendered and accepted outstanding 2.25% Convertible Senior Notes Due 2024, CUSIP No. 784121AB1. We are offering to exchange any and all outstanding notes. However, the exchange offer is subject to the conditions described in this prospectus and offer to exchange.

DECIDING WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER

Neither we, nor our board of directors, our officers nor the dealer manager make any recommendation to the holders of outstanding notes as to whether or not to exchange all or any portion of your outstanding notes. In addition, we have not authorized anyone to make any such recommendation. You should make your own decision whether to exchange your outstanding notes and, if so, the amount of outstanding notes to exchange.

DISCUSSIONS WITH HOLDERS

Based on discussions with certain holders of the outstanding notes prior to commencement of the exchange offer regarding the proposed terms and conditions of the exchange offer, holders of approximately 57% of the outstanding aggregate principal amount of the outstanding notes have indicated their intention to tender their outstanding notes in accordance with the terms of the exchange offer.

TERMS OF THE EXCHANGE OFFER

Upon the terms and subject to the conditions set forth in this prospectus and offer to exchange, we will accept any and all outstanding notes validly tendered and not withdrawn prior to the expiration date, or another date and time to which we extend this offer. We will issue $800 principal amount of new notes and additional consideration of $250 in cash in exchange for each $1,000 principal amount of outstanding notes validly tendered and accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer, subject to a minimum exchange condition that requires at least 56.50% of the aggregate outstanding principal amount of the outstanding notes to be validly tendered and not withdrawn prior to the expiration of the exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000 in principal amount. We retain the ability, in our sole discretion, to accept or reject tendered outstanding notes.

Holders who tender outstanding notes in the exchange offer generally will not be required to pay brokerage commissions or fees with respect to the tender of outstanding notes in the exchange offer. Holders tendering outstanding notes will be responsible for all transfer taxes, if any, applicable to the transfer and exchange of outstanding notes to us in the exchange offer. We generally will pay all charges and expenses, other than some applicable taxes, applicable to the exchange offer. See “—Other fees and expenses.”

The exchange offer

The exchange offer is not being made to, and we will not accept tenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance of such offers would not be in compliance with the securities and blue sky laws of that jurisdiction.

As of September 30, 2008, there was $143.75 million in aggregate principal amount of outstanding notes outstanding. This prospectus and offer to exchange is being sent to all registered holders and to others believed to have beneficial interests in outstanding notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered outstanding notes when, as, and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the additional consideration from PharmaNet Development Group, Inc. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth under the heading “—Conditions to the exchange offer” or otherwise, outstanding notes will be returned, without expense, to the tendering holder of those outstanding notes as promptly as practicable after the expiration date, unless the exchange offer is extended, in our sole discretion.

PURCHASES OF OUTSTANDING NOTES

We reserve the right, in our absolute discretion, to purchase or make offers to purchase any outstanding notes that remain outstanding subsequent to the expiration date and, to the extent permitted by applicable law, purchase outstanding notes in the open market in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

SETTLEMENT OF EXCHANGE OFFER

Upon the terms and subject to the conditions of the exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable laws, we will exchange all outstanding notes validly tendered (and not validly withdrawn) and pay the additional cash consideration pursuant to the exchange offer on the settlement date. Any accrued and unpaid interest payable on the outstanding notes accepted for payment in the exchange offer to but excluding the settlement date will be paid in cash in immediately available (same-day) funds concurrently with the payment of the additional consideration for such outstanding notes. The settlement date is expected to occur on the third business day following the expiration date. Under no circumstances will any additional amounts be paid by us or the exchange agent by reason of any delay in making such payment.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

The expiration date will be 11.59 pm, New York City time, on December 18, 2008, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date will mean the latest date and time to which the exchange offer is extended.

We reserve the right, in our sole discretion:

➢	to delay accepting any outstanding notes and to extend the exchange offer or, if any of the conditions set forth under “—Conditions to the exchange offer” have not been satisfied, to terminate the exchange offer, by giving oral or written notice of the delay, extension or termination to the exchange agent,

➢	to waive (to the extent waivable by us) any of the terms or conditions of the exchange offer, and/or

➢	to amend the terms of the exchange offer in any manner.

The exchange offer

If we amend the exchange offer in a manner that we determine constitutes a material or significant change, we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment, if the exchange offer would have otherwise expired during such five to ten business day period. Any change in the consideration offered to holders of outstanding notes in the exchange offer will be paid to all holders whose outstanding notes have previously been tendered pursuant to the exchange offer. In addition, if we change (1) the percentage of outstanding notes we are offering to exchange or (2) the amount of the additional consideration, we will extend the exchange offer for a period of ten business days from the date that the revised exchange offer materials are disseminated to holders of the outstanding notes.

We will promptly give oral or written notice of any (1) extension, (2) amendment, (3) non-acceptance or (4) termination of the offers to the exchange agent and the holders of the outstanding notes. In the case of any extension, we will issue a press release or other public announcement no later than 9.00 am, New York City time, on the next business day after the previously scheduled expiration date. In the case of an amendment, we will issue a press release or other public announcement.

PROCEDURES FOR EXCHANGE

In order to exchange your outstanding notes and receive the new notes and the additional consideration, you must tender your outstanding notes together with a properly completed letter of transmittal and the other agreements and documents described in this prospectus and offer to exchange and the letter of transmittal. Outstanding notes may be tendered only in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Tender of outstanding notes held through a bank, broker or other nominee

If you are a beneficial owner of outstanding notes that are held of record by a custodian bank, depositary, broker, trust company or other nominee, and you wish to tender outstanding notes in the exchange offer, you should contact the record holder promptly and instruct the record holder to tender the outstanding notes on your behalf using one of the procedures described below.

Tender of outstanding notes through DTC

Pursuant to authority granted by DTC, if you are a DTC participant that has outstanding notes credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your outstanding notes as if you were the record holder. Because of this, references herein to registered or record holders include DTC participants with outstanding notes credited to their accounts. If you are not a DTC participant, you may tender your outstanding notes by book-entry transfer by contacting your broker or opening an account with a DTC participant.

Within two business days after the date of this prospectus and offer to exchange, the exchange agent will establish accounts with respect to the outstanding notes at DTC for purposes of the exchange offer. Subject to the establishment of the accounts, any DTC participant may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal (or a manually signed facsimile of the letter of transmittal) with any required signature guarantees, or an “agent’s message” in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent, in each case, prior to the expiration date. Delivery of tendered outstanding notes must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below.

The exchange offer

Any participant in DTC may tender outstanding notes by:

➢	effecting a book-entry transfer of the outstanding notes to be tendered in the exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through DTC’s Automated Tender Offer Program, or ATOP, procedures for transfer; if ATOP procedures are followed, DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a DTC participant tendering outstanding notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and makes each of the representations and warrants contained in the letter of transmittal and that PharmaNet Development Group, Inc. may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the expiration date of the exchange offer, or

➢	completing and signing the letter of transmittal according to the instructions and delivering it, together with any signature guarantees and other required documents, to the exchange agent at its address on the back cover page of this prospectus.

With respect to the first option above, the exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP.

In addition, in order for a tender of outstanding notes to be effective, the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the outstanding notes being tendered into the exchange agent’s account at DTC, along with the letter of transmittal or an agent’s message.

The letter of transmittal (or facsimile thereof), with any required signature guarantees and other required documents, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal, must be transmitted to and received by the exchange agent prior to the expiration date of the exchange offer at one of its addresses set forth on the back cover page of this prospectus. Delivery of such documents to DTC does not constitute delivery to the exchange agent.

Letter of transmittal

Subject to and effective upon the acceptance for exchange of outstanding notes tendered by a letter of transmittal, by executing and delivering a letter of transmittal (or agreeing to the terms of a letter of transmittal pursuant to an agent’s message), a tendering holder of outstanding notes:

➢	irrevocably sells, assigns and transfers to or upon the order of PharmaNet Development Group, Inc. all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of the outstanding notes tendered thereby,

➢	waives any and all rights with respect to the outstanding notes tendered thereby,

➢	releases and discharges us and the trustee with respect to the outstanding notes from any and all claims such holder may have, now or in the future, arising out of or related to the outstanding notes tendered thereby, including, without limitation, any claims that such holder is entitled to participate in any redemption of outstanding notes, but excluding any claims arising now or in the future under federal securities laws,

➢	represents and warrants that the outstanding notes tendered were owned as of the date of tender, and, will be owned as of the date of exchange, free and clear of all liens, restrictions, charges, claims, interests and encumbrances of any kind and are not subject to any adverse claim or right,

➢	designates an account number of a DTC participant in which new notes exchanged in the exchange offer are to be credited, and

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➢	irrevocably appoints the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered outstanding notes, with full powers of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the outstanding notes tendered to be assigned, transferred and exchanged in the exchange offer and, if applicable, to affect the settlement of the additional consideration and the subscription for new notes.

Proper execution and delivery of letter of transmittal

If you wish to participate in the exchange offer, delivery of your outstanding notes, signature guarantees and other required documents is your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, we recommend that you (1) use registered mail with return receipt requested, properly insured and (2) mail the required items sufficiently in advance of the expiration date with respect to the exchange offer to allow sufficient time to ensure timely delivery.

Except as otherwise provided below, all signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. Signatures on a letter of transmittal need not be guaranteed if:

➢	the letter of transmittal is signed by a participant in DTC whose name appears on a security position listing of DTC as the owner of the outstanding notes and the holder has not completed the portion entitled “Special Issuance Instructions” on the letter of transmittal, or

➢	the outstanding notes are exchanged for the account of an Eligible Guarantor Institution. See the instructions in the letter of transmittal.

If you are a DTC participant that has outstanding notes which are credited to your DTC account and which are held of record by DTC’s nominee, you may directly tender your outstanding notes by book-entry transfer as if you were the record holder. Because of this, references herein to registered or record holders include DTC participants with outstanding notes credited to their accounts. If you are not a DTC participant, you may tender your outstanding notes by book-entry transfer by contacting your broker or opening an account with a DTC participant.

To receive confirmation of valid tender of outstanding notes, a holder should contact the exchange agent at the telephone number listed under “—Exchange agent.”

Any valid tender of outstanding notes that is not withdrawn prior to the expiration date will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and offer to exchange. Only a registered holder of outstanding notes may tender outstanding notes in the exchange offer. If you wish to tender outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should promptly instruct the registered holder to tender on your behalf.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. We reserve the absolute right to reject any and all tenders of outstanding notes not properly tendered or outstanding notes our acceptance of which might, in the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of exchange as to any particular outstanding notes. However, to the extent we waive any conditions of exchange with respect to one exchange of outstanding notes, we will waive that condition for all exchanges as well. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. Unless waived, any defects or irregularities in connection with exchanges of outstanding notes must be cured within the time period we determine. Neither we, the exchange agent, the information agent, nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any

The exchange offer

liability for failure to give you notification of defects or irregularities with respect to tenders of your outstanding notes.

Tenders of outstanding notes involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Outstanding notes received by the exchange agent in connection with the exchange offer that are not validly tendered and as to which the irregularities have not been cured within the time period we determine or waived will be returned by the exchange agent to the DTC participant who delivered such outstanding notes by crediting an account maintained at DTC designated by such DTC participant promptly after the expiration date of the exchange offer or the withdrawal or termination of the exchange offer.

In addition, we reserve the right in our sole discretion to purchase or make offers for any outstanding notes that remain outstanding after the expiration date or, as set forth under “—Conditions to the exchange offer”, to terminate the exchange offer and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions, or otherwise. The terms of any of these purchases or offers could differ from the terms of the exchange offer.

ACCEPTANCE OF TENDERED OUTSTANDING NOTES

Upon satisfaction of all conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered, and promptly after acceptance of outstanding notes, we will exchange the outstanding notes for the new notes and pay the additional consideration.

For purposes of the exchange offer, we will be deemed to have accepted validly tendered outstanding notes for exchange when, as and if we have given oral or written notice of that acceptance to the exchange agent. For each outstanding note accepted for exchange, you will receive the applicable additional consideration.

In all cases, we will issue new notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

➢	timely confirmation of book-entry transfer of your outstanding notes into the exchange agent’s account at DTC, and

➢	a properly transmitted agent’s message.

If we do not accept any tendered outstanding notes for any reason set forth in the terms of the exchange offer, we will credit the non-tendered outstanding notes to your account maintained with DTC.

The closing of the exchange offer is expected to occur on the third business day after the expiration date of the exchange offer.

WITHDRAWAL RIGHTS

You may withdraw your tender of outstanding notes at any time before the exchange offer expires.

For a withdrawal to be effective, the holder must cause to be transmitted to the exchange agent an agent’s message, which agent’s message must be received by the exchange agent prior to 11.59 pm on the expiration date. In addition, the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes out of the exchange agent’s account at DTC under the procedure for book-entry transfers described herein along with a properly transmitted agent’s message on or before the expiration date.

We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of

The exchange offer

the exchange offer. Outstanding notes will be credited to an account maintained with DTC for outstanding notes. You may re-tender properly withdrawn outstanding notes by following the procedures described under “—Procedures for exchange” at any time on or before the expiration date.

TRANSFER TAXES

Holders tendering outstanding notes will be responsible for all transfer taxes, if any, applicable to the transfer and exchange of outstanding notes to us in the exchange offer. In addition to the possibility of a transfer tax on the exchange, transfer taxes could be imposed in the following circumstances:

➢	if new notes in book-entry form are to be registered in the name of any person other than the person signing the letter of transmittal, or

➢	if tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal.

If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the outstanding notes tendered by such holder.

CONDITIONS TO THE EXCHANGE OFFER

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes or pay the additional consideration for, any outstanding notes and may terminate, extend or amend the exchange offer at or prior to the expiration date if any of the following conditions have not been satisfied or waived:

➢	a minimum of 56.50% of the aggregate outstanding principal amount of the outstanding notes have been validly tendered and not withdrawn prior to the expiration of the exchange offer,

➢	the proposed amendment to our stockholder rights plan described under “Description of capital stock — Description of stockholder rights plan” shall become effective,

➢	we shall have entered into the necessary security documents in order to grant the security interest in the collateral underlying the new notes upon the collateral effective date as described herein,

➢	the registration statement of which this prospectus forms a part shall have become effective, and

➢	the general conditions described below shall have been satisfied.

For purposes of the foregoing provision, all of the “general conditions” shall be deemed to be satisfied, unless any of the following conditions shall occur and not be waived:

➢	(A)(1) we or any third party has publicly announced that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired, or has agreed to acquire, or a third party has publicly announced its intention to acquire, either in a transaction directly from us or from one or more of our stockholders, beneficial ownership of more than 25% of our outstanding shares or voting power, whether through the acquisition of stock, the formation of a group, the grant of any option or right, merger or otherwise, (2) we or any third party has publicly announced that any entity, group or person has agreed to (or that any entity, group or person has entered into a signed letter of intent with us or delivered to us an executed firm bid letter or a bona fide indication of interest concerning a proposed agreement to), or a third party has publicly announced that it proposes to, consolidate with, or merge with or into, us or any of our subsidiaries, or (3) we or any third party has publicly announced that any entity, group or person has agreed to (or that any entity, group or person has entered into a signed letter of intent with us or delivered to us an executed firm bid letter or a bona fide indication of interest concerning a proposed agreement to), or a third party has publicly announced that it proposes to purchase, transfer, lease, convey or otherwise acquire all or substantially all of our consolidated assets or properties, or (B) there shall have occurred or be

The exchange offer

continuing any tender or exchange offer publicly announced or commenced, other than the exchange offer being made hereby, with respect to some or all of our outstanding common stock,

➢	the trustee with respect to the outstanding notes shall have objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of the exchange offer,

➢	any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating in any manner to the exchange offer is instituted or threatened,

➢	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the exchange offer, any of which would or might restrain, prohibit or delay completion of the exchange offer or impair the contemplated benefits of the exchange offer to us,

➢	at a time before the expiration of the exchange offer, a determination is made by us that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction,

➢	any stop order is threatened or in effect with respect to the registration statement of which this prospectus and offer to exchange constitutes a part, or with respect to the qualification of the indenture governing new notes under the Trust Indenture Act of 1939, as amended, or the TIA, or

➢	any of the following occurs and the adverse effect of such occurrence shall, in our reasonable judgment, be continuing:

-	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States,

-	any extraordinary or material adverse change in United States financial markets generally,

-	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

-	any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions,

-	a commencement of a war, act of terrorism or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offer,

-	any of the situations described above existed at the time of commencement of the exchange offer and that situation deteriorates materially after commencement of the exchange offer, or

-	any event or events occur that have resulted or are likely to result, in our reasonable judgment, in a material adverse change in our business, financial condition, income, operations or prospects, or which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offer.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions or may be waived by us as to all holders of outstanding notes in whole or in part at any time and from time to time in our sole discretion. Our failure to exercise any of the foregoing rights at any time is not a waiver of any of these rights and each of these rights will be an ongoing right which may be asserted at any time and from time to time.

The exchange offer

If any of the conditions are not satisfied or waived, we may:

➢	waive the unsatisfied condition as to all holders of outstanding notes, subject to any requirement to extend the period of time during which the exchange offer is open, and complete the exchange offer,

➢	terminate the exchange offer and promptly return all tendered outstanding notes to tendering holders,

➢	extend the expiration date or the exchange offer, subject to the withdrawal rights described in “—Withdrawal rights” herein, and retain all tendered outstanding notes until the extended exchange offer expires, or

➢	modify or amend the exchange offer in any respect, which may result in an extension of the period of time for which the exchange offer is kept open.

LOCK-UP AGREEMENTS

We, our executive officers and directors have entered into lock-up agreements with the dealer manager. Under these agreements we and each of these persons may not, without the prior written approval of UBS Securities LLC, subject to limited exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our common stock, any of our debt securities or any of our other securities that are substantially similar to our common stock or the notes, or any securities that are convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, these securities. These restrictions will be in effect for the duration of the exchange offer and continuing until 90 days after the expiration date (or, if applicable, until the exchange offer is earlier terminated). At any time and without public notice, UBS Securities LLC may in its sole discretion release all or some of the securities from those lock-up agreements.

EXCHANGE AGENT

We have retained U.S. Bank National Association to act as the exchange agent in connection with the exchange offer. The exchange agent may contact holders of outstanding notes by mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee holders to forward materials relating to the exchange offer to beneficial owners. We have agreed to pay the exchange agent reasonable and customary fees for its services, and will reimburse it for its reasonable out-of-pocket expenses. In addition, the exchange agent will be indemnified against liabilities in connection with its services, including liabilities under the federal securities laws. You should direct any questions and requests for assistance and requests for additional copies of this prospectus and offer to exchange to the exchange agent at the address set forth on the back cover page of this prospectus and offer to exchange.

The exchange agent has not been retained to make solicitations or recommendations. The fees it receives will not be based on the principal amount of outstanding notes exchanged under the exchange offer.

INFORMATION AGENT

Morrow & Co., LLC has been appointed the information agent for the exchange offer and will receive customary compensation for its expenses. Questions concerning exchange procedures and requests for additional copies of this prospectus and offer to exchange should be directed to the information agent at the address set forth on the back cover page of this prospectus and offer to exchange. Holders of outstanding notes may also contact their custodian bank, exchange agent, broker, trust company or other nominee for assistance concerning the exchange offer.

The exchange offer

The information agent has not been retained to make solicitations or recommendations. The fees it receives will not be based on the principal amount of outstanding notes exchanged under the exchange offer.

DEALER MANAGER

UBS Securities LLC is acting as dealer manager in connection with the exchange offer. The dealer manager will receive fees in the manner described below for its services as dealer manager.

The fees will be calculated based on the principal amount of outstanding notes exchanged. The dealer manager will also be reimbursed for its reasonable out-of-pocket expenses incurred in connection with the exchange offer (including reasonable fees and disbursements of counsel), whether or not the exchange offer is completed. The dealer manager’s fees will be payable upon expiration or termination of the exchange offer.

We have agreed to indemnify the dealer manager against specified liabilities relating to or arising out of the exchange offer, including civil liabilities under the federal securities laws, and to contribute to payments which the dealer manager may be required to make in respect thereof. The dealer manager may from time to time hold outstanding notes and our common stock in its proprietary accounts, and to the extent it owns outstanding notes in these accounts at the time of the exchange offer, the dealer manager may exchange these outstanding notes. In addition, the dealer manager may hold and trade new notes in its proprietary accounts following the exchange offer.

From time to time, the dealer manager and its affiliates have provided, and may in the future provide, investment, lending and commercial banking and financial advisory services to us or our affiliates for customary compensation. In the ordinary course of business, the dealer manager and its affiliates may hold positions in our securities.

OTHER FEES AND EXPENSES

We will not pay any fees or commissions to any broker or dealer, or any other person, other than UBS Securities LLC, for soliciting tenders of outstanding notes under the exchange offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

The principal solicitation is being made by mail. However, additional solicitations may be made by facsimile transmission, telephone or in person by the dealer manager and the information agent, as well as by officers and other employees of PharmaNet Development Group, Inc.

The total expense expected to be incurred in connection with the exchange offer is estimated to be approximately $4.20 million.

EFFECT OF EXCHANGE

Any valid tender by a holder of outstanding notes that is not validly withdrawn prior to the expiration date of the exchange offer will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer set forth in this prospectus and offer to exchange. The acceptance of the exchange offer by a tendering holder of outstanding notes will constitute the agreement by that holder to deliver good and marketable title to the tendered outstanding notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

ABSENCE OF DISSENTERS’ RIGHTS

Holders of outstanding notes do not have any appraisal or dissenters’ rights under applicable law in connection with the exchange offer.

The exchange offer

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS

To our knowledge, none of our directors, executive officers or controlling persons, or any of their affiliates, beneficially own any of the outstanding notes or will be tendering any outstanding notes pursuant to the exchange offer. Neither we nor any of our subsidiaries nor, to our knowledge, any of our directors, executive officers or controlling persons, nor any affiliates of the foregoing, have engaged in any transaction in the outstanding notes during the 60 days prior to the date hereof.

SCHEDULE TO

Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the Exchange Offer. Such Schedule TO, including the exhibits and any amendment thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under the caption “Where you can find additional information.”

Pro forma accounting treatment

For accounting purposes, we anticipate that we will recognize an after tax gain of approximately $2.71 million, based upon our estimate of fair value of the new notes, including the write-off of $1.05 million of unamortized deferred financing costs related to the outstanding notes upon the issuance of new notes and exchange of outstanding notes, which is deemed to be a debt extinguishment. We will capitalize and subsequently amortize over the life of the new notes the additional consideration and any other costs incurred in connection with the exchange offer. We estimate that we will incur expenses of approximately $4.20 million, based on legal, dealer manager, trustee, printing and other related expenses associated with the exchange offer.

Ratio of earnings (loss) to fixed charges

Our consolidated ratios of earnings (loss) to fixed charges for each of the years in the five year period ended December 31, 2007 and for the nine month period ended September 30, 2008 are set forth below.

For purposes of the ratio of earnings (loss) to fixed charges, “earnings (loss)” represent net income (loss) from continuing operations before minority interest and taxes plus fixed charges, and “fixed charges” represent interest expense plus the portion of rent expense that, in our opinion, approximates the interest factor included in rent expense. We have estimated the portion of rent expense that approximates the interest factor to be approximately 33% of total rental expense recorded by us during the respective periods. The total dollar deficiency, based on our ratio of earnings (loss) to fixed charges amounted to $213.06 million for the nine months ended September 30, 2008.

	Unaudited
	Nine Months Ended
	September 30,	Years Ended December 31,
	2008	2007	2006	2005	2004	2003

Ratio of Earnings (Loss) to Fixed Charges	(18.94)	2.12	1.23	2.08	4.19	7.78

Capitalization

The following table sets forth our capitalization as of September 30, 2008. The table should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus and offer to exchange.

	As of September 30, 2008
	Actual	As adjusted(1)(2)
	(unaudited)	(unaudited)

	(in thousands)

Cash and cash equivalents	$63,296	$26,954

Obligations under capital leases	4,046	4,046
Outstanding convertible senior notes payable	143,750	—
New convertible senior notes payable(3)	—	104,047

Total long-term debt	147,796	108,093

Stockholders’ equity:
Preferred stock, $0.10; 5,000 shares authorized; none issued and outstanding, actual and as adjusted	—	—
Common stock, $0.001 par value; 40,000 shares authorized; 19,520 shares issued and outstanding, actual and as adjusted(4)	20	20
Additional paid in capital	257,077	257,077
Accumulated deficit	(194,400)	(191,689)
Accumulated other comprehensive income	17,882	17,882

Total stockholders’ equity	80,579	83,290

Total capitalization	$228,375	$191,383

(1)	Adjusted to give effect to (1) the exchange offer, assuming all of the outstanding notes are tendered and accepted for exchange and as if it had been completed on September 30, 2008, (2) the issuance of $115.00 million aggregate principal amount of new notes and distribution of $35.94 million of cash, plus accrued interest, (3) the write-off of $1.05 million of unamortized deferred financing costs related to the outstanding notes, (4) the capitalization of the dealer manager’s discounts and commission and other estimated expenses related to the exchange as deferred financing costs totaling approximately $4.20 million and (5) the adjustment to accumulated deficit to give effect to the after tax impact of the $2.71 million gain, based upon our estimate of par value of the new notes, including the write-off of deferred financing costs of $1.05 million, in connection with the exchange of the outstanding notes.

(2)	To the extent holders of outstanding notes do not tender their notes in the exchange offer, those notes will remain outstanding and be subject to repurchase by us at the option of the holder on August 15, 2009 at 100% of their principal amount, plus accrued and unpaid interest to the repurchase date. In addition, if we do not refinance any such remaining outstanding notes prior to February 1, 2009, any borrowings then outstanding under our credit facility will become due and payable and our credit facility will terminate on February 15, 2009. See “Risk factors.”

(3)	The new notes are recorded at their estimated fair value assuming all of the outstanding notes are exchanged for new notes and the exchange offer is accounted for as an extinguishment of debt. This estimated fair value of the new notes and the related gain on extinguishment is subject to change based upon the actual number of outstanding notes tendered for new notes and fair value observed for similar instruments in active markets. The estimated fair value is subject to change until this exchange offer is complete.

Capitalization

(4)	The number of actual and as adjusted shares of our common stock outstanding excludes the following:

-	730,863 shares of our common stock issuable upon exercise of options, warrants and rights outstanding as of September 30, 2008, at a weighted average exercise price of $30.96 per share, of which options, warrants and rights to purchase 575,575 shares were exercisable as of that date,

-	415,949 shares of our common stock issuable upon the vesting of restricted stock units, at a weighted average fair market value of $25.44 per share,

-	837,023 shares of our common stock available for future grant under our 2008 Incentive Compensation Plan as of September 30, 2008,

-	210,831 shares of our common stock available for future grant under our 2004 Employee Stock Purchase Plan, as amended,

-	up to 3,100,000 shares of our common stock issuable upon conversion of the outstanding notes, and

-	up to 19,008,264 shares of our common stock initially issuable upon conversion of $115.00 million aggregate principal amount of the new notes.

Price range of our common stock

Our common stock is listed on the NASDAQ Global Select Market under the symbol “PDGI.” The following table lists the high and low sale prices of our common stock as reported on the NASDAQ Global Select Market for the periods indicated.

	High	Low

Year Ended December 31, 2006
First Quarter	$26.79	$17.22
Second Quarter	24.88	13.85
Third Quarter	19.93	14.22
Fourth Quarter	23.21	17.76

Year Ended December 31, 2007
First Quarter	$26.49	$18.59
Second Quarter	33.49	25.50
Third Quarter	32.86	25.07
Fourth Quarter	42.75	29.06

Year Ended December 31, 2008
First Quarter	$43.05	$25.00
Second Quarter	25.96	13.45
Third Quarter	27.30	6.85
Fourth Quarter (through November 19, 2008)	7.54	1.00

On November 19, 2008, the last reported sale price of our common stock on the NASDAQ Global Select Market was 2.05 per share.

Dividend policy

Since we became a public company, we have not paid cash dividends on our common stock. We currently do not anticipate declaring a dividend as we intend to retain future earnings in order to finance the growth and development of our business. Our credit facility contains certain covenants that restrict, or may have the effect of restricting, our payment of dividends.

Use of proceeds

We will not receive any cash proceeds in the exchange offer. Outstanding notes that are validly exchanged and purchased pursuant to the exchange offer will be retired and cancelled. We may raise additional funds from time to time through equity or debt financing, including borrowings under credit facilities, to finance our business and operations and for other purposes.

Description of outstanding notes

We have issued and outstanding $143.75 million principal amount of 2.25% Convertible Senior Notes which become due in 2024. These outstanding notes were issued under an Indenture, dated August 11, 2004, between us and Wachovia Bank, National Association, a copy of which has been filed as an exhibit to the registration statement of which this prospectus and offer to exchange forms a part and incorporated by reference as an exhibit to our registration statement on Form S-3 filed by us on November 2, 2004. This summary is qualified in its entirety by this Indenture which governs these outstanding notes. These outstanding notes are unsecured senior obligations, and are effectively subordinated to all existing and future secured indebtedness and subsidiary liabilities, including trade payables. We capitalized all costs related to the issuance of the outstanding notes in 2004, and have amortized these costs on a straight-line basis over the expected term. Interest on these notes is payable in arrears on a semi-annually basis on February 15 and August 15 of each year.

The outstanding notes may be converted into cash and, in some circumstances, shares of common stock, at any time before the maturity date, based upon a conversion rate of 24.3424 shares per $1,000 in principal amount, or $41.08 per share. The maximum number of shares that can be issued upon conversion is 3.1 million, although this amount is subject to adjustment in certain circumstances. Upon conversion, holders of the outstanding notes are entitled to receive, per $1,000 principal amount of outstanding notes, cash and, if applicable, shares of our common stock, the aggregate value of which, referred to as the conversion value, will be equal to the product of the conversion rate then in effect and the average of the daily volume weighted average price of our common stock for each of the ten consecutive trading days beginning on the second trading day immediately following the day the notes are tendered for conversion, referred to as the ten day weighted average price. We are required to deliver the conversion value of the outstanding notes surrendered for conversion to converting holders as follows:

➢	a cash amount, referred to as the principal return, equal to the lesser of (1) the aggregate conversion value of the outstanding notes to be converted and (2) the aggregate principal amount of the outstanding notes to be converted;

➢	if the aggregate conversion value of the outstanding notes to be converted is greater than the principal return, an amount in whole shares (determined as set forth in the indenture) equal to such aggregate conversion value less the principal return, and an amount in cash in lieu of any fractional shares of common stock.

Description of outstanding notes

On each of August 15, 2009, 2014 and 2019, holders may require us to repurchase all or a portion of their outstanding notes at a cash purchase price equal to 100% of the principal amount, plus accrued and unpaid interest. Also, on or after August 15, 2009, we may, at our option, redeem the outstanding notes for cash at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest.

In the event of a fundamental change, noteholders may require us to repurchase all or a portion of their outstanding notes for cash at 100% of the principal amount, plus accrued and unpaid interest. A fundamental change occurs upon a change of control, which is defined as a circumstance where:

➢	certain persons on the Board of Directors cease to constitute a majority of the directors,

➢	we merge with another entity,

➢	we sell substantially all of our assets, or

➢	we are forced to liquidate our assets.

A fundamental change also occurs upon termination of trading in our stock, which is when our common stock is neither listed for trading on a US national securities exchange nor approved for trading on an established automated over-the-counter trading market in the US.

If a fundamental change occurs before August 15, 2009 (but not on or after that date), we will pay, in addition to principal and interest, a make-whole premium which is an additional amount equal to between 0% and 11.50% of the principal amount of the outstanding note. When a fundamental change occurs, we will have 30 days to mail our noteholders a notice of fundamental change. And although we can select the date on which to pay the make-whole premium, we can not select a date that is later than 30 trading days nor earlier than 20 trading days after the date we mail this notice.

The make-whole premium is based upon (1) the date on which the fundamental change becomes effective and (2) the price paid per share of common stock in the transaction constituting the fundamental change. If holders of common stock receive only cash, the stock price for purposes of the calculation is the cash amount paid per share. Otherwise, the stock price is the average of the closing sale prices of common stock on the five trading days up to, but not including, the date of the fundamental change. If we elect to pay the make-whole premium, in whole or in part, in shares of common stock, the number of shares will be equal to the portion of the make-whole premium to be paid in shares divided by 97% of the current market price of the common stock. The current market price for this purpose will be determined prior to the fundamental change repurchase date. We will pay cash in lieu of fractional shares.

For illustration purposes, the following table sets forth the total amount due in the event of a fundamental change on August 15, 2008. If the stock price is between two stock price amounts in the table, or if the fundamental change date is between August 15, 2007 (percentages noted above) and 2009 (when all percentages are zero), the make-whole premium is determined by straight-line

Description of outstanding notes

interpolation between the amounts set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

	% of Make-	$ Amount of
	Whole	Make Whole	Accrued	Principal
Stock Price	Premium	Premium	Interest*	Amount	Total

$30.43	0.0%	$—	$3,234	$143,750	$146,984
$35.00	4.4%	$6,325	$3,234	$143,750	$153,309
$40.00	11.5%	$16,531	$3,234	$143,750	$163,515
$45.00	10.3%	$14,806	$3,234	$143,750	$161,790
$50.00	7.6%	$10,925	$3,234	$143,750	$157,909
$55.00	5.6%	$8,050	$3,234	$143,750	$155,034
$60.00	4.2%	$6,038	$3,234	$143,750	$153,022
$65.00	3.2%	$4,600	$3,234	$143,750	$151,584
$70.00	2.5%	$3,594	$3,234	$143,750	$150,578
$75.00	2.0%	$2,875	$3,234	$143,750	$149,859
$80.00	1.7%	$2,444	$3,234	$143,750	$149,428
$85.00	1.4%	$2,013	$3,234	$143,750	$148,997
$90.00	1.3%	$1,869	$3,234	$143,750	$148,853
$95.00	1.1%	$1,581	$3,234	$143,750	$148,565
$100.00	1.0%	$1,438	$3,234	$143,750	$148,422
$105.00	0.9%	$1,294	$3,234	$143,750	$148,278
$110.00	0.9%	$1,294	$3,234	$143,750	$148,278
$115.00	0.8%	$1,150	$3,234	$143,750	$148,134
$120.00	0.8%	$1,150	$3,234	$143,750	$148,134

*	Annual interest amount, one half of which would have been paid on August 15, 2008.

If the stock price is in excess of $120.00 per share or less than or equal to $30.43 per share, subject to adjustment, no make-whole premium will be paid. Based on the price of our common stock as of November 19, 2008, no make-whole premium would be required to be paid in the event of a make-whole fundamental change.

The following are events of default under the indenture for the outstanding notes:

➢	our failure to pay the principal of or premium, if any, on any outstanding note when due, whether at maturity, upon redemption, on the purchase date with respect to a purchase at the option of the holder, on a fundamental change repurchase date with respect to a fundamental change or otherwise,

➢	our failure to pay an installment of interest or additional interest, if any, on any outstanding note when due, if the failure continues for 30 days after the date when due,

➢	our failure to satisfy our conversion obligations upon exercise of a holder’s conversion right,

➢	our failure to timely provide notice with respect to purchases of outstanding notes by us at the option of the holder or where holders may require us to repurchase their notes upon a fundamental change,

➢	our failure to comply with any other term, covenant or agreement contained in the outstanding notes or the indenture, if the failure is not cured within 30 days after notice to us by the trustee or to the trustee and us by holders of at least 25% in aggregate principal amount of the outstanding notes then outstanding, in accordance with the indenture,

➢	a default by us or any of our subsidiaries in the payment when due, after the expiration of any applicable grace period, of principal of, or premium, if any, or interest on, indebtedness for money borrowed in the aggregate principal amount then outstanding of $5.00 million or more, or

Description of outstanding notes

acceleration of our or our subsidiaries’ indebtedness for money borrowed in such aggregate principal amount or more so that it becomes due and payable before the date on which it would otherwise have become due and payable, if such default is not cured or waived, or such acceleration is not rescinded, within 30 days after notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of outstanding notes then outstanding, in accordance with the indenture,

➢	failure by us or any of our subsidiaries to pay final judgments, the uninsured portion of which aggregates in excess of $5.00 million, if the judgments are not paid, discharged or stayed within 30 days, and

➢	certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a “significant subsidiary” (as defined in Regulation S-X under the Exchange Act) or any group of our subsidiaries that in the aggregate would constitute a “significant subsidiary.”

If an event of default, other than an event of default referred to in the last bullet point above with respect to us (but including an event of default referred to in that bullet point solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), has occurred and is continuing, either the trustee, by notice to us, or the holders of at least 25% in aggregate principal amount of the outstanding notes then outstanding, by notice to us and the trustee, may declare the principal of, and any accrued and unpaid interest and, if applicable, premium on, all outstanding notes to be immediately due and payable. In the case of an event of default referred to in the last bullet point above with respect to us (and not solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), the principal of, and accrued and unpaid interest on, all notes will automatically become immediately due and payable.

Description of new notes

We will issue the new notes under an indenture, dated as of August 8, 2008, between us and U.S. Bank National Association, as trustee, as supplemented by a supplemental indenture thereto, to be dated as of the date of the initial issuance of the new notes. We refer to the indenture as so supplemented as the “indenture.” The following summary of the terms of the new notes, the indenture, the security documents and the intercreditor agreement does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the notes, the indenture, the security documents and the intercreditor agreement. We will provide copies of the indenture to you upon request. The indenture, the security documents and the intercreditor agreement also will be available for inspection at the office of the trustee. The new notes, the indenture, the security documents and the intercreditor agreement and not this description, define your legal rights as a holder of the new notes. The new notes are being issued at a substantial discount to their par value. For a discussion of certain tax consequences to a holder that purchases new notes, see “Material US federal income tax consequences.”

For purposes of this summary, the terms “PharmaNet”, “we”, “us” and “our” refer only to PharmaNet Development Group, Inc. and not to any of its subsidiaries, unless we specify otherwise. Unless the context requires otherwise, the term “interest” includes “additional interest” that may be payable as we describe under “—Covenant to maintain sufficient authorized and reserved shares to satisfy conversion obligations and seek stockholder approval.” The term “premium” includes the “make-whole” payment we describe under “—Redemption of new notes at our option—Provisional redemption” and “—Conversion rights—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change—The increase in the conversion rate” unless the context requires otherwise.

GENERAL

The new notes we are offering:

➢	are limited to $115.00 million aggregate principal amount,

➢	bear interest at a rate of 8.00% per annum, payable semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2009, to holders of record at the close of business on the preceding February 1 and August 1, respectively, except as described below,

➢	bear additional interest if we fail to comply with the obligations we describe under “—Covenant to maintain sufficient authorized and reserved shares to satisfy conversion obligations and seek stockholder approval,”

➢	will be issued in denominations of integral multiples of $1,000 principal amount,

➢	from the issuance date of the new notes until the collateral effective date, as defined herein, the new notes will be our senior unsecured obligations and will be equal in priority with our existing and future senior unsecured indebtedness,

➢	after the collateral effective date, which is expected to occur by February 15, 2009, will be our senior obligations secured by certain assets of our domestic subsidiaries and will be effectively senior to our existing and future senior unsecured indebtedness to the extent of the value of the collateral securing such indebtedness that is available to the new notes after satisfaction of the claims of creditors with senior security interests thereon, including any outstanding notes that remain outstanding following completion of the exchange offer. The new notes will be effectively subordinated to all of our other existing and future senior secured indebtedness to the extent of the priority and value of the liens securing such indebtedness and to all existing and future liabilities of our subsidiaries, including trade payables as described under “—Ranking.” As of September 30, 2008, we had approximately $6.95 million of outstanding secured indebtedness relating to secured capital leases, and other

Description of new notes

obligations that would effectively rank senior to the new notes. In addition, as of such date we had available and unused borrowing capacity of $45.00 million under our credit facility. Any such borrowings under the credit facility would effectively rank senior to the new notes,

➢	are convertible at any time, subject to prior maturity, redemption or repurchase, into shares of our common stock based on an initial conversion rate of 165.2893 shares per $1,000 principal amount of new notes (which represents an initial conversion price of $6.05 per share) under the conditions and subject to such adjustments described under “—Conversion rights,” and subject to the limitations described under “—Conversion rights—Limitation on right to convert new notes,”

➢	are redeemable, in whole or in part, by us, under certain circumstances, at any time before August 15, 2012, at a redemption price in cash equal to 100% of the principal amount of the new notes we redeem, plus a “make-whole” payment, as described under “—Redemption of new notes at our option—Provisional redemption,”

➢	are redeemable, in whole or in part, by us at any time on or after August 15, 2012, at a redemption price in cash equal to 100% of the principal amount of the new notes we redeem, plus accrued and unpaid interest to, but excluding, the redemption date, as described under “—Redemption of new notes at our option—Optional redemption,”

➢	are subject to purchase by us at the option of the holder on August 15, 2012, at a purchase price in cash equal to 100% of the principal amount of the new notes to be purchased, plus accrued and unpaid interest to, but excluding, the purchase date, as described under “—Purchase of new notes by us at the option of the holder,”

➢	are subject to repurchase by us at the option of the holder upon a fundamental change, as described under “—Holders may require us to repurchase their new notes upon a fundamental change,” at a repurchase price in cash equal to 100% of the principal amount of the new notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date, and

➢	mature on February 15, 2014, unless previously redeemed, repurchased or purchased by us or converted.

All cash payments on the new notes will be made in US dollars.

We will issue the new notes in denominations of integral multiples of $1,000 principal amount, without coupons. We will initially issue the new notes as global securities in book-entry form. We will make payments in respect of new notes represented by global securities by wire transfer of immediately available funds to DTC or its nominee as registered owner of the global securities. We will make payments in respect of new notes that are subsequently issued in certificated form by wire transfer of immediately available funds to the accounts specified by each holder of new notes. If a holder of a certificated new note does not specify an account, then we will mail a check to that holder’s registered address.

You may convert new notes at the office of the conversion agent, present new notes for registration of transfer at the office of the registrar for the new notes and present new notes for payment at maturity at the office of the paying agent. We have appointed the trustee as the initial conversion agent, registrar and paying agent for the new notes.

We will not provide a sinking fund for the new notes. The indenture does not contain any financial covenants and will not limit the ability of us or our subsidiaries to incur additional indebtedness, including secured indebtedness, pay dividends or repurchase our securities. In addition, the indenture does not provide any protection to holders of new notes in the event of a highly leveraged transaction or a change in control, except as, and only to the limited extent, described under “—Holders may require us to repurchase their new notes upon a fundamental change”, “—Conversion rights—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change” and “—Consolidation, merger and sale of assets.”

Description of new notes

If any payment date with respect to the new notes falls on a day that is not a business day, we will make the payment on the next business day. The payment made on the next business day will be treated as though it had been made on the original payment date, and no interest will accrue on the payment for the additional period of time.

INTEREST PAYMENTS

We will pay interest on the new notes at a rate of 8.00% per annum, payable semi-annually in arrears on each February 15 and August 15 of each year, beginning on February 15, 2009. Except as described below, we will pay interest that is due on an interest payment date to holders of record at the close of business on the preceding February 1 and August 1, respectively. Interest will accrue on the new notes from and including their date of initial issuance or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be. We will pay interest on the new notes on the basis of a 360-day year consisting of twelve 30-day months.

If new notes are converted after a record date but prior to the next interest payment date, holders of such new notes at the close of business on the record date will, on the corresponding interest payment date, receive the interest payable on such new notes on that interest payment date notwithstanding the conversion. However, a holder who surrenders a new note for conversion after a record date but prior to the next interest payment date must pay to the conversion agent, upon surrender, an amount equal to the amount of interest payable on the corresponding interest payment date on the new note being converted; provided that no such interest payment need be made to us:

➢	if the new note is surrendered for conversion after the record date immediately preceding the final maturity date of that new note,

➢	if we have called the new note for redemption or specified a repurchase date following a fundamental change that is after a record date but on or prior to the next interest payment date, and the new note is tendered for conversion after such record date and on or before such interest payment date, or

➢	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such new note.

If we redeem a new note, or if a holder surrenders a new note for purchase at the option of the holder or for repurchase upon a fundamental change as described under “—Purchase of new notes by us at the option of the holder” and “—Holders may require us to repurchase their new notes upon a fundamental change”, we will pay accrued and unpaid interest, if any, to the holder that surrenders the new note for redemption, purchase or repurchase, as the case may be. However, if we redeem a new note on a redemption date that is an interest payment date, we will pay the accrued and unpaid interest due on that interest payment date instead to the record holder of the new note at the close of business on the record date for that interest payment.

CONVERSION RIGHTS

Holders of new notes may, subject to prior maturity, redemption or repurchase, convert their new notes in integral multiples of $1,000 principal amount into shares of our common stock, based on an initial conversion rate of 165.2893 shares of our common stock per $1,000 principal amount of new notes, subject to adjustment as described below. This rate results in an initial conversion price of $6.05 per share. We will not issue fractional shares of common stock upon conversion of the new notes and instead will pay a cash adjustment for fractional shares based on the closing sale price per share of our common stock on the trading day immediately before the conversion date. Except as described above, we will not make any payment or other adjustment on conversion with respect to any accrued interest

Description of new notes

on the new notes, and we will not adjust the conversion rate to account for accrued and unpaid interest.

On conversion, the holders of new notes will receive the rights under our stockholder rights agreement and any future stockholder rights plan (i.e., a poison pill) that we may establish, unless the rights have separated from our common stock at the time of conversion, in which case the conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our common stock shares of our capital stock, evidences of indebtedness, other assets or certain rights or warrants as described in the fourth bullet point under “—Adjustments to the conversion rate” below, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In certain circumstances, a holder must pay interest if the conversion occurs between a record date and an interest payment date. See “—Interest payments” above.

The conversion right with respect to any new notes we have called for redemption will expire at the close of business on the last business day immediately preceding the redemption date, unless we default in the payment of the redemption price. A new note for which a holder has delivered a purchase notice or a fundamental change repurchase notice, as described below, requiring us to purchase the new note may be surrendered for conversion only if the holder withdraws the notice in accordance with the indenture, unless we default in the payment of the purchase price or fundamental change repurchase price. In all cases, the right to convert the new notes will terminate at the close of business on the business day immediately preceding the final maturity date of the new notes.

Limitation on right to convert new notes

Notwithstanding the right of holders to convert their new notes at any time, no holder of new notes will be entitled to receive shares of our common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” of more than 19.99% of the shares of our common stock outstanding at such time. For purposes of the foregoing, “beneficial ownership” shall be deemed to include (1) such definition of beneficial ownership as contained in our stockholder rights plan described under “Description of capital stock — Description of stockholder rights plan” and (2) such “beneficial ownership” within the meaning of Section 13(d) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. We refer to this limitation as the “issuance cap.” Any purported delivery of shares of our common stock upon conversion of new notes shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting holder becoming the beneficial owner of more than 19.99% of the shares of the our common stock outstanding at such time. If any delivery of shares of our common stock owed to a holder upon conversion of new notes is not made, in whole or in part, as a result of the issuance cap, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after any such converting holder gives notice to us that such delivery would not result in it being the beneficial owner of more than 19.99% of the shares of our common stock outstanding at such time. However, in the event of a conversion of new notes by a holder in connection with a redemption of the new notes by us as described under “—Redemption of new notes at our option—Provisional redemption” or “—Optional redemption” or in connection with a make-whole fundamental change as described under “—Conversion rights—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change—The increase in the conversion rate”, the foregoing shall not apply to the extent we deliver cash in lieu of shares that otherwise would be deliverable upon such conversion in the absence of the issuance cap and we will issue the maximum number of shares of common stock deliverable in connection with such conversion that does not result in an issuance of shares in excess of the issuance cap and, in lieu of certain shares that would otherwise be deliverable upon such conversion in the absence of the issuance cap, we will make a cash payment as described below in those sections with respect to such conversions.

Description of new notes

Conversion procedures

To convert a certificated new note, the holder must complete the conversion notice on the back of the new note and deliver it, together with the new note and any required interest payment, to the office of the conversion agent for the new notes, which will initially be the office of the trustee. In addition, the holder must pay any tax or duty payable as a result of any transfer involving the issuance or delivery of the shares of common stock in a name other than that of the registered holder of the new note. The new note will be deemed to be converted on the date on which the holder has satisfied all of these requirements. We refer to this date as the “conversion date.” To convert interests in a global new note, the holder must comply with DTC’s then applicable conversion program procedures.

A holder that has delivered a purchase notice or repurchase notice with respect to a new note, as described below, may convert that new note only if the holder withdraws the notice in accordance with the indenture. See “—Purchase of new notes by us at the option of the holder” and “—Holders may require us to repurchase their new notes upon a fundamental change.”

As soon as practicable, but in no event more than two business days after the conversion date of a new note, we will deliver, through the conversion agent, a certificate for, or to the extent permissible, in book entry form through DTC, the number of full shares of common stock into which the new note is converted, together with any cash payment for fractional shares. If a holder surrenders a new note for conversion in connection with a “make-whole fundamental change” under circumstances where we must increase the conversion rate applicable to that new note, then we will deliver, through the conversion agent, the additional shares as soon as practicable but in no event after the second business day after the later of:

➢	the date the holder surrenders the new note for conversion, and

➢	the effective date of the make-whole fundamental change.

See “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change.”

For a discussion of certain tax consequences to a holder that converts new notes, see “Material US federal income tax consequences—Consequences to US Holders—Conversion of the new notes” and “—Consequences to non-US holders—Conversion of the new notes.”

Change in the conversion right upon certain reclassifications, business combinations and asset sales

Except as provided in the indenture and as described below, if we reclassify our common stock or are party to a consolidation, amalgamation, statutory arrangement, merger or binding share exchange, or if there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets, in each case pursuant to which our common stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, then, at the effective time of the transaction, the right to convert a note into common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property (the “reference property”), which a holder of such new note would have received (assuming, if applicable, that the holder would have made the applicable election referred to in the immediately following paragraph) if the holder had converted the new note immediately before the transaction. A change in the conversion right such as this could substantially lessen or eliminate the value of the conversion right. For example, if a third party acquires us in a cash merger, each new note would be convertible into cash and would no longer be convertible into securities whose value could increase depending on our future financial performance, prospects and other factors. There is no precise, established definition of the phrase “all or substantially all” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets.

Description of new notes

If a transaction described above occurs and holders of our common stock have the opportunity to elect the form of consideration to receive in that transaction, then we will make adequate provision to give holders of the new notes, treated as a single class, a reasonable opportunity to elect the form of such consideration for purposes of determining the composition of the “reference property” described above. Once the election is made, it will apply to all holders of our new notes after the effective time of the transaction.

We will agree in the indenture not to become a party to such a transaction unless its terms are consistent with these provisions.

Adjustments to the conversion rate

Subject to the terms of the indenture, we will adjust the conversion rate for:

➢	dividends or distributions on our common stock payable in shares of our common stock to all or substantially all holders of our common stock,

➢	subdivisions, combinations or certain reclassifications of our common stock,

➢	distributions to all or substantially all holders of our common stock of certain rights or warrants (other than, as described below, rights distributed pursuant to a stockholder rights plan) entitling them, for a period expiring not more than 60 days immediately following the date of issuance of such rights or warrants, to purchase or subscribe for shares of our common stock, or securities convertible into or exchangeable or exercisable for shares of our common stock, at a price per share that is less than the “current market price” (as defined in the indenture) per share of our common stock on the trading day immediately preceding the announcement of the issuance of such rights or warrants,

➢	dividends or other distributions to all or substantially all holders of our common stock of shares of our or any of our existing or future subsidiaries’ capital stock (other than our common stock), evidences of indebtedness or other assets (other than dividends or distributions covered by the bullet points below) or the dividend or distribution to all or substantially all holders of our common stock of certain rights or warrants (other than those covered in the immediately preceding bullet point or, as described below, certain rights or warrants distributed pursuant to a stockholder rights plan) to purchase or subscribe for our securities,

➢	cash dividends or other cash distributions by us to all or substantially all holders of our common stock, other than distributions described in the immediately following bullet point, and

➢	distributions of cash or other consideration by us or any of our subsidiaries in respect of a tender offer or exchange offer for our common stock, where such cash and the value of any such other consideration per share of our common stock validly tendered or exchanged exceeds the closing sale price per share of our common stock on the first trading day after the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

Subject to the provisions of the indenture, if we distribute cash in accordance with the fifth bullet point above, then we will generally increase the conversion rate so that it equals the rate determined by multiplying the conversion rate in effect immediately prior to the ex date for the cash distribution by a fraction whose numerator is the “current market price” (as defined in the indenture) per share of our common stock on the trading day immediately preceding the ex date and whose denominator is that “current market price” less the per share amount of the distribution. However, we will not adjust the conversion rate pursuant to this provision to the extent that the adjustment would reduce the conversion price below $0.001 per share of our common stock, subject to adjustment for stock splits and combinations, stock dividends, reclassifications and similar events.

“Current market price” per share of our common stock on a date generally means the average of the closing sale prices of our common stock for the 10 consecutive trading days ending on, but excluding,

Description of new notes

the earlier of that date or the ex date with respect to the distribution requiring such computation. We will make adjustments to the current market price in accordance with the indenture to account for the occurrence of certain events during the 10 consecutive trading day period.

To the extent any of the rights, options or warrants described in the bullet points above are not exercised before they expire, we will readjust the conversion rate to the conversion rate that would then be in effect if such rights, options or warrants had not been distributed. If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then we will not adjust the conversion rate pursuant to the bullet points above until the earliest of these triggering events occurs.

The indenture does not require us to adjust the conversion rate for any of the transactions described in the bullet points above if we make provision for each holder of the new notes to participate in the transaction without conversion as if such holder held a number of shares of our common stock equal to the conversion rate in effect on the ex date or effective date, as the case may be, for such transaction multiplied by the principal amount (expressed in thousands) of the applicable new notes held by such holder.

We will not adjust the conversion rate pursuant to the bullet points above unless the adjustment would result in a change of at least 1% in the then effective conversion rate. However, we will carry forward any adjustment that we would otherwise have to make and take that adjustment into account in any subsequent adjustment. In addition, at the end of each fiscal year, beginning with the fiscal year ending on December 31, 2008, we will give effect to any adjustments that we have otherwise deferred pursuant to this provision, and those adjustments, if any, will no longer be carried forward and taken into account in any subsequent adjustment. Furthermore, if we mail a notice of redemption or a fundamental change or make-whole fundamental change occurs, then we will give effect to all adjustments that we have otherwise deferred pursuant to this provision.

To the extent permitted by law and the continued listing requirements of the NASDAQ Global Select Market or any other stock exchange on which our common stock is then traded, we may, from time to time, increase the conversion rate by any amount for a period of at least 20 days or any longer period required by law, so long as the increase is irrevocable during that period and our board of directors determines that the increase is in our best interests. We will mail a notice of the increase to holders at least 15 days before the day the increase commences. However, we cannot decrease the conversion price below $0.001 per share of our common stock, subject to adjustment for stock splits and combinations, stock dividends, reclassifications and similar events. In addition, we may also increase the conversion rate as we determine to be advisable in order to avoid or diminish taxes to recipients of certain distributions.

On conversion, the holders of new notes will receive, in addition to shares of our common stock and any cash for fractional shares, the rights under our stockholder rights agreement or any future stockholder rights plan that we may establish, unless the rights have separated from our common stock at the time of conversion, in which case the conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our common stock shares of our capital stock, evidences of indebtedness, other assets or certain rights or warrants as described in the fourth bullet point under “—Adjustments to the conversion rate” above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In the event of:

➢	a taxable distribution to holders of common stock which results in an adjustment to the conversion rate, or

➢	an increase in the conversion rate at our discretion,

Description of new notes

the holders of the new notes may, in certain circumstances, be deemed to have received a distribution subject to US federal income tax as a dividend. This generally would occur, for example, if we adjust the conversion rate to compensate holders for cash dividends on our common stock and could also occur if we make other distributions of cash or property to our stockholders. See “Material US federal income tax consequences—Consequences to US holders” and “—Consequences to non-US holders”

Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change

If, prior to August 15, 2012:

➢	there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act (we refer to such a transaction as an “asset sale make-whole fundamental change”), or

➢	there occurs any transaction or series of related transactions (other than a “listed stock business combination” as described under “—Holders may require us to repurchase their new notes upon a fundamental change”), in connection with which (whether by means of an exchange offer, liquidation, tender offer, consolidation, amalgamation, statutory arrangement, merger, combination, reclassification, recapitalization, asset sale, lease of assets or otherwise) our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive other securities, other property, assets or cash (we refer to such any transaction described in this and the immediately preceding bullet point as a “make-whole fundamental change”), then we will increase the conversion rate applicable to new notes that are surrendered for conversion at any time from, and including, the 30th day before the date we originally announce as the anticipated effective date of the make-whole fundamental change to, and including, the 40th business day after the effective date of the make-whole fundamental change (or, if the make-whole fundamental change also constitutes a “fundamental change”, as described under “—Holders may require us to repurchase their new notes upon a fundamental change”, to, and including, any such later fundamental change repurchase date for that fundamental change). We refer to this period as the “make-whole conversion period.”

We will mail to holders, at their addresses appearing in the security register, notice of, and we will publicly announce, through a reputable national newswire service, and publish on our website, the anticipated effective date of any proposed make-whole fundamental change. We must make this mailing, announcement and publication at least 30 days before the anticipated effective date of the make-whole fundamental change. In addition, no later than the third business day after the completion of the make-whole fundamental change, we must make an additional notice, announcement and publication announcing such completion.

If a holder surrenders a new note for conversion in connection with a make-whole fundamental change we have announced, but the make-whole fundamental change is not consummated, then the holder will not be entitled to the increased conversion rate referred to above in connection with the conversion.

The increase in the conversion rate

In connection with the make-whole fundamental change, we will increase the conversion rate by reference to the table below, based on the date when the make-whole fundamental change becomes effective, which we refer to as the “effective date”, and the “applicable price.” If the make-whole fundamental change is a transaction or series of related transactions described in the second bullet point under “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change” and the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for our common stock in the make-whole fundamental change consists solely of cash,

Description of new notes

then the “applicable price” will be the cash amount paid per share of our common stock in the make-whole fundamental change. If the make-whole fundamental change is an asset sale make-whole fundamental change and the consideration paid for our property and assets consists solely of cash, then the “applicable price” will be the cash amount paid for our property and assets, expressed as an amount per share of our common stock outstanding on the effective date of the asset sale make-whole fundamental change. In all other cases, the “applicable price” will be the average of the “closing sale prices” (as defined in the indenture) per share of our common stock for the five consecutive trading days immediately preceding the effective date. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex date of the event occurs, at any time during those five consecutive trading days.

The following table sets forth the number of additional shares per $1,000 principal amount of new notes that will be added to the conversion rate applicable to new notes that are converted during the make-whole conversion period. If an event occurs that requires an adjustment to the conversion rate, we will, on the date we must adjust the conversion rate, adjust each applicable price set forth in the first column of the table below by multiplying the applicable price in effect immediately before the adjustment by a fraction:

➢	whose numerator is the conversion rate in effect immediately before the adjustment, and

➢	whose denominator is the adjusted conversion rate.

In addition, we will adjust the number of additional shares in the table below in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under “—Adjustments to the conversion rate.”

Number of additional shares
(per $1,000 principal amount of new notes)

Applicable	November 19,	August 15,	August 15,	August 15,	August 15,
price	2008	2009	2010	2011	2012

$2.05	222.4734	229.2852	244.8763	274.2950	322.5156
$3.00	128.6388	128.6826	130.9992	140.2362	168.0440
$4.00	83.7306	81.1093	77.5564	75.3256	84.7107
$5.00	59.7613	56.2461	50.5089	43.2049	34.7107
$6.00	45.3840	41.6972	35.4036	26.5303	1.3774
$7.00	36.0294	32.4684	26.3188	17.5237	—
$8.00	29.5623	26.2415	20.5131	12.4456	—
$9.00	24.8757	21.8280	16.6053	9.4397	—
$10.00	21.3487	18.5712	13.8535	7.5616	—
$11.00	18.6114	16.0864	11.8375	6.3193	—
$12.00	16.4321	14.1365	10.3085	5.4497	—
$13.00	14.6595	12.5695	9.1135	4.8079	—
$14.00	13.1914	11.2844	8.1549	4.3120	—
$15.00	11.9564	10.2121	7.3684	3.9137	—
$16.00	10.9036	9.3039	6.7107	3.5838	—

The exact applicable price and effective date may not be as set forth in the table above, in which case:

➢	if the actual applicable price is between two applicable prices listed in the table above, or the actual effective date is between two dates listed in the table above, we will determine the number of additional shares by linear interpolation between the numbers of additional shares set forth for the two applicable prices, or for the two dates based on a 365-day year, as applicable,

Description of new notes

➢	if the actual applicable price is greater than $16.00 per share (subject to adjustment), we will not increase the conversion rate, and

➢	if the actual applicable price is less than $2.05 per share (subject to adjustment), we will not increase the conversion rate.

We currently have authorized and available for issuance upon conversion of the new notes 19,008,264 shares of our common stock, which is a sufficient number of shares for issuance upon conversion of all new notes at the initial conversion rate. However, there are not a sufficient number of shares of our common stock currently authorized and available for issuance to enable us to increase the conversion rate in connection with a make-whole fundamental change to the maximum extent as may be necessary to permit conversion of all of the new notes. Under the indenture, we are obligated to obtain stockholder approval at our next annual meeting of stockholders, or, alternatively, at a special meeting of stockholders, but in no event later than June 30, 2009, to increase the total number of shares of our common stock authorized from 40,000,000 to at least 80,000,000 and to reserve for issuance upon conversion of the new notes additional shares of our common stock sufficient to permit us to increase the conversion rate in connection with a make-whole fundamental change to the maximum extent provided above. We cannot assure you that we will be successful in obtaining such approval.

In addition, certain continued listings standards of the NASDAQ Global Select Market potentially limit the amount by which we may increase the conversion rate. These standards generally require us to obtain the approval of our stockholders before entering into certain transactions that potentially result in the issuance of 20% or more of our outstanding common stock. Accordingly, we will not increase the conversion rate as described above beyond the maximum level permitted by these continued listing standards. In accordance with these listing standards, these restrictions will apply at any time when the new notes are outstanding, regardless of whether we then have a class of securities quoted on the NASDAQ Global Select Market.

Should we fail to obtain such stockholder approval and reserve such additional shares and do not, at the time of a make-whole fundamental change, have a sufficient number of shares of our common stock available to provide for the increase in the conversion rate as required above, or we are limited in the increase in the conversion rate due to the continued listing standards of the NASDAQ Global Select Market as described above, in connection with a make whole-fundamental change, we will increase the conversion rate in connection with such make-whole fundamental change as described above to the maximum level permitted based on the number of shares of our common stock available for issuance upon conversion of the new notes and based on any such limit imposed by the NASDAQ Global Select Market and, in addition, we will, upon conversion in connection with a make-whole fundamental change, make a cash payment in lieu of the shares we were unable to deliver because we could not increase the conversion rate to the maximum amount provided above. We will make any such limitations in the increase to the conversion rate in good faith and, to the extent practical, pro rata in accordance with the principal amount of the notes surrendered for conversion in connection with the make-whole fundamental change. We will specify in the notice of a proposed make-whole fundamental change the type of consideration for the make-whole payment. Such cash payment, if any, will be an amount equal to (1) the product of such number of shares we were unable to deliver, multiplied by (2) the applicable price.

Furthermore, upon conversion of notes by a holder in connection with a make-whole fundamental change that would otherwise result in an issuance of shares of our common stock in excess of the issuance cap described above under “—Limitation on right to convert new notes,” we will issue the maximum number of shares of common stock deliverable in connection with such conversion that does not result in an issuance of shares in excess of the issuance cap and, in lieu of the shares that would otherwise be deliverable upon such conversion in the absence of the issuance cap, we will make a cash payment in lieu of the shares we were unable to deliver because of the issuance cap. However, we will

Description of new notes

not make a cash payment on shares that would otherwise be deliverable upon such conversion in the absence of the issuance cap to the extent the issuance cap is exceeded because such holder holds shares of our common stock, or is deemed to hold shares of our common stock underlying derivative securities (other than new notes), in either case purchased in open market or in other transactions other than from us since the date of initial issuance of the new notes. We refer to these shares as market purchase shares. Such cash payment, if any, will be in an amount equal to (1) the product of such number of shares we were unable to deliver less the number of market purchase shares, multiplied by (2) the applicable price.

Because we may not deliver the consideration due solely as a result of the increase in the conversion rate described above until after the effective date of the make-whole fundamental change, such consideration may not consist of shares of our common stock as a result of the provisions described above under the caption “—Change in the conversion right upon certain reclassifications, business combinations and asset sales.” Accordingly, the shares, if any, due as a result of such increase may be paid in reference property.

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.

COVENANT TO MAINTAIN SUFFICIENT AUTHORIZED AND RESERVED SHARES TO SATISFY CONVERSION OBLIGATIONS AND SEEK STOCKHOLDER APPROVAL

So long as any new notes are outstanding, we are required to take all action necessary to reserve and keep available out of our authorized and unissued common stock, solely for the purpose of effecting the conversion of the new notes, the number of shares of common stock as shall from time to time be necessary to effect the conversion of all of the new notes then outstanding, referred to herein as the required reserve amount.

As discussed above under “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change—The increase in the conversion rate”, we do not have a sufficient number of shares of our common stock currently authorized and available for issuance to enable us to increase the conversion rate in connection with a make-whole fundamental change to the maximum extent described therein and are required to seek stockholder approval at our next annual meeting of stockholders, or, alternatively, at a special meeting of stockholders, but in no event later than June 30, 2009 to increase the number of shares of our authorized common stock from 40,000,000 to at least 80,000,000 and to reserve for issuance upon conversion of the new notes additional shares of our common stock sufficient to permit us to increase the conversion rate in connection with a make-whole fundamental change to the maximum extent provided above. If we fail to obtain such stockholder approval and reserve additional shares such that the number of shares reserved for issuance upon conversion of the new notes is in an amount equal to the required reserve amount, the rate of interest payable on the new notes shall be increased from 8.00% per annum to 8.50% per annum beginning on the earlier of (1) the date of our next annual meeting of stockholders or special meeting of stockholders at which such approval is sought, as the case may be, and (2) June 30, 2009, and continuing until such time as we obtain such stockholder approval and make the required reservation of shares.

REDEMPTION OF NEW NOTES AT OUR OPTION

We may redeem the new notes, in whole or in part, under certain circumstances, at any time before August 15, 2012 pursuant to the provisional redemption of the indenture we describe below under “—Provisional redemption.” At any time on or after August 15, 2012, we may redeem the new notes, in whole or in part, as we discuss below under “—Optional redemption.”

Description of new notes

Provisional redemption

We may redeem the new notes at our option, in whole or in part, at any time, and from time to time, before August 15, 2012, on a date not less than 30 nor more than 60 days after the day we mail a redemption notice to each holder of new notes to be redeemed at the address of the holder appearing in the security register, at a redemption price, payable in cash, equal to 100% of the principal amount of the new notes we redeem, plus the “make-whole” payment we describe below, if:

➢	for each of at least 20 trading days in any consecutive 30 trading days ending on, and including, the trading day immediately before the date we mail the redemption notice, the “closing sale price” (as defined in the indenture) of our common stock exceeded 125% of the conversion price in effect on that trading day, and

➢	there is no continuing default or event of default with respect to the new notes that has not been cured or waived on or before the redemption date.

If we redeem the new notes in these circumstances, we will make a “make-whole” payment in cash per $1,000 principal amount of new notes we redeem equal to the sum of the present values of the remaining scheduled payments of interest due thereon on any date after the redemption date (excluding the portion of interest that will be accrued and unpaid to and including the redemption date, which we will also pay) to, but excluding, August 15, 2012, discounted (on a semiannual basis assuming a 360-day year consisting of twelve 30-day months) from their scheduled date of payment to the redemption date at a rate equal to the treasury rate. We will also include in the make-whole payment any unpaid interest that has accrued to, but excluding, the redemption date on any overdue interest that we have failed to pay. For purposes of calculating the make-whole amount, the following terms have the following meanings:

“Treasury rate” means an annual rate equal to the semiannual equivalent yield to maturity of the comparable treasury issue (as defined below), assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price (as defined below) for the redemption date. The semiannual equivalent yield to maturity will be computed as of the third business day immediately preceding the redemption date.

“Comparable treasury issue” means the United States Treasury security selected by UBS Securities LLC or any of its affiliates as having a maturity comparable to such remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to such remaining term of the notes.

“Comparable treasury price” means the average of three reference treasury dealer quotations (as defined below) obtained by the trustee for the redemption date.

“Reference treasury dealers” means UBS Securities LLC (so long as it continues to be a primary US Government securities dealer) and any two other primary US Government securities dealers chosen by us. If any of the foregoing ceases to be a primary US Government securities dealer, we will appoint in its place another nationally recognized investment banking firm that is a primary US Government securities dealer.

“Reference treasury dealer quotation” means the average, as determined by the trustee, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by a reference treasury dealer at 3.30 pm, New York City time, on the third business day preceding the redemption date.

We will make these make-whole payments on all the new notes we redeem, including new notes that have been converted on or after the date we mail the redemption notice and before the redemption date. We will pay the redemption price, including the make-whole payment, to the holders that surrender the new notes for redemption. In the case of these converted new notes, we will, on the redemption date,

Description of new notes

pay the make-whole payment to the holders that submitted the new notes for conversion. We will not reduce the make-whole payments by any amount of accrued and unpaid interest. However, if the redemption date is after a record date for the payment of an installment of interest and on or prior to an interest payment date, then the payment of interest becoming due on that interest payment date will be payable, on that interest payment date, to the holder of record at the close of business on the record date, and the make-whole payment will not include such interest payment. The redemption date must be a business day.

Furthermore, upon conversion by a holder of new notes that are converted on or after the date we mail the redemption notice and before the redemption date that would otherwise result in an issuance of shares of our common stock in excess of the issuance cap described above under “—Limitation on right to convert new notes”, we will issue the maximum number of shares of common stock deliverable in connection with such conversion that does not result in an issuance of shares in excess of the issuance cap and, in lieu of the shares that would otherwise be deliverable upon such conversion in the absence of the issuance cap, we will, upon such conversion, make a cash payment in lieu of the shares we are unable to deliver upon such conversion because of the issuance cap. However, we will not make a cash payment on shares that would otherwise be deliverable upon such conversion in the absence of the issuance cap to the extent the issuance cap is exceeded because such holder holds share of our common stock, or is deemed to hold shares of our common stock underlying derivative securities (other than new notes), in either case purchased in open market or in other transactions other than from us since the date of initial issuance of the new notes. We refer to these shares as market purchase shares. Such cash payment, if any, that we will make will be in an amount equal to (1) the product of such number of shares we were unable to deliver less the number of market purchase shares, multiplied by (2) the average of the closing sale prices of our common stock for the five consecutive trading days ending on, and including, the trading day immediately preceding the applicable conversion date.

Optional redemption

Except as set forth under “—Provisional redemption” above, prior to August 15, 2012, we cannot redeem the new notes. We may redeem the new notes at our option, in whole or in part, at any time, and from time to time, on or after August 15, 2012, on a date not less than 30 nor more than 60 days after the day we mail a redemption notice to each holder of new notes to be redeemed at the address of the holder appearing in the security register, at a redemption price, payable in cash, equal to 100% of the principal amount of the new notes we redeem plus any accrued and unpaid interest to, but excluding, the redemption date. However, if a redemption date is after a record date for the payment of an installment of interest and on or before the related interest payment date, then the payment of interest becoming due on that interest payment date will be payable, on that interest payment date, to the holder of record at the close of business on the record date, and the redemption price will not include any accrued and unpaid interest. The redemption date must be a business day. Subject to our right to redeem the new notes as set forth under “—Provisional redemption” above, we will make at least eight semi-annual interest payments on the new notes before we may redeem the new notes at our option.

Upon conversion of new notes by a holder that are converted on or after the date we mail the redemption notice and before the redemption date that would otherwise result in an issuance of shares of our common stock in excess of the issuance cap described above under “—Limitation on right to convert new notes” we will issue the maximum number of shares of common stock deliverable in connection with such conversion that does not result in an issuance of shares in excess of the issuance cap and, in lieu of the shares that would otherwise be deliverable upon such conversion in the absence of the issuance cap, we will, upon such conversion, make a cash payment in lieu of the shares we are unable to deliver upon such conversion because of the issuance cap. However, we will not make a cash payment on shares that would otherwise be deliverable upon such conversion in the absence of the

Description of new notes

issuance cap to the extent the issuance cap is exceeded because such holder holds share of our common stock, or is deemed to hold shares of our common stock underlying derivative securities (other than new notes), in either case purchased in open market or in other transactions other than from us since the date of initial issuance of the new notes. We refer to these shares as market purchase shares. Such cash payment, if any, that we will make will be in an amount equal to (1) the product of such number of shares we were unable to deliver less the number of market purchase shares, multiplied by (2) the average of the closing sale prices of our common stock for the five consecutive trading days ending on, and including, the trading day immediately preceding the applicable conversion date.

For a discussion of certain tax consequences to a holder upon a redemption of new notes, see “Material US federal income tax consequences—Consequences to US holders—Sale, redemption or exchange of new notes and “—Consequences to non-US holders—Sale or exchange of new notes or common stock.”

Payment and selection of new notes to redeem

If the paying agent holds money sufficient to pay the redemption price due on a new note on the redemption date in accordance with the terms of the indenture, then, on and after the redemption date, the new note will cease to be outstanding and interest on the new note will cease to accrue, whether or not the holder delivers the new note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the redemption price upon delivery of the new note.

The conversion right with respect to any new notes we have called for redemption will expire at the close of business on the last business day immediately preceding the redemption date, unless we default in the payment of the redemption price.

If we redeem less than all of the outstanding new notes, the trustee will select the new notes to be redeemed in integral multiples of $1,000 principal amount by lot, on a pro rata basis or in accordance with any other method the trustee considers fair and appropriate. However, we may redeem the new notes only in integral multiples of $1,000 principal amount. If a portion of a holder’s new notes is selected for partial redemption and the holder converts a portion of the new notes, the principal amount of the new note that is subject to redemption will be reduced by the principal amount that the holder converted.

We will not redeem any new notes at our option if there has occurred and is continuing an event of default with respect to the new notes, other than a default in the payment of the redemption price with respect to those new notes.

PURCHASE OF NEW NOTES BY US AT THE OPTION OF THE HOLDER

On August 15, 2012, the purchase date, a holder may require us to purchase all or a portion of the holder’s new notes, at a price in cash equal to 100% of the principal amount of the new notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date, subject to certain additional conditions. However, we will, on the purchase date, pay the accrued and unpaid interest to, but excluding, the purchase date to the holder of record at the close of business on the immediately preceding record date. Accordingly, the holder submitting the new note for purchase will not receive this accrued and unpaid interest unless that holder was also the holder of record at the close of business on the immediately preceding record date.

On each purchase date, we will purchase all new notes for which the holder has delivered and not withdrawn a written purchase notice. Holders may submit their written purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days before the purchase date until the close of business on the business day immediately preceding the purchase date.

For a discussion of certain tax consequences to a holder receiving cash upon a purchase of the new notes at the holder’s option, see “Material US federal income tax consequences.”

Description of new notes

We will give notice on a date that is at least 20 business days before each purchase date to all holders at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things:

➢	the amount of the purchase price,

➢	that new notes with respect to which the holder has delivered a purchase notice may be converted only if the holder withdraws the purchase notice in accordance with the terms of the indenture, and

➢	the procedures that holders must follow to require us to purchase their new notes, including the name and address of the paying agent.

To require us to purchase its new notes, the holder must deliver a purchase notice that states:

➢	the certificate numbers of the holder’s new notes to be delivered for purchase, if they are in certificated form,

➢	the principal amount of the new notes to be purchased, which must be an integral multiple of $1,000, and

➢	that the new notes are to be purchased by us pursuant to the applicable provisions of the indenture.

A holder that has delivered a purchase notice may withdraw the purchase notice by delivering a written notice of withdrawal to the paying agent before the close of business on the business day before the purchase date. The notice of withdrawal must state:

➢	the name of the holder,

➢	a statement that the holder is withdrawing its election to require us to purchase its new notes,

➢	the certificate numbers of the new notes being withdrawn, if they are in certificated form,

➢	the principal amount being withdrawn, which must be an integral multiple of $1,000, and

➢	the principal amount, if any, of the new notes that remain subject to the purchase notice, which must be an integral multiple of $1,000.

If the new notes are not in certificated form, the above notices must comply with appropriate DTC procedures.

To receive payment of the purchase price for a new note for which the holder has delivered and not withdrawn a purchase notice, the holder must deliver the new note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will pay the purchase price for the new note on the later of the purchase date and the time of delivery of the new note, together with necessary endorsements.

If the paying agent holds on a purchase date money sufficient to pay the purchase price due on a new note in accordance with the terms of the indenture, then, on and after that purchase date, the new note will cease to be outstanding and interest on the new note will cease to accrue, whether or not the holder delivers the new note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the purchase price upon delivery of the new note.

We may not have the financial resources, and we may not be able to arrange for financing, to pay the purchase price for all new notes holders have elected to have us purchase. Furthermore, our then existing indebtedness may prohibit us from paying the purchase price. See “Risk factors—Risks related to the new notes—We may not have the ability to pay interest on the new notes, purchase the new notes upon a fundamental change or otherwise when required to repay principal on the notes or to pay any cash payment due upon conversion in connection with a fundamental change.” Our failure to purchase the new notes when required would result in an event of default with respect to the new notes. An event of default may, in turn, cause a default under our then existing other indebtedness.

Description of new notes

We will not purchase any new notes at the option of holders if there has occurred and is continuing an event of default with respect to the new notes, other than a default in the payment of the purchase price with respect to those new notes or a default arising from our failure to provide the notice described above.

In connection with any purchase offer, we will, to the extent applicable:

➢	comply with the provisions of Rule 13e-4 and Regulation 14E and all other applicable laws, and

➢	file a Schedule TO or any other required schedule under the Exchange Act or other applicable laws.

HOLDERS MAY REQUIRE US TO REPURCHASE THEIR NEW NOTES UPON A FUNDAMENTAL CHANGE

If a “fundamental change”, as defined below, occurs, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to repurchase for cash all or any portion of the holder’s new notes in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of the new notes to be repurchased, plus, except as described below, any accrued and unpaid interest to, but excluding, the “fundamental change repurchase date”, as defined below.

However, if the fundamental change repurchase date is after a record date for the payment of an installment of interest and on or before the related interest payment date, then the payment of interest becoming due on that interest payment date will be payable, on that interest payment date, to the holder of record at the close of business on the record date, and the repurchase price will not include any accrued and unpaid interest.

We must repurchase the new notes on a date of our choosing, which we refer to as the “fundamental change repurchase date.” However, the fundamental change repurchase date must be no later than 35 days, and no earlier than 20 days, after the date we have mailed a notice of the fundamental change, as described below.

Within five business days after the occurrence of a fundamental change, we must mail to all holders of new notes at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, a notice regarding the fundamental change. We must also publish the notice in The New York Times, the Wall Street Journal or another newspaper of national circulation. The notice must state, among other things:

➢	the events causing the fundamental change,

➢	the date of the fundamental change,

➢	the fundamental change repurchase date,

➢	the last date on which a holder may exercise the repurchase right,

➢	the fundamental change repurchase price,

➢	the names and addresses of the paying agent and the conversion agent,

➢	the procedures that holders must follow to exercise their repurchase right,

➢	the conversion rate and any adjustments to the conversion rate that will result from the fundamental change, and

➢	that new notes with respect to which a holder has delivered a fundamental change repurchase notice may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture.

Description of new notes

To exercise the repurchase right, a holder must deliver a written fundamental change repurchase notice to the paying agent no later than the close of business on the business day immediately preceding the fundamental change repurchase date. This written notice must state:

➢	the certificate numbers of the new notes that the holder will deliver for repurchase, if they are in certificated form,

➢	the principal amount of the new notes to be repurchased, which must be an integral multiple of $1,000, and

➢	that the new notes are to be repurchased by us pursuant to the fundamental change provisions of the indenture.

A holder may withdraw any fundamental change repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal must state:

➢	the name of the holder,

➢	a statement that the holder is withdrawing its election to require us to repurchase its new notes,

➢	the certificate numbers of the new notes being withdrawn, if they are in certificated form,

➢	the principal amount of new notes being withdrawn, which must be an integral multiple of $1,000, and

➢	the principal amount, if any, of the new notes that remain subject to the fundamental change repurchase notice, which must be an integral multiple of $1,000.

If the new notes are not in certificated form, the above notices must comply with appropriate DTC procedures.

To receive payment of the fundamental change repurchase price for a new note for which the holder has delivered and not withdrawn a fundamental change repurchase notice, the holder must deliver the new note, together with necessary endorsements, to the paying agent at any time after delivery of the fundamental change repurchase notice. We will pay the fundamental change repurchase price for the new note on the later of the fundamental change repurchase date and the time of delivery of the new note, together with necessary endorsements.

For a discussion of certain tax consequences to a holder upon the exercise of the repurchase right, see “Material US federal income tax consequences—Consequences to US holders—Sale, redemption or exchange of new notes” and “—Consequences to non-US holders—Sale or exchange of new notes or common stock.”

If the paying agent holds on the fundamental change repurchase date money sufficient to pay the fundamental change repurchase price due on a new note in accordance with the terms of the indenture, then, on and after the fundamental change repurchase date, the new note will cease to be outstanding and interest on such new note will cease to accrue, whether or not the holder delivers the new note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the fundamental change repurchase price upon delivery of the new note.

A “fundamental change” generally will be deemed to occur upon the occurrence of a “change in control” or a “termination of trading.”

A “change in control” generally will be deemed to occur at such time as:

➢	any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as that term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total outstanding voting power of all classes of our capital stock entitled to vote generally in the election of directors (“voting stock”),

Description of new notes

➢	there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act,

➢	we consolidate with, or merge with or into, another person or any person consolidates with, or merges with or into, us, unless either:

➢	the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such consolidation or merger “beneficially own,” directly or indirectly, immediately after such consolidation or merger, shares of the surviving or continuing corporation’s voting stock representing at least a majority of the total outstanding voting power of all outstanding classes of voting stock of the surviving or continuing corporation in substantially the same proportion as such ownership immediately prior to such consolidation or merger, or

➢	both of the following conditions are satisfied (we refer to such a transaction as a “listed stock business combination”):

-	at least 95% of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in such consolidation or merger consists of common stock and any associated rights traded on a US national securities exchange (or which will be so traded when issued or exchanged in connection with such consolidation or merger), and

-	as a result of such consolidation or merger, the notes become convertible solely into such common stock and associated rights,

➢	the following persons cease for any reason to constitute a majority of our board of directors:

-	individuals who on the first issue date of the new notes constituted our board of directors, and

-	any new directors whose election to our board of directors or whose nomination for election by our stockholders was approved by at least a majority of our directors then still in office either who were directors on such first issue date of the new notes or whose election or nomination for election was previously so approved, or

➢	we are liquidated or dissolved or holders of our capital stock approve any plan or proposal for our liquidation or dissolution.

There is no precise, established definition of the phrase “all or substantially all” under applicable law. Accordingly, there may be uncertainty as to whether a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets would permit a holder to exercise its right to have us repurchase its new notes in accordance with the fundamental change provisions described above.

A “termination of trading” is deemed to occur if our common stock (or other common stock into which the new notes are then convertible) is no longer listed for trading on a US national securities exchange.

We may not have the financial resources, and we may not be able to arrange for financing, to pay the fundamental change repurchase price for all new notes holders have elected to have us repurchase. Furthermore, the terms of our then existing indebtedness may prohibit our payment of the fundamental change repurchase price. See “Risk factors—Risks related to the new notes—We may not have the ability to pay interest on the new notes, purchase the new notes upon a fundamental change or otherwise when required to repay principal on the new notes or to pay any cash payment due upon conversion in connection with a fundamental change.” Our failure to repurchase the new notes when required would result in an event of default with respect to the new notes. An event of default may, in turn, cause a default under our then existing indebtedness.

Description of new notes

We may in the future enter into transactions, including recapitalizations, that would not constitute a fundamental change but that would increase our debt or otherwise adversely affect holders. The indenture for the new notes does not restrict our or our subsidiaries’ ability to incur indebtedness, including additional secured indebtedness. Our incurrence of additional indebtedness could adversely affect our ability to service our indebtedness, including the new notes.

In addition, the fundamental change repurchase feature of the new notes would not necessarily afford holders of the new notes protection in the event of highly leveraged or other transactions involving us that may adversely affect holders of the new notes. Furthermore, the fundamental change repurchase feature of the new notes may in certain circumstances deter or discourage a third party from acquiring us, even if the acquisition may be beneficial to you.

We will not repurchase any new notes at the option of holders upon a fundamental change if there has occurred and is continuing an event of default with respect to the new notes, other than a default in the payment of the fundamental change repurchase price with respect to the new notes or a default arising from our failure to provide the notice described above.

In connection with any fundamental change offer, we will, to the extent applicable:

➢	comply with the provisions of Rule 13e-4 and Regulation 14E and all other applicable laws, and

➢	file a Schedule TO or any other required schedule under the Exchange Act or other applicable laws.

RANKING

From the issuance date of the new notes until the collateral effective date, as defined herein, the new notes will be our senior unsecured obligations and will be equal in priority with our existing and future senior unsecured indebtedness. After the collateral effective date, which is expected to occur by February 15, 2009, it is expected that the new notes will be our senior obligations secured by certain assets of our domestic subsidiaries and will be effectively senior to our existing and future senior unsecured indebtedness to the extent of the value of the collateral granted by our domestic subsidiaries securing such indebtedness after satisfaction of the claims of creditors with senior security interests thereon, including any outstanding notes that remain outstanding following completion of the exchange offer. The new notes will be effectively subordinated to all of our other existing and future senior secured indebtedness to the extent of the priority and value of the liens securing such indebtedness and all liabilities, including trade payables and lease obligations, of our subsidiaries, except that the new notes will be effectively senior (after the collateral effective date) to all unsecured liabilities of our subsidiaries to the extent of the value of the collateral granted for the benefit of the holders of the new notes by such subsidiaries (but will nonetheless be effectively subordinated to such subsidiaries’ existing and future secured indebtedness, including secured guarantees by such subsidiaries of our indebtedness, to the extent secured by a prior lien on such collateral). Any right by us to receive the assets of any of our subsidiaries upon its liquidation or reorganization, and the consequent right of the holders of the new notes to participate in these assets, will be structurally subordinated to the claims of that subsidiary’s creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary that is senior to that held by us.

A significant portion of our operations are conducted through our subsidiaries. However, the new notes are exclusively our obligations with no recourse to any of the assets of our subsidiaries other than, after the collateral effective date, the collateral pledged by our subsidiary grantors. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the new notes or to make any funds available for payment on the new notes, whether by dividends, loans or other payments, and the new notes will otherwise be non-recourse to any of our subsidiaries other than, after the collateral effective date, the collateral pledged by such subsidiaries. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may

Description of new notes

be subject to statutory, contractual or other restrictions, may depend on the earnings or financial condition of those subsidiaries and are subject to various business considerations. As a result, we may be unable to gain access to the cash flow or assets of our subsidiaries. Further, a significant portion of our operations are conducted through foreign subsidiaries. If a significant amount of cash is needed in the United States or we are not able to negotiate revised covenant terms on our existing indebtedness, we may need to repatriate funds from foreign subsidiaries in a non-tax-efficient manner, which would require us to pay additional US taxes. See “Risk Factors—Risks related to our business—We may incur significant taxes to repatriate funds.”

The indenture does not limit the amount of additional indebtedness, including secured indebtedness, which we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee other than as described under “—Limitation on certain indebtedness.”

For a description of our existing indebtedness, see “Description of other indebtedness.”

SECURITY

General

The new notes will be secured, after the collateral effective date, by second-priority liens granted by certain of our existing and future domestic subsidiaries on their accounts receivable and equipment (whether now owned or hereafter arising or acquired), subject to certain exceptions, solely to the extent such assets secure obligations under our credit facility or other first-priority lien obligations, and subject to certain permitted liens and encumbrances described in the security documents.

The collateral effective date will be the earlier of:

➢	the date on which our credit facility is terminated, so long as there are no amounts outstanding under the credit facility as of such date, and

➢	the effective date of an amendment to the provisions of our credit facility, or the consent from our senior lenders, which shall permit the issuance of the second-priority liens securing the new notes.

The security documents are expected to include a security agreement, an intercreditor agreement, the proposed amendment of our credit facility and related agreements and documents.

The obligations under our credit facility, and the guarantees thereof by each of the subsidiary grantors, will be secured by a first-priority lien on the collateral. The value of the collateral securing the second priority liens is not intended to fully collateralize the new notes. As set out in more detail below, upon an enforcement event or insolvency proceeding, proceeds from the collateral will be applied first to satisfy such other obligations and then to satisfy obligations on the new notes. In addition, the subsidiary grantors will be permitted to create additional liens under specified circumstances, including certain additional liens on the collateral with more senior priority than that of the new notes.

Security under the new notes

The new notes will, after the collateral effective date, be secured by the accounts receivable and equipment of each of our US subsidiaries, including Taylor Technology, Inc., Keystone Analytical, Inc., PharmaNet LLC and PharmaNet, Inc., which subsidiaries are collectively referred to herein as the subsidiary grantors, subject to certain exceptions. A description of the accounts receivable and equipment of the subsidiary grantors is set forth below.

Accounts receivable

We bill accounts receivable of the subsidiary grantors when certain milestones defined in client contracts are achieved. Unbilled accounts receivable of the subsidiary grantors reflect the recognition of revenue

Description of new notes

as services are performed. All unbilled accounts receivable are of the subsidiary grantors are generally expected to be billed and collected within one year. As of September 30, 2008, we had one customer whose accounts receivable represented 14.77% of the consolidated accounts receivable of our subsidiary grantors; however, no customer accounted for more than 10.00% of the consolidated net revenue of our subsidiary grantors for the months ended September 30, 2008.

We base our allowance for doubtful accounts of the subsidiary grantors on estimates of the creditworthiness of clients, analysis of delinquent accounts, payment histories of our customers and judgment with respect to the current economic conditions. We generally do not require collateral. We believe our allowances are sufficient to respond to normal business conditions. We review accounts receivable of the subsidiary grantors on a regular basis for past due accounts, and write off any uncollectible amounts against an allowance.

The following table sets forth accounts receivable, net of the allowance for doubtful accounts, as of December 31, 2007 and 2006 and as of September 30, 2008 for the subsidiary grantors.

	As of	As of	As of
	September 30,	December 31,	December 31,
	2008	2007	2006

		(In thousands)
		(unaudited)

Accounts receivable—billed	$43,408	$44,438	$40,162
Accounts receivable—unbilled	26,059	36,855	26,906
Less: allowance for doubtful accounts	(517)	(455)	(326)

Accounts receivable, net	$68,950	$80,838	$66,742

Equipment

Our equipment is recorded at cost. Expenditures for major improvements and additions are charged to asset accounts. Replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are charged to expense as incurred. Depreciation is computed using the straight-line method, with a half-year convention, based on the estimated useful lives of the assets. The useful lives of our equipment ranges from three to ten years.

The following table sets forth the composition of the subsidiary grantors’ equipment as of December 31, 2007 and 2006 and as of September 30, 2008.

	As of	As of	As of
	September 30,	December 31,	December 31,
	2008	2007	2006

	(In thousands)
		(unaudited)

Furniture and fixtures	$6,138	$5,501	$4,927
Machinery and equipment	15,316	12,892	9,683
Computer equipment	4,225	3,728	3,626

Total	25,679	22,121	18,236
Less: accumulated depreciation	(11,523)	(8,800)	(6,963)

Total	$14,156	$13,321	$11,273

Description of new notes

Control over collateral and enforcement of liens

The proposed security documents provide that, while any senior priority obligations (or any commitments or letters of credit in respect thereof) are outstanding, the holders of the liens securing senior priority obligations will control at all times all remedies and other actions related to the collateral and the second-priority liens will not entitle the trustee or the holders of any of the new notes to take any action whatsoever (other than limited actions to preserve and protect the second-priority liens that do not impair the first-priority liens) with respect to the collateral. As a result, while any senior priority obligations (or any commitments or letters of credit in respect thereof) are outstanding, none of the trustee or the holders of the new notes will be able to force a sale of the collateral or otherwise exercise remedies normally available to secured creditors without the concurrence of the holders of the senior priority liens or challenge any decisions in respect thereof by the holders of the senior priority liens.

Proceeds realized from the collateral (including in an insolvency proceeding) will, under the proposed terms of the security documents, be applied (after the collateral effective date):

➢	first, to amounts owing to the holders of the first-priority liens in accordance with the terms of the senior priority obligations until they are paid in full (which terms currently include a requirement that letters of credit be cash collateralized);

➢	second, to amounts owing to the collateral agent in its capacity as such in accordance with the terms of the security documents;

➢	third, to amounts owing to the trustee in its capacity as such in accordance with the terms of the indenture and to the representatives of any other holders of debt, in their capacity as such, secured on a second-priority basis;

➢	fourth, ratably to amounts owing to the holders of the new notes in accordance with the terms of the indenture;

➢	fifth, to us and/or other persons entitled thereto.

All of the collateral has not been appraised in connection with the offering of the new notes. As of September 30, 2008 the aggregate book value of the accounts receivable constituting collateral was $68.95 million, and as of September 30, 2008, the aggregate value of the equipment collateral was $14.16 million. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the collateral at such time and the timing and the manner of the sale. Likewise, there can be no assurance that the collateral will be saleable, or, if saleable, that there will not be substantial delays in its liquidation. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds, if any, from any sale of liquidation of the collateral will be sufficient to pay our obligations under the new notes. In addition, the fact that the lenders under our credit facility will receive proceeds from enforcement of the collateral before holders of the new notes, and that other persons may have first-priority liens in respect of assets subject to permitted liens could have a material adverse effect on the amount that would be realized upon a liquidation of the collateral. Accordingly, there can be no assurance that proceeds of any sale of the collateral pursuant to the indenture and the related security documents following an event of default would be sufficient to satisfy, or would not be substantially less than, amounts due under the new notes.

If the proceeds of the collateral are not sufficient to repay all amounts due on the new notes, the holders of the new notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only an unsecured claim against our remaining assets and no claim against the remaining assets of our subsidiary grantors.

Description of new notes

Release of liens

The security documents provide that, to the extent that the holders of the senior priority liens release their senior-priority liens (including with respect to the disposition of collateral) on all or any portion of the collateral, the second-priority liens on such collateral securing the new notes will likewise be released.

However, if the senior priority liens are released in connection with the repayment (or cash collateralization of letters of credit) of the senior priority lien obligations and termination of the commitments and any hedging or similar obligations thereunder, the second-priority liens on the collateral will not be released, except to the extent the collateral or any portion thereof was disposed of by the senior representative or by us or the subsidiary grantors in a disposition the proceeds of which will be applied to repay (or cash collateralize) in whole or in part the senior priority lien obligations secured by the collateral, and after repayment (or cash collateralization) in full of the senior priority lien obligations and termination of the commitments thereunder, the trustee (acting at the direction of the holders of a majority of outstanding principal amount of the new notes) will have the right to direct the collateral agent to exercise remedies and to take other actions with respect to the collateral.

If, after the liens on any collateral securing the new notes are released as contemplated above, the senior obligations (or any portion thereof) are thereafter secured by assets of a type constituting collateral under the security documents, the new notes will then be required to be secured by a junior priority lien on such assets, to the same extent and subject to the same relative priorities as they were prior to such release, pursuant to the security documents and the intercreditor agreement.

The security documents and the indenture also provide that the second-priority liens granted by any of our subsidiary grantors may be automatically released when such subsidiary grantor is released from its obligations under the security documents in accordance with the terms of the indenture. In addition, the second-priority liens securing the notes will be released (a) upon discharge of the new notes as set forth below under “—Discharge,” (b) upon payment in full of principal, interest and all other obligations on the new notes issued under the indenture, (c) with the consent of the requisite holders of the new notes in accordance with the provisions under “—Modification and waiver,” including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the new notes and (d) in connection with any disposition of collateral to any person (other than any of the subsidiary grantors) that is permitted by the indenture (with respect to the lien on such collateral).

Amendments to security documents

So long as the senior obligations (or any commitments in respect thereof) are outstanding, the intercreditor agreement will require that certain changes, waivers, modifications or amendments made by the senior parties in respect of the collateral documentation governing the senior obligations shall automatically apply to the security documents, and that the trustee shall confirm any such amendment, change, waiver or modification under the junior documents upon request; provided that any such change, waiver, modification or amendment that is prejudicial to the rights of the trustee and the holders of the new notes and does not affect the senior parties in a similar manner shall not apply to the security documents without the consent of the trustee (acting at the direction of the holders of a majority of the aggregate principal amount of the new notes).

Intercreditor agreement

The indenture requires that we, our grantor subsidiaries, the trustee and the appropriate representative (the “senior representative”) of the lenders (together with the senior representative, the “senior parties”) under our credit agreement or replacement credit facility, as applicable (the obligations thereunder, the “senior obligations”), enter into an intercreditor agreement that will establish the respective priorities of the liens securing the new notes, on the one hand, and the liens securing the senior obligations, on the

Description of new notes

other hand, on the collateral common to both, and will contain certain other restrictions and agreements as specified below. When we refer to the intercreditor agreement, we refer to the terms and conditions that we would propose in such an agreement. However, there is no assurance that we will be able to enter into an intercreditor agreement on those terms, and it is possible that we will enter into an intercreditor agreement with terms less favorable for the holders of the new notes than the terms described herein. Except as expressly and specifically stated otherwise, the indenture does not prohibit us or the collateral agent or trustee for the new notes from entering into an intercreditor agreement with such less favorable terms.

Although the holders of the new notes will not be parties to the intercreditor agreement, by their acceptance of the new notes they will agree to be bound by its terms and consent to the entry into the intercreditor agreement by the collateral agent or trustee for the new notes.

The credit agreement is, and a replacement credit facility likely will be, in part or in whole, revolving in nature, and the senior obligations at any time or from time to time may be increased or reduced and subsequently reborrowed, and aggregate commitment amounts with respect to the senior obligations may, subject to limitations set forth in the indenture (i.e., through September 30, 2009, a $45 million limit on the aggregate principal amount of the senior obligations), be increased, in each case without impacting the lien priorities set forth herein.

Pursuant to the intercreditor agreement, the senior parties have no fiduciary duties to the trustee, the collateral agent or the holders of the new notes in respect of the maintenance or preservation of the collateral or of the lien thereon securing the new notes. In addition, the trustee, the collateral agent and the holders of the new notes will pursuant to the intercreditor agreement waive, to the fullest extent permitted by law, any claim against the senior parties in connection with any actions they may take under the credit agreement or replacement credit facility, as applicable, or with respect to the collateral. They further waive, to the fullest extent permitted by law, any right to assert, or request the benefit of, any marshalling or similar rights that may otherwise be available to them. They further waive, to the fullest extent permitted by law, certain other rights (including rights relating to accounting, equitable remedies, consequential or punitive damages) they would have been entitled to both as secured creditors, and as unsecured creditors were the new notes not secured.

Pursuant to the intercreditor agreement, the trustee, for itself and on behalf of the holders of the new notes, irrevocably constitutes and appoints the senior representative and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place of the trustee or a holder of the new notes or in the senior representative’s own name, from time to time in the senior representative’s discretion, for the purpose of carrying out the terms of certain sections of the intercreditor agreement (including those relating to the release of the liens securing the new notes as permitted thereby, including releases upon sales due to enforcement of remedies), to take any and all appropriate action, and to execute and, if applicable, file any and all releases, documents and instruments, that may be necessary or desirable to accomplish the purposes of such sections of the intercreditor agreement, including any financing or termination statements, mortgage releases, intellectual property releases, endorsements or other instruments or transfer or release of such liens.

So long as the senior obligations are outstanding, if the trustee or the collateral agent holds any lien on any assets of ours or of our subsidiary grantors securing the new notes that are not also subject to liens of higher priority securing the senior obligations, the trustee or the collateral agent, as applicable, at the request of the senior representative, will permit the applicable subsidiary grantor to grant to the senior representative as security for the senior obligations a lien of higher priority (regardless of the manner of timing of perfection) on such assets, which collateral and the lien thereon shall be subject to the intercreditor agreement (in which case the collateral agent will, if such assets constitute collateral under

Description of new notes

the security documents, retain a junior lien on such assets subject to the terms of the intercreditor agreement).

The trustee, the collateral agent and the holders of the new notes agree that (1) in most circumstances the senior obligations will be required by the terms thereof and the intercreditor agreement to be prepaid or repaid with proceeds of dispositions of collateral, including any proceeds realized in a bankruptcy or insolvency proceeding, prior to repayment of the new notes and (2) they will not accept payments from such dispositions until applied to repayment of the senior obligations as so required.

None of the trustee or the holders of the new notes may commence or join in any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interest in or realize upon, or take any other action available to it in respect of, the collateral under any security document, applicable law or otherwise, at any time when such collateral is subject to any lien securing the senior obligations. Only the senior parties will be entitled to take any such actions or exercise any such remedies, and they may do so, and otherwise exercise all the rights and remedies of a secured creditor under applicable law, in such order as they determine. None of the trustee or the holders of the new notes may contest, protest or object to any such action or exercise of remedies by any senior party, or the forbearance by the senior parties from such actions or exercise. Notwithstanding the foregoing, the trustee and the collateral agent may, but neither has any obligation to, take all such actions it deems necessary to perfect or continue the perfection of the junior priority liens of the holders of the new notes on the collateral under the security documents so long as such actions would not vitiate or call into question the senior liens or the relative lien priorities set forth in the intercreditor agreement.

The trustee and the holders of the new notes generally agree that if they receive payments from the collateral or from proceeds of the disposition thereof in contravention of the intercreditor agreement, such payments will be held in trust by the recipient and promptly turned over to the senior representative for application to the senior obligations.

Each of the trustee and each holder of the new notes agrees that:

➢	it will not take or cause to be taken any action the purpose or effect of which is, or could be, to make any lien that the holders of the new notes have on the collateral pari passu with, or to give the trustee or the holders of the new notes any preference or priority relative to, any lien that the senior parties have with respect to such collateral,

➢	it will not without the consent of the relevant senior parties accept any collateral or security for the new notes beyond the accounts receivable and equipment of the subsidiary grantors,

➢	it will not challenge or question (or support any person in contesting or challenging) in any proceeding the validity, attachment, enforceability, perfection or priority of any security interest of the senior parties in the collateral securing the senior obligations,

➢	it will not take or cause to be taken any action the purpose or intent of which is, or could be, to contest, interfere with, or hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the collateral, or any other exercise of remedies with respect thereto, by the senior parties,

➢	it waives any rights it may have to object to the manner in which the senior parties seek to enforce or collect the senior obligations, regardless of whether any action or failure to act by the senior parties is adverse to the interests of the trustee or the holders of the new notes,

➢	the trustee shall take such actions and enter into such releases and other documents as appropriate to give effect to the provisions of the intercreditor agreement,

Description of new notes

➢	it will consent to any change in any terms or provisions of, and to any exercise or delay in exercising by the senior parties of their rights and remedies under applicable law or, the documentation governing the senior obligations, including any guarantees and security documentation relating thereto and any credit support therefor, subject to the indenture’s limitations on the principal amount thereof (i.e., through September 30, 2009, a $45 million limit on the aggregate principal amount of the senior obligations),

➢	no covenant, agreement or other provision contained in the indenture or the security documents shall be deemed to restrict in any way the rights and remedies of the senior parties with respect to collateral as set forth in the documentation governing the senior obligations or in the intercreditor agreement,

➢	it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the senior parties seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and waives any claim it may have with respect to, and none of the senior parties will be liable for, any action taken or omitted to be taken by the senior parties,

➢	the senior creditors may amend or modify the documentation governing the senior obligations freely from time to time (including without limitation increasing the principal amount (subject to the $45.0 million limitation on the aggregate principal amount of the senior obligations which applies through September 30, 2009) of the obligations under and the interest rate applicable to the senior obligations) without the need for any consent or approval from the note holders or the trustee,

➢	the terms of the intercreditor agreement will be reinstated in the event that any payment which resulted in the retirement of the senior obligations is subsequently avoided as a preference, fraudulent transfer, etc.,

➢	it will not consent to any modification of the indenture or the security documents inconsistent with the provisions of the intercreditor agreement restricting such modifications, and

➢	it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of the intercreditor agreement.

In addition, if we or any of our subsidiary grantors are subject to any insolvency or liquidation proceeding (an “insolvent party”), the trustee and the holders of the new notes agree that:

➢	they will consent to the insolvent party’s use of cash collateral and the proceeds of any DIP financing if the senior parties consent to such usage and will not support any other person in objecting to the foregoing,

➢	they shall not seek or require the insolvent party to provide any adequate protection, or accept any such adequate protection, for claims in respect of the new notes except replacement or additional liens on such categories of assets which shall constitute collateral for the new notes as of the collateral effective date that are fully junior and subordinate to the liens securing the senior obligations, and except for the foregoing, will not seek or accept any payments pursuant to Section 362(d)(3)(B) of Title 11 of the United States Code,

➢	if the senior parties consent to a debtor-in-possession (“DIP”) financing, whether or not it provides for priming of the senior obligations, the trustee and the holders of the new notes will be deemed to have consented to priming of their liens and will not object to the DIP financing (provided that, solely in the context of an insolvency proceeding commenced on or prior to September 30, 2009, the aggregate principal amount of the DIP financing, plus the aggregate principal amount of senior obligations, does not exceed $45 million) or any adequate protection provided to the senior parties, except that if the senior parties are granted adequate protection in the form of additional collateral comprising assets of subsidiary grantor of a type constituting collateral under the security documents, the collateral agent or the trustee may seek or request adequate protection in the form of a

Description of new notes

replacement lien on such assets, which lien is fully junior and subordinate to the lien granted to the senior parties and the DIP financing providers,

➢	they will consent to subordinate the liens securing the new notes to (x) the liens securing any DIP financing, (y) any adequate protection liens provided to the senior parties, and (z) any “carve-out” for professional and United States Trustee fees agreed to by the senior representative,

➢	they will not without the senior creditors’ consent propose, support or participate in any DIP financing which is not proposed or supported by the senior creditors,

➢	none of them shall contest, or support any other person contesting, (x) any request by the senior parties for adequate protection, or (y) any objection by the senior parties to any motion, relief, action or proceeding based on any senior party claiming a lack of adequate protection,

➢	none of them shall oppose, or support any other person opposing, any claim by a senior party for allowance consisting of post-petition interest to the extent of the value of the collateral securing the senior obligations, without regard to the existence of the lien securing the new notes,

➢	without the consent of the senior parties, the trustee and the holders of the new notes will not seek relief from the automatic stay so long as any senior obligations are outstanding,

➢	they will not oppose any sale or other disposition of any of the assets constituting senior collateral, whether or not such assets collateralize the new notes (including any post-petition property subject to adequate protection liens) which sale or disposition is consented to by the senior parties, and

➢	they will not vote in favor of any plan of reorganization unless (1) such plan provides for the payment in full in cash on the effective date of such plan of reorganization of all claims of the senior parties in respect of the senior obligations and the cash collateralization of the face amount of the letters of credit issued under the credit agreement or replacement credit facility, as applicable, or (2) such plan is approved by the senior parties, and they will vote in favor of any plan of reorganization which meets the foregoing parameters if such plan is supported by the senior parties.

ADDITIONAL COVENANTS

Limitation on exchange

The indenture requires that we will not, following completion of the exchange offer, permit any of the outstanding notes that remain outstanding to be exchanged (with “exchange” for these purposes including any exchange as well as any purchase of new debt together with a sale to the company of outstanding notes (whether or not such purchase and sale are substantially contemporaneous) or any other type of constructive exchange) for any of our indebtedness issued to such person that is secured by a lien on any of our or our subsidiaries’ assets or for any indebtedness of our subsidiaries.

Limitation on certain indebtedness

The indenture requires that, until September 30, 2012, we will not, and will not permit any of our domestic subsidiaries (and, solely until the earlier of the date on which no existing notes are outstanding or September 30, 2012, permit any of our foreign subsidiaries) to, directly or indirectly, create, incur, assume, or permit to exist, directly or indirectly, any indebtedness (with such term to be defined on terms substantially similar to that in the existing credit agreement as in effect on the date of this prospectus) except the following, which we refer to as “permitted indebtedness”:

(1)  indebtedness evidenced by the new notes;

(2)  any indebtedness incurred by us that is unsecured (including without limitation unsecured indebtedness that constitutes “securities” under federal securities laws); provided that in the case of intercompany indebtedness owed by us to any of our subsidiaries, such indebtedness incurred by us shall be subordinated as provided in clause (5) below;

Description of new notes

(3)  (i) indebtedness outstanding on the date of initial issuance of the new notes and (ii) refinancings or renewals thereof (other than refinancings or renewals of outstanding notes remaining outstanding following completion of this exchange offer (it being understood that such outstanding notes may be refinanced in accordance with clause (2) or (11) of this covenant)); provided that (A) any such refinancing indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing indebtedness has a later or equal final maturity and longer or equal weighted average life than the indebtedness being renewed or refinanced and (C) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the holders of the new notes than those contained in the indebtedness being renewed or refinanced;

(4)  indebtedness under hedging obligations with respect to interest rates, foreign currency exchange rates or commodity prices, in each case entered into in the ordinary course of business and not for speculative purposes; provided that if such hedging obligations relate to interest rates, (i) such hedging obligations relate to payment obligations on indebtedness otherwise permitted to be incurred under the indenture and security documents and (ii) the notional principal amount of such hedging obligations at the time incurred does not exceed the principal amount of the indebtedness to which such hedging obligations relate;

(5)  intercompany indebtedness owed by us or one or more of our subsidiaries to another of our subsidiaries; provided that in the case of intercompany indebtedness owed by us to any of our subsidiaries, such indebtedness shall be subordinated in right of payment to the new notes (with “subordination” for these purposes meaning that no payment may be made on account of such indebtedness if an event of default is then in existence or would result from the making of such payment);

(6)  indebtedness in respect of purchase money obligations (including without limitation purchase money mortgage debt) and capital lease obligations, and refinancings or renewals thereof, in the ordinary course of business;

(7)  indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any company in the ordinary course of business, including guarantees or obligations of any company with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed), so long as such indebtedness is incurred in the ordinary course of business;

(8)  guarantees by us of obligations of our subsidiaries in respect of indebtedness otherwise permitted under this covenant, and guarantees by our subsidiaries of obligations of us in respect of indebtedness permitted under clause (11) of this covenant;

(9)  indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such indebtedness is extinguished within five business days of incurrence;

(10)  indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(11)  other secured indebtedness of us (including indebtedness under our revolving credit agreement or a replacement credit facility); provided, that (a) secured indebtedness under this clause (11) shall not include indebtedness that constitutes “securities” within the meaning of US federal securities laws; and (b) until the earlier of the date on which no outstanding notes are outstanding or September 30, 2012,

Description of new notes

the aggregate principal amount of indebtedness permitted under this clause (11) shall not exceed $45.0 million at any time outstanding;

(12)  other indebtedness to the extent secured solely by both of our existing parcels of real property assets located in Miami, Florida; and

(13)  other indebtedness of any subsidiary acquired after the exchange date or a subsidiary merged into or consolidated with us or any of our subsidiaries after the exchange date that is assumed in connection with the acquisition of assets, and which indebtedness in each case, exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event. .

Limitation on Liens

The indenture requires that, until September 30, 2012, we will not, and will not permit any of our subsidiaries to, create, incur, assume or permit to exist, directly or indirectly, any lien (with such term to be defined on terms substantially similar to that in the existing credit agreement as in effect on the date of this prospectus) on any property now owned or hereafter acquired by us or our domestic subsidiaries (and, solely until the earlier of the date on which no outstanding notes remain outstanding or September 30, 2012, property owned or hereafter acquired by our foreign subsidiaries) or on any income or revenues or rights in respect of any thereof, except the following, which we refer to as “permitted liens”:

(1)  inchoate liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and liens for taxes, assessments or governmental charges or levies, which (i) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such lien, or (ii) in the case of any such charge or claim which has or may become a lien against any of the collateral, such lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(2)  liens in respect of property of us and our subsidiaries imposed by requirements of law, which were incurred in the ordinary course of business and do not secure indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ liens and other similar liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of us and our subsidiaries, taken as a whole, and do not materially impair the use thereof in the operation of the business of us and our subsidiaries, taken as a whole, (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such lien, and (iii) in the case of any such lien which has or may become a lien against any of the collateral, such lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(3)  easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any real property, in each case whether now or hereafter in existence, not (i) securing indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such real property or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of us and our subsidiaries at such real property;

(4)  liens arising out of judgments, attachments or awards not resulting in a default and in respect of which such company shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings and,

Description of new notes

in the case of any such lien which has or may become a lien against any of the collateral, such lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(5)  liens (other than any lien imposed by the Employee Retirement Income Security Act of 1974, as amended) (x) imposed by requirements of law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x), (y) and (z) of this paragraph (5), such liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings for orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such lien, (ii) to the extent such liens are not imposed by requirements of law, such liens shall in no event encumber any property other than cash and cash equivalents, (iii) in the case of any such lien against any of the collateral, such lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions and (iv) the aggregate amount of deposits at any time pursuant to clause (y) and clause (z) of this paragraph (5) shall not exceed $600,000 in the aggregate;

(6)  liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by us or our subsidiaries in the ordinary course of business in accordance with the past practices of us or our subsidiaries;

(7)  liens securing indebtedness permitted to be incurred pursuant to clause (6) of the definition of permitted indebtedness; provided that any such liens attach only to the property being financed pursuant to such indebtedness and do not encumber any other property of us and our subsidiaries;

(8)  bankers’ liens, rights of setoff and other similar liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by us or our subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such liens are non-consensual and arise by operation of law, in no case shall any such liens secure (either directly or indirectly) the repayment of any indebtedness;

(9)  liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with us or a subsidiary to the extent not prohibited under the indenture (and not created in anticipation or contemplation thereof); provided that such liens do not extend to property not subject to such liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing lien;

(10)  liens granted in support of the new notes;

(11)  liens securing indebtedness permitted to be incurred pursuant to clause (11) of the definition of permitted indebtedness;

(12)  licenses of intellectual property granted by us or our subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of us and our subsidiaries;

(13)  the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods; and

Description of new notes

(14)  liens securing indebtedness permitted to be incurred pursuant to clause (12) of the definition of permitted indebtedness.

Definitions
For purposes of the above covenants, the following term has the following meaning:

“Contested Collateral Lien Conditions” will mean, with respect to any permitted lien of the type described in clauses (1), (2), (4) and (5) of the definition of permitted liens, the following conditions:

(1)  we will cause any proceeding instituted contesting such lien to stay the sale or forfeiture of any portion of the collateral on account of such lien;

(2)  to the extent such lien is in an amount in excess of $200,000, we or our subsidiaries, as appropriate, will maintain cash reserves in an amount sufficient to pay and discharge such lien and our reasonable estimate of all interest and penalties related thereto; and

(3)  such lien will in all respects be subject and subordinate in priority to the lien and security interest created and evidenced by the security documents, except if and to the extent that the requirement of law creating, permitting or authorizing such lien provides that such lien is or must be superior to the lien and security interest created and evidenced by the security documents.

For purposes of the above covenants, the term “subsidiary” shall not be deemed to include our 49% joint venture in Barcelona, Spain.

Covenant to cause the collateral effective date to occur

We have agreed to take all action necessary in order to cause the collateral effective date to occur on or prior to February 15, 2009. The failure of the collateral effective date to occur on or prior to February 15, 2009 will constitute an event of default under the terms of the new notes.

Security under our credit facility

The obligations under our credit facility are:

➢	guaranteed by each of our US subsidiaries,

➢	secured by a lien on our vacant land in Miami, Florida,

➢	secured by a pledge of all of the assets of our US operations and US subsidiaries, and

➢	secured by a pledge of 66% of the stock of some of our foreign subsidiaries.

As of December 31, 2007, the US assets collateralizing the credit facility were valued at $418.1 million, including goodwill and intangible assets. As of September 30, 2008, the US assets collateralizing the credit facility were valued at $189.50 million, including goodwill and intangible assets.

CONSOLIDATION, MERGER AND SALE OF ASSETS

The indenture prohibits us from consolidating with or merging with or into, or selling, transferring, leasing, conveying or otherwise disposing of all or substantially all of our property or assets to, another person (including pursuant to a statutory arrangement), whether in a single transaction or series of related transactions, unless, among other things:

➢	such other person is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia,

➢	such person assumes all of our obligations under the new notes and the indenture, and

➢	no default or event of default exists immediately after giving effect to the transaction or series of transactions.

Description of new notes

When the successor assumes all of our obligations under the indenture, except in the case of a lease, our obligations under the indenture will terminate.

Some of the transactions described above could constitute a fundamental change that permits holders to require us to repurchase their new notes, as described under “—Holders may require us to repurchase their new notes upon a fundamental change.”

There is no precise, established definition of the phrase “all or substantially all” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets.

EVENTS OF DEFAULT

The following are events of default under the indenture for the new notes:

➢	our failure to pay the principal of or premium, if any, on any new note when due, whether at maturity, upon redemption, on the purchase date with respect to a purchase at the option of the holder, on a fundamental change repurchase date with respect to a fundamental change or otherwise,

➢	our failure to pay an installment of interest on any new note when due, if the failure continues for 30 days after the date when due,

➢	our failure to satisfy our conversion obligations upon the exercise of a holder’s conversion right,

➢	our failure to timely provide notice as described under “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change”, “—Purchase of new notes by us at the option of the holder” or “—Holders may require us to repurchase their new notes upon a fundamental change”,

➢	our failure to comply with any other term, covenant or agreement contained in the new notes or the indenture, if the failure is not cured within 60 days after notice to us by the trustee or to the trustee and us by holders of at least 25% in aggregate principal amount of the new notes then outstanding, in accordance with the indenture,

➢	a default by us or any of our subsidiaries in the payment when due, after the expiration of any applicable grace period, of principal of, or premium, if any, or interest on, indebtedness for money borrowed in the aggregate principal amount then outstanding of $5.0 million or more, or acceleration of our or our subsidiaries’ indebtedness for money borrowed in such aggregate principal amount or more so that it becomes due and payable before the date on which it would otherwise have become due and payable, if such default is not cured or waived, or such acceleration is not rescinded, within 30 days after notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of new notes then outstanding, in accordance with the indenture,

➢	at any time on or after the collateral effective date, our failure to maintain the liens created by the security documents as valid and perfected liens on any material portion of the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required by the indenture or the security documents) other than in accordance with the terms of the relevant security document and the indenture and other than the satisfaction in full of all obligations under the indenture or the security documents, or, except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of the indenture and the relevant security document, any of the security documents shall for whatever reason be terminated or cease to be in full force and effect, if in either case, such default continues for 30 days after notice, or the enforceability thereof shall be contested by us,

➢	failure by us or any of our subsidiaries to pay final judgments, the aggregate uninsured portion of which is at least $5.0 million, if the judgments are not paid or discharged within 30 days,

Description of new notes

➢	failure of the collateral effective date to occur on or prior to February 15, 2009, and

➢	certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a “significant subsidiary” (as defined in Regulation S-X under the Exchange Act) or any group of our subsidiaries that in the aggregate would constitute a “significant subsidiary.”

If an event of default, other than an event of default referred to in the last bullet point above with respect to us (but including an event of default referred to in that bullet point solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), has occurred and is continuing, either the trustee, by written notice to us, or the holders of at least 25% in aggregate principal amount of the new notes then outstanding, by written notice to us and the trustee, may declare the principal of, and any accrued and unpaid interest, and any premium on, all new notes to be immediately due and payable. In the case of an event of default referred to in the last bullet point above with respect to us (and not solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), the principal of, and accrued and unpaid interest, and any premium on, all new notes will automatically become immediately due and payable.

After any such acceleration, the holders of a majority in aggregate principal amount of the new notes, by written notice to the trustee, may rescind or annul such acceleration in certain circumstances, if:

➢	the rescission would not conflict with any order or decree,

➢	all events of default, other than the non-payment of accelerated principal, premium or interest, have been cured or waived, and

➢	certain amounts due to the trustee are paid.

The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand. Subject to the indenture, applicable law and the trustee’s rights to indemnification, the holders of a majority in aggregate principal amount of the outstanding new notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:

➢	the holder gives the trustee written notice of a continuing event of default,

➢	the holders of at least 25% in aggregate principal amount of the new notes then outstanding make a written request to the trustee to pursue the remedy,

➢	the holder or holders offer and, if requested, provide the trustee indemnity reasonably satisfactory to the trustee against any loss, liability or expense, and

➢	the trustee fails to comply with the request within 60 days after the trustee receives the notice, request and offer of indemnity and does not receive, during those 60 days, from holders of a majority in aggregate principal amount of the new notes then outstanding, a direction that is inconsistent with the request.

However, the above limitations do not apply to a suit by a holder to enforce:

➢	the payment of any amounts due on that holder’s new notes after the applicable due date, or

➢	the right to convert that holder’s notes into shares of our common stock in accordance with the indenture.

Description of new notes

Except as provided in the indenture, the holders of a majority of the aggregate principal amount of outstanding new notes may, by notice to the trustee, waive any past default or event of default and its consequences, other than a default or event of default:

➢	in the payment of principal of, or premium, if any, or interest, on, any new note or in the payment of the redemption price, purchase price or fundamental change repurchase price,

➢	arising from our failure to convert any new note into shares of our common stock in accordance with the indenture, or

➢	in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding new note affected.

We will promptly notify the trustee if a default or event of default occurs. In addition, the indenture requires us to furnish to the trustee, on an annual basis, a statement by our officers stating whether they are aware of any default or event of default by us in performing any of our obligations under the indenture or the new notes and describing any such default or event of default. If a default or event of default has occurred and the trustee has received notice of the default or event of default in accordance with the indenture, the trustee must mail to each holder a notice of the default or event of default within 30 days after it occurs. However, the trustee need not mail the notice if the default or event of default:

➢	has been cured or waived, or

➢	is not in the payment of any amounts due with respect to any new note and the trustee in good faith determines that withholding the notice is in the best interests of holders.

MODIFICATION AND WAIVER

We may amend or supplement the indenture, the new notes, the security documents or the intercreditor agreement with the consent of the trustee and holders of at least a majority in aggregate principal amount of the outstanding new notes. In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding new notes may waive our compliance with any provision of the indenture, new notes, the security documents or the intercreditor agreement. However, without the consent of the holders of each outstanding new note affected, no amendment, supplement or waiver may:

➢	change the stated maturity of the principal of, or the payment date of any installment of interest or any premium on, any new note,

➢	reduce the principal amount of, or any premium or interest on, any new note,

➢	change the place, manner or currency of payment of principal of, or any premium or interest on, any new note,

➢	impair the right to institute a suit for the enforcement of any payment on, or with respect to, or of the conversion of, any new note,

➢	modify, in a manner adverse to the holders of the new notes, the provisions of the indenture relating to the right of the holders to require us to purchase new notes upon a fundamental change,

➢	modify the ranking provisions of the indenture in a manner adverse to the holders of new notes,

➢	except as provided in the indenture, release all or substantially all of the collateral other than in accordance with the indenture, the security documents or the intercreditor agreement,

➢	adversely affect the right of the holders of the new notes to convert their new notes in accordance with the indenture,

➢	reduce the percentage in aggregate principal amount of outstanding new notes whose holders must consent to a modification or amendment of the indenture or the new notes,

Description of new notes

➢	reduce the percentage in aggregate principal amount of outstanding new notes whose holders must consent to a waiver of compliance with any provision of the indenture or the new notes or a waiver of any default or event of default, or

➢	modify the provisions of the indenture with respect to modification and waiver (including waiver of a default or event of default), except to increase the percentage required for modification or waiver or to provide for the consent of each affected holder.

We may, with the trustee’s consent, amend or supplement the indenture or the new notes without notice to or the consent of any holder of the new notes to:

➢	evidence the assumption of our obligations under the indenture and the new notes by a successor upon our consolidation or merger or the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets in accordance with the indenture,

➢	make adjustments in accordance with the indenture to the right to convert the new notes upon certain reclassifications or changes in our common stock and certain consolidations, mergers and binding share exchanges and upon the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets,

➢	grant additional security for our obligations in respect of the new notes,

➢	add to our covenants for the benefit of the holders of the new notes or to surrender any right or power conferred upon us, or

➢	make provision with respect to adjustments to the conversion rate as required by the indenture or to increase the conversion rate in accordance with the indenture.

In addition, we and the trustee may enter into a supplemental indenture without the consent of holders of the new notes in order to cure any ambiguity, defect, omission or inconsistency in the indenture in a manner that does not, individually or in the aggregate with all other changes, adversely affect the rights of any holder. We and the trustee may also enter into a supplemental indenture without the consent of holders of the new notes in order to conform the indenture to the description of the new notes contained in this prospectus and offer to exchange.

Except as provided in the indenture, the holders of a majority in aggregate principal amount of the outstanding new notes, by notice to the trustee, generally may:

➢	waive compliance by us with any provision of the indenture or the new notes, as described in the indenture, and

➢	waive any past default or event of default and its consequences, except a default or event of default:

-	in the payment of principal of, or premium, if any, or interest on, any new note or in the payment of the redemption price, purchase price or fundamental change repurchase price,

-	arising from our failure to convert any new note into shares of our common stock in accordance with the indenture, or

-	in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding new note affected.

DISCHARGE

We may generally satisfy and discharge our obligations under the indenture and the security documents by:

➢	delivering all outstanding new notes to the trustee for cancellation, or

➢	depositing with the trustee or the paying agent after the new notes have become due and payable, whether at stated maturity or any redemption date, purchase date or fundamental change repurchase

Description of new notes

date, cash sufficient to pay all amounts due on all outstanding new notes and paying all other sums payable under the indenture.

In addition, in the case of a deposit, there must not exist a default or event of default on the date we make the deposit, and the deposit must not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we are bound.

The new notes will not be subject to either the defeasance or covenant defeasance provisions of the indenture.

CALCULATIONS IN RESPECT OF NEW NOTES

We and our agents are responsible for making all calculations called for under the indenture and new notes. These calculations include, but are not limited to, the determination of the current market price of our common stock, the number of shares issuable and the amount of any cash payable upon conversion of the new notes and amounts of interest payable on the notes and adjustments to the conversion rate. We and our agents will make all of these calculations in good faith, and, absent manifest error, these calculations will be final and binding on all holders of notes. We will provide a copy of these calculations to the trustee, as required, and, absent manifest error, the trustee is entitled to rely on the accuracy of our calculations without independent verification.

REPORTING

The indenture provides for us to file with the trustee, within 15 days after we are required to file the same with the SEC, after giving effect, to the extent applicable, any extension permitted by Rule 12b-25 under the Exchange Act, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which we may be required to file with the SEC, pursuant to Section 13 or Section 15(d) of the Exchange Act; provided, however, that we will not be required to deliver to the trustee any materials for which we have sought and obtained confidential treatment from the SEC. Documents filed by us with the SEC via the EDGAR system will be deemed filed with the trustee as of the time such documents are filed via EDGAR. If we are not required to file information, documents or reports pursuant to Section 13 or Section 15(d) of the Exchange Act, we will file with the trustee and, unless the SEC will not accept such a filing, the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such periodic reports and other documents which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations. We will also comply with Section 314(a) of the Trust Indenture Act of 1939, as amended.

REPORTS TO TRUSTEE

We will regularly furnish to the trustee copies of our annual report to stockholders, containing audited financial statements, and any other financial reports which we furnish to our stockholders.

UNCLAIMED MONEY

If money deposited with the trustee or paying agent for the payment of principal of, premium, if any, or accrued and unpaid interest on, the notes remains unclaimed for two years, the trustee and paying agent will pay the money back to us upon our written request. However, the trustee and paying agent have the right to withhold paying the money back to us until they publish in a newspaper of general circulation in the City of New York, or mail to each holder, a notice stating that the money will be paid back to us if unclaimed after a date no less than 30 days from the publication or mailing. After the trustee or paying agent pays the money back to us, holders of new notes entitled to the money must

Description of new notes

look to us for payment as general creditors, subject to applicable law, and all liability of the trustee and the paying agent with respect to the money will cease.

PURCHASE AND CANCELLATION

The registrar, paying agent and conversion agent will forward to the trustee any new notes surrendered to them for transfer, exchange, payment or conversion, and the trustee will promptly cancel those new notes in accordance with its customary procedures. We will not issue new notes to replace new notes that we have paid or delivered to the trustee for cancellation or that any holder has converted.

We may, to the extent permitted by law, purchase new notes in the open market or by tender offer at any price or by private agreement. We may, at our option and to the extent permitted by law, reissue, resell or surrender to the trustee for cancellation any new notes we purchase in this manner. New notes surrendered to the trustee for cancellation may not be reissued or resold and will be promptly cancelled.

REPLACEMENT OF NEW NOTES

We will replace mutilated, lost, destroyed or stolen new notes at the holder’s expense upon delivery to the trustee of the mutilated notes or evidence of the loss, destruction or theft of the new notes satisfactory to the trustee and us. In the case of a lost, destroyed or stolen note, we or the trustee may require, at the expense of the holder, indemnity reasonably satisfactory to us and the trustee.

TRUSTEE AND TRANSFER AGENT

The trustee for the new notes is U.S. Bank National Association, and we have appointed the trustee as the paying agent, registrar, conversion agent and custodian with regard to the new notes. The indenture permits the trustee to deal with us and any of our affiliates with the same rights the trustee would have if it were not trustee. However, under the Trust Indenture Act of 1939, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate the conflict or resign. U.S. Bank National Association and its affiliates have in the past provided and may from time to time in the future provide banking and other services to us in the ordinary course of their business. U.S Bank National Association is also one of the members of the lending group in our Facility.

The holders of a majority in aggregate principal amount of the new notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain exceptions. If an event of default occurs and is continuing, the trustee must exercise its rights and powers under the indenture using the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand.

The transfer agent for our common stock is American Stock Transfer & Trust Co.

LISTING AND TRADING

The new notes are a new issue of securities, and there is currently no established trading market for the notes. An active or liquid market may not develop for the new notes or, if developed, be maintained. We have not applied, and do not intend to apply, for the listing of the new notes on any securities exchange. Our common stock is listed on the Nasdaq Global Select Market under the ticker symbol “PDGI.”

Description of new notes

FORM, DENOMINATION AND REGISTRATION OF NEW NOTES

General

The new notes will be issued in registered form, without interest coupons, in denominations of integral multiples of $1,000 principal amount, in the form of global securities, as further provided below. See “—Global securities” below for more information. The trustee need not register the transfer of or exchange of any new note:

➢	for a period of 15 days before selecting new notes to be redeemed,

➢	during the period beginning at the opening of business 15 days before the mailing of a notice of redemption of new notes selected for redemption and ending at the close of business on the day of mailing, or

➢	that has been selected for redemption or for which the holder has delivered, and not validly withdrawn, a purchase notice or fundamental change repurchase notice, except, in the case of a partial redemption, purchase or repurchase, that portion of the notes not being redeemed, purchased or repurchased.

See “—Global securities” and “—Certificated securities” for a description of additional transfer restrictions that apply to the new notes.

We will not impose a service charge in connection with any transfer or exchange of any new note, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge imposed in connection with the transfer or exchange.

Global securities

Global securities will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of DTC or a nominee of DTC.

Investors may hold their interests in a global security directly through DTC, if they are DTC participants, or indirectly through organizations that are DTC participants.

Except in the limited circumstances described below and in “—Certificated securities,” holders of new notes will not be entitled to receive new notes in certificated form. Unless and until it is exchanged in whole or in part for certificated securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

We will apply to DTC for acceptance of the global securities in its book-entry settlement system. The custodian and DTC will electronically record the principal amount of new notes represented by global securities held within DTC. Beneficial interests in the global securities will be shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global security, DTC or such nominee will be considered the sole owner or holder of the new notes represented by such global security for all purposes under the indenture and the new notes. No owner of a beneficial interest in a global security will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limitations and requirements may impair the ability to transfer or pledge beneficial interests in a global security.

Payments of principal, premium, if any, and interest under each global security will be made to DTC or its nominee as the registered owner of such global security. We expect that DTC or its nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC. We also expect that payments by DTC participants to owners

Description of new notes

of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global security or for maintaining or reviewing any records relating to such beneficial interests.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, which eliminates the need for physical movement of securities certificates.

DTC’s participants include securities brokers and dealers (including UBS Securities LLC), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interests of each beneficial owner or purchaser of each security held by or on behalf of DTC are recorded on the records of the direct and indirect participants.

Certificated securities

The trustee will exchange each beneficial interest in a global security for one or more certificated securities registered in the name of the owner of the beneficial interest, as identified by DTC, only if:

➢	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or ceases to be a clearing agency registered under the Exchange Act and, in either case, we do not appoint a successor depositary within 90 days of such notice or cessation, or

➢	an event of default has occurred and is continuing and the trustee has received a request from DTC to issue certificated securities.

Same-day settlement and payment

We will make payments in respect of notes represented by global securities by wire transfer of immediately available funds to DTC or its nominee as registered owner of the global securities. We will make payments in respect of new notes that are issued in certificated form by wire transfer of immediately available funds to the accounts specified by each holder of new notes. However, if a holder of a certificated note does not specify an account, then we will mail a check to that holder’s registered address.

We expect the new notes will trade in DTC’s Same-Day Funds Settlement System, and DTC will require all permitted secondary market trading activity in the new notes to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

Although we understand that DTC has agreed to the above procedures to facilitate transfers of interests in the global securities among DTC participants, DTC is under no obligation to perform or to continue those procedures, and those procedures may be discontinued at any time. None of us, UBS Securities

Description of new notes

LLC or the trustee will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

We have obtained the information we describe in this prospectus and offer to exchange concerning DTC and its book-entry system from sources that we believe to be reliable, but neither we nor UBS Securities LLC takes any responsibility for the accuracy of this information.

GOVERNING LAW

The indenture and the new notes will be governed by and construed in accordance with the laws of the State of New York.

Description of capital stock

PREFERRED STOCK

Under our restated certificate of incorporation, our Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences, and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders.

COMMON STOCK

Our authorized capital stock includes 40,000,000 shares of common stock, of which 19,520,287 were issued and outstanding as of September 30, 2008. The following briefly summarizes the material terms of our common stock. You should read the more detailed provisions of our certificate of incorporation and by-laws for provisions that may be important to you. You can obtain copies of these documents by following the directions outlined in “Where you can find additional information.”

Each holder of common stock is entitled to one vote per share for the election of directors and for all other matters to be voted on by stockholders. Except as otherwise provided by law, the holders of common stock vote as one class together with holders of our preferred stock (if they have voting rights), none of which was outstanding as of September 30, 2008. Holders of common stock may not cumulate their votes in the election of directors, and are entitled to share equally in the dividends that may be declared by the board of directors, but only after payment of dividends required to be paid on outstanding shares of preferred stock.

Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock. There are no preemptive or other subscription rights, conversion rights or redemption or scheduled installment payment provisions relating to shares of our common stock. All of the outstanding shares of our common stock are fully paid and nonassessable. The transfer agent and registrar for the common stock is American Stock Transfer & Trust Co. The common stock is listed on the NASDAQ Global Select Market under the symbol “PDGI.”

DESCRIPTION OF STOCKHOLDER RIGHTS PLAN

We have adopted a stockholder rights plan (the “Plan”), designed to protect our stockholders from coercive or unfair takeover techniques that could deny the stockholders the opportunities to realize the full value of their investment. The Plan was adopted for precautionary purposes only, so as to protect the rights of our stockholders and not in response to any known takeover proposal. This is only a summary, and you should read the Plan materials for more information and details.

Under the Plan, we issued a dividend of one right to purchase a fraction of a share of a newly created class of participating preferred stock for each share of common stock outstanding at the close of business December 21, 2005 (the “Right” or “Rights”). The Rights, which expire on December 21, 2015, may be exercised only if certain conditions are met, such as the acquisition, or the announcement of a tender offer the consummation of which would result in the beneficial ownership, as defined in the Plan, of 15% or more of our common stock by a person or an affiliated group.

Description of capital stock

Under our stockholder rights plan, and subject to specified exceptions contained in the plan, a person is deemed the beneficial owner of any securities:

➢	which such person or any of such person’s affiliates or associates, directly or indirectly, has the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, other rights, warrants or options, or otherwise,

➢	which such person or any of such person’s affiliates or associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), or

➢	which are beneficially owned, directly or indirectly, by any other person (or any affiliate or associate thereof) with which such person (or any of such person’s affiliates or associates) has any agreement, arrangement or understanding, for the purpose of acquiring, holding, voting or disposing of any voting securities of us.

If such conditions are met and the Plan is triggered, each Right allows the holder to purchase a number of shares of our common or preferred stock having an aggregate market price equal to twice the market value of the exercise price per Right.

The Rights have substantial anti-takeover effects but do not prevent a takeover of us and should not interfere with a transaction that is in the best interests of us and our stockholders. The Rights may substantially dilute a person or affiliated group that acquires 15% or more of our outstanding shares of common stock unless we first redeem the Rights.

In connection with the participating preferred stock issuable under the Plan, the holders of such stock have preferential rights with respect to dividends, which rights are cumulative. So long as shares of participating preferred stock are outstanding, our Board of Directors may not declare, pay or set aside a dividend so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of the participating preferred stock, voting separately as a class. The Board of Directors may also not redeem, purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the participating preferred stock. However, we may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of our ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the participating preferred stock. In the event of a merger, consolidation, reclassification or other transaction in which shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property, then the shares of participating preferred stock shall at the same time be similarly exchanged or changed in an amount equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of common stock is changed or exchanged. In the event of a liquidation, dissolution or winding up, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the holders of shares of participating preferred stock, unless prior to that distribution holders of shares of participating preferred stock shall have received an amount equal to $1,000 per share of participating preferred stock, plus an amount equal to accrued and unpaid dividends and distributions, whether or not declared, to the date of such payment. Each share of participating preferred stock entitles its holder to vote 1,000 votes on all matters submitted to a vote of our stockholders.

If the assets available for distribution are insufficient to pay in full the amounts the holders of shares of participating preferred stock would be entitled, the holders of the shares of participating preferred stock and any class or series of preferred stock ranking on parity with the participating preferred stock shall distribute the assets available ratably in proportion to their respective liquidation preferences.

Description of capital stock

AMENDMENT OF THE STOCKHOLDER RIGHTS PLAN

Prior to expiration of the exchange offer, we intend to increase the beneficial ownership limitation in the stockholder rights plan from 15% or more of our outstanding common stock to 20% or more of our outstanding common stock, including the shares of our common stock underlying any of our convertible securities, now owned or hereinafter acquired, solely with respect to holders of our outstanding notes who participate in this exchange offer.

ANTI-TAKEOVER LAWS AND CHARTER PROVISIONS

We are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder unless:

➢	prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

➢	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

➢	on or subsequent to such date, the business combination is approved by the Board of Directors and is authorized at an annual or special meeting of the stockholders, and not be written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Description of other indebtedness

We have a $45.00 million credit facility with a syndicate of banks that originated in 2004. The credit facility matures on December 22, 2009; however, if the aggregate principal amount of the outstanding notes has not been refinanced on or prior to February 1, 2009, then the credit facility maturity date will be February 15, 2009. As of September 30, 2008, the principal balance outstanding on the credit facility was zero.

Since its formation, the credit facility has been amended and restated. An amendment made on October 14, 2006, substantially modified certain financial covenants and conditions in the credit facility to reflect our then-current operations and business needs. The material terms of the amendment (1) required us to provide the bank with additional financial reporting, (2) permitted us to enter into a sale-leaseback transaction for our Quebec City facility, and (3) would require a temporary reduction in the amount of borrowing capacity under the credit facility to $22.50 million in the event our trailing 12-month EBITDA is materially below the forecasts we provide to the bank or if the aggregate amount of our cash and cash equivalents (excluding cash and cash equivalents held by any foreign subsidiary would exceed $25.00 million, but, if, under this scenario, the total amount of our outstanding loans exceeds $22.50 million, then we will have no immediate obligation to repay these loans. However, if the trailing 12-month EBITDA exceeds this threshold in future periods, the full borrowing capacity of the credit facility would be restored to $45.00 million. Also, this amendment provided that the applicable margin with respect to LIBOR loans was increased by 25 basis points to 3.25%, and the applicable margin with respect to prime rate revolving loans was increased by 25 basis points to 2.25%.

Based on our financial performance during the first quarter 2008, we were unable to meet certain financial requirements of the credit facility, and as a result, entered into a period of default. On July 17, 2008, we entered into a seventh amendment to the credit facility, which reinstated our ability to borrow. As a result of this latest amendment, certain financial covenants, including our covenants to maintain certain financial ratios, were either waived or amended to reflect our operating performance and business needs. We have complied with our financial covenants during the third quarter of 2008.

The credit facility contains normal and customary events of default including but not limited to our failure to make principal payments on any outstanding principal amount or interest due under the credit facility, our failure to comply with certain conditions and covenants contained in the credit facility, the commencement of certain bankruptcy proceedings against us or upon a change in control. Additionally, if our outstanding convertible notes have not been refinanced prior to February 1, 2009, such that no principal payment is due under the outstanding convertible notes prior to December 22, 2011, we would be required to repay all outstanding principal amounts of outstanding revolving and swingline loans under our credit facility and all commitments under our current credit facility would terminate.

Our credit facility contains certain restrictive covenants which will affect, and in many respects significantly limit or prohibit, among other things, our ability to:

➢	incur indebtedness,

➢	create liens,

➢	pay dividends or make other distributions on or redeem or repurchase capital stock,

➢	issue capital stock,

➢	make capital expenditures, and

➢	sell assets.

In order to stay in compliance with the terms of the credit facility and to borrow on the revolving line of credit, we must comply with covenants requiring us, among other things, to maintain certain leverage, interest coverage and fixed charge coverage ratios and to limit our annual capital

Description of other indebtedness

expenditures. The credit facility contains certain covenants that restrict, or may have the effect of restricting, our payment of dividends. The credit facility also contains certain restrictive covenants that, absent the consent of the administrative agent on behalf of the lenders under the credit facility, limit our ability to enter into acquisitions by setting limits on the maximum aggregate amounts of cash we can pay in acquisition consideration annually and the maximum aggregate amounts we can pay in acquisition consideration during the term of the credit facility, as well as restricting the terms of equity consideration paid in acquisitions.

The obligations under the credit facility are guaranteed by each of our US subsidiaries, are secured by a lien on the vacant land in Miami, Florida, a pledge of all of the assets of our US operations and US subsidiaries, and a pledge of 66% of the stock of certain of our foreign subsidiaries. The US assets collateralizing the credit facility amounted to approximately $189.50 million, including goodwill and intangible assets and are included in our consolidated balance sheet as of September 30, 2008. The non-cash goodwill impairment charge recorded during the third quarter of 2008 did not have any impact on the availability of the credit facility or compliance with the financial covenants contained in the credit facility.

Material US federal income tax consequences

The following is a general discussion of material US federal income tax consequences associated with participation in the exchange offer, and with the ownership and disposition of the new notes acquired as a result of the exchange and shares of common stock into which such new notes are converted. This summary is generally limited to holders that hold the outstanding notes, the new notes and the shares of common stock received on a conversion of new notes as “capital assets” (generally, property held for investment) for US federal income tax purposes. This discussion does not describe all of the US federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, including, without limitation, tax-exempt organizations, holders subject to the US federal alternative minimum tax, dealers in securities or currencies, traders in securities that elect to use mark-to-market accounting for their securities, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, partnerships, S corporations or other pass-through entities, US holders (as defined below) whose “functional currency” is not the US dollar and persons that hold outstanding notes, new notes or shares of our common stock in connection with a “straddle”, “hedging”, “conversion” or integrated transaction for US federal income tax purposes.

The US federal income tax considerations set forth below are based upon the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, court decisions, and rulings and pronouncements of the IRS, all as in effect on the date hereof and, all of which are subject to change or revised interpretation, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

As used herein, the term “US holder” means a beneficial owner of an outstanding note, new note or common stock acquired upon conversion of a new note that is, for US federal income tax purposes:

➢	an individual who is a citizen or resident of the United States,

➢	a corporation, or other entity taxable as a corporation for US federal income tax purposes, created or organized in or under the laws of the United States, any State thereof or the District of Columbia,

➢	an estate the income of which is subject to US federal income taxation regardless of its source, or

➢	a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more US persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a US person.

As used herein, the term “non-US holder” means a beneficial owner of an outstanding note, new note or common stock acquired upon conversion of a new note that is neither a US holder nor a partnership or an entity treated as a partnership for US federal income tax purposes.

If a partnership (including any entity treated as a partnership for US federal income tax purposes) is a beneficial owner of an outstanding note, new note or shares of our common stock acquired upon conversion of a new note, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is treated as a partnership for US federal income tax purposes and partners in such a partnership should consult their tax advisors about the US federal income tax consequences of participating in the exchange offer and the ownership and disposition of new notes and shares of common stock acquired upon conversion of new notes.

This discussion does not address the tax consequences arising under any state, local or foreign law. Furthermore, except as explicitly indicated to the contrary below, this summary does not consider the

Material US federal income tax consequences

effect of the US federal estate or gift tax laws. This discussion does not address the tax consequences of cash paid in lieu of issuance of a new note in less than an authorized denomination. For purposes of the discussion below, the additional consideration includes cash paid in respect of accrued but unpaid interest on the outstanding notes.

We have taken the position that the outstanding notes are not subject to the US Treasury Regulations relating to contingent payment debt instruments. Further, we believe that the new notes should not be subject to those regulations. This belief with respect to the new notes is based in part upon our determination that, at the time of the closing of the tender offer, there will be no more than a remote likelihood that we will either (1) call new notes prior to August 15, 2012 or (2) become required to pay additional interest on the new notes as a result of our failure to comply with certain obligations regarding reserving authorized shares. These determinations are generally binding on holders unless they explicitly disclose on their tax return that they are taking a contrary position. If any of these positions or determinations prove to be incorrect, then either the outstanding notes or the new notes may be treated as subject to the US Treasury Regulations regarding contingent payment debt obligations, in which case the timing, amount and character of income recognized with respect to the outstanding notes or the new notes could differ materially and adversely from what is described below.

Investors considering participating in the exchange offer should consult their own tax advisors with respect to the application of the US federal income tax laws to their particular situations as well as any tax consequences arising under the US federal estate or gift tax rules, under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

US FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

The US federal income tax consequences of participating in the tender offer will depend in part upon whether the exchange of outstanding notes for new notes and the additional consideration constitutes a “significant modification” of the outstanding notes and whether the outstanding notes and the new notes constitute “securities” for purposes of the US federal income tax rules regarding “recapitalizations.”

Significant modification rules

In general, a “significant modification” of an existing debt instrument, whether effected pursuant to an amendment to the terms of a debt instrument or an actual exchange of an existing debt instrument for a new debt instrument, will be treated as an exchange of the existing debt instrument for a new debt instrument for US federal income tax purposes. A modification will be considered “significant” if, based on all of the facts and circumstances (and, subject to certain exceptions, taking into account all modifications of the debt instruments collectively), the legal rights or obligations that are altered and the degree to which they are altered are economically significant. Relevant US Treasury Regulations provide that, in the case of fixed rate debt instruments, there is a significant modification if the yield on the modified debt instrument, determined as described below, differs from the yield on the unmodified debt instrument by more than the greater of 1/4 of 1 percent or 5% of the annual yield of the unmodified debt instrument. The Treasury Regulations require that payments made by the issuer of a debt instrument to the holders of that instrument as consideration for the modification of that debt instrument must be taken into account as an adjustment to the issue price of the modified debt instrument for purposes of computing the yield of the modified debt instrument.

The change in yield that results from the exchange is a significant modification under the foregoing rules. Thus we intend to take the position that participation in the exchange offer will cause a holder to be treated as exchanging outstanding notes for new notes and the additional consideration for purposes of income recognition rules under the Code. By participating in the exchange offer, each holder will be deemed to have agreed pursuant to the indenture governing the new notes to treat the exchange as

Material US federal income tax consequences

resulting in a significant modification of the outstanding notes for US federal income tax purposes, unless otherwise required by law.

Consequences of a significant modification

The US federal income tax consequences of participation in the exchange offer will depend upon whether the outstanding notes and the new notes are “securities” for purposes of the US federal income tax rules regarding “recapitalizations.” If both the outstanding notes and the new notes are “securities” for these purposes, then the exchange will be treated as a “recapitalization.” Otherwise, the exchange will be treated as a fully taxable transaction. Whether a debt instrument constitutes a security depends upon a variety of factors, including the term of the instrument (which is regarded as one of the most significant factors). As a general rule, a debt instrument with a term of less than five years will not be considered a security, and a debt instrument with a term of ten years or more will be considered a security. Whether a debt instrument with a term between five or more, but less than ten years is a security is unclear.

Although a debt instrument with a stated term of more than ten years is generally considered to be a security, no authority clearly addresses the impact of put and call features of the type included in the outstanding notes and the new notes. Because the stated term of the outstanding notes and the new notes is more than five years and because of certain other characteristics of the outstanding notes and the new notes, we intend to take the position that such notes are securities for purposes of the recapitalization rules and, accordingly, that the exchange of outstanding notes for new notes and the additional consideration qualifies as a recapitalization. It is unclear how the IRS or a court would analyze the put and call features of the outstanding notes and the new notes in the context of determining whether either the outstanding notes or the new notes constitute securities. There can be no assurance that the IRS or a court, however, will not take a contrary position and accordingly there can be no assurance that the exchange is treated as part of a recapitalization transaction for US federal income tax purposes.

Consequences of the exchange to US holders

Consequences if the exchange is treated as a recapitalization
If both the outstanding notes and the new notes are “securities” for purposes of the rules relating to “recapitalizations,” then a holder participating in the exchange offer would be treated as receiving the new notes and the additional consideration in connection with a recapitalization. Under the rules applicable to recapitalizations, US holders would not recognize any gain or loss on the exchange of the outstanding notes for new notes and the additional consideration, except (1) holders, would recognize gain, but not in excess of the additional consideration received, to the extent that their amount realized exceeded their adjusted tax basis in the outstanding notes surrendered (assuming, as discussed below, that the additional consideration is treated as an amount realized in the exchange of the outstanding notes) and (2) cash basis holders would treat the portion of any amount realized that corresponded to accrued but unpaid interest on the outstanding notes as interest income. Gain recognized would generally be subject to the considerations described below under “—Consequences if the transaction is a fully taxable exchange—Gain or loss.” Where the exchange is treated as a recapitalization, except for the portion of any new notes that may be allocated to such interest, a US holder would generally have an initial tax basis in the new notes equal to such holder’s adjusted tax basis in the outstanding notes surrendered, increased by the amount of any gain recognized and reduced by the amount of the additional consideration, and would have a holding period in the new notes that included such holder’s holding period in the outstanding notes surrendered.

For these purposes, and subject to the discussion below regarding the additional consideration, the amount realized will generally be the sum of (1) the additional consideration and (2) the issue price of the new notes. The issue price of the new notes will depend upon whether either the new notes or the

Material US federal income tax consequences

outstanding notes are “publicly traded” within the meaning of applicable US Treasury Regulations. For these purposes, the outstanding notes or the new notes, as the case may be, will be treated as publicly traded if, at any time with the 60-day period ending 30 days after the date of the closing of the exchange offer, the notes appear on a system of general circulation that provides a reasonable basis for determining fair market value by disseminating either recent price quotations of one or more identified brokers, dealers or traders or actual prices of recent sales transactions. If the new notes are treated as publicly traded for these purposes, then the issue price of the new notes will be their fair market value on the issue date. If the outstanding notes, but not the new notes, are treated as publicly traded for these purposes, then the issue price of the new notes will be the fair market value of the outstanding notes on the issue date, reduced by the additional consideration. We expect that the outstanding notes will be treated as “publicly traded” for purposes of these rules, but it is unclear whether the new notes will be so treated. If neither the new notes nor the outstanding notes are publicly traded, then the issue price of the new notes will be the present value of the scheduled payments on the new notes (likely determined as though the new notes matured on August 15, 2012), as determined by discounting such payments at the “applicable federal rate,” which is a rate published monthly by the IRS.

Holders may call our Treasurer at 609-951-6800 following the exchange to learn our determination of the issue price of the new notes and the accrual periods that we have selected with respect to the new notes for purposes of determining original issue discount.

It is possible that the transaction may be bifurcated into two separate transactions: (i) a taxable redemption of a portion of the outstanding notes surrendered in the exchange (which such portion being the portion that corresponds to the reduction in principal amount that results from the exchange) for a portion of the additional consideration and (ii) a recapitalization transaction, which would be subject to the treatment described above, in which the remaining portion of the outstanding notes were exchanged for new notes and the remaining portion of the additional consideration. For purposes of determining the US federal income tax consequences of those transactions a US holder would allocate its basis between the outstanding notes deemed redeemed and those deemed exchanged in accordance with their relative principal amounts.

Consequences if the transaction is a fully taxable exchange

The US federal income tax consequences to a US holder of a taxable exchange of the outstanding notes for new notes and the additional consideration are as follows:

Gain or loss.  Holders participating in the exchange offer would recognize gain or loss subject to potential application of the wash sale rules that would disallow losses) in an amount equal to the difference between the amount realized and (other than any amounts attributable to accrued but unpaid interest not previously included in income, which amounts would be treated as interest income) and their adjusted tax basis in the outstanding notes surrendered. A US holder recognizing a gain as a result of the exchange should consult with such holder’s tax advisor regarding the application of the installment sale rules to defer the recognition of any gain as a result of the exchange.

Determination of amount realized.  The amount realized will be determined in the same manner as described above under the caption “—Consequences if the exchange is treated as a recapitalization.”

Characterization of gain or loss.  Any gain or loss from the exchange of outstanding notes for new notes and the additional consideration will generally be treated as long-term capital gain or loss, except that any such gain will be treated as ordinary income to the extent of accrued market discount on the outstanding note not previously included in income for US federal income tax purposes. An outstanding note will generally be treated as having been acquired with market discount if the initial tax basis of the US holder in such outstanding note was less than such outstanding note’s stated redemption price at maturity by more than a specified de minimis amount.

Material US federal income tax consequences

Tax basis and holding period.  Subject to potential application of the “wash sale” rules, holders generally will have an initial tax basis in the new notes that is equal to their issue price and such holders’ holding period in the new notes would commence on the day after the date of the exchange.

Application of the wash sale rules.  Holders that realize a loss on the exchange should consult with their tax advisors regarding the impact of the “wash sale” rules on loss recognition. These rules can operate to disallow losses on the disposition of a security (which term for these purposes has a definition that differs from the definition of such term for purposes of the “recapitalization” rules) where, within 30 days of such disposition, the taxpayer acquires “substantially identical” securities. In such circumstances, the taxpayer’s basis in the substantially identical security acquired reflects the loss that was disallowed. Although the matter is not free from doubt and there is no authority directly on point, we believe that the new notes will not be treated as “substantially identical” to the outstanding notes. There can be no assurances, however, that the wash sale rules will not be found to apply to the exchange.

Treatment of the additional consideration/ deemed distributions from adjustment of conversion rate

Under the Code, any amount received by a US holder on retirement of a debt instrument is generally treated as being received in exchange for the debt instrument. We therefore intend to take the position that the additional consideration should be treated as an amount received in exchange for the outstanding notes and that the adjustment of the conversion rate should not be treated as separate consideration but as a feature of the new notes received in exchange for the outstanding notes. It is possible, however, that the additional consideration could be treated as a separate fee or as interest that, in either case, would be subject to tax as ordinary income for US federal income tax purposes. It is also possible that the change in the conversion rate between the outstanding notes and the new notes could be treated as a deemed distribution, which would be subject to tax as a dividend unless we do not have any accumulated earnings or profits (as determined for US federal income tax purposes) or there is no cash or property distribution to holders of common stock or certain other instruments. By participating in the exchange offer, each holder will be deemed to have agreed pursuant to the indenture governing the new notes not to treat the additional consideration as a separate fee for US federal income tax purposes and not to treat the adjustment of the conversion rate as a deemed distribution, unless otherwise required by law.

Market discount on the outstanding notes

A US holder that has market discount on the outstanding notes should consult its own tax advisor regarding the consequences of participating in the exchange offer. If the issue price of the new notes, as determined under applicable US federal income tax principles, is less than the issue price of the outstanding notes (which is expected to be the case), market discount on the outstanding notes may be converted to original issue discount to the extent of such differential. Although market discount is not required to be taken into income until sale or other disposition of the notes (unless certain elections have been made), original issue discount would be required to be included in income on a constant yield basis over the life of the new notes (which for these purposes would likely be treated as maturing on August 15, 2012) and in advance of cash payments attributable to such income. See the discussion below under the caption “US federal income tax consequences of ownership and disposition of new notes and our common stock—Consequences to US holders—Original issue discount.”

Backup withholding

US holders participating in the exchange offer will, unless an exemption is otherwise available, need to provide certain US tax forms in order to avoid being subject to backup withholding tax with respect to the proceeds of the exchange. A noncorporate US holder will only be subject to backup withholding

Material US federal income tax consequences

where the noncorporate US holder (1) fails to furnish his or her “taxpayer identification number”, or TIN, (2) furnishes an incorrect TIN, (3) is notified by the IRS that he or she has failed to properly reports payments of interest or dividends or (4) under certain circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and has not been notified by the IRS that he or she is subject to backup withholding. Backup withholding tax is not an additional tax; any amount so withheld may be credited against the US holder’s federal income tax liability. If backup withholding tax results in an overpayment of US federal income taxes, a refund may be obtained from the IRS, provided that required information is timely furnished.

Consequences of the exchange to non-US holders

The determination of whether a non-US holder is require to recognize gain or loss on the exchange and the amount of gain or loss realized by a non-US holder is determined in the same manner as set forth above in connection with US Holders.

Gain recognition.  Non-US holders that realize gain as a result of participation in the exchange offer will generally not be subject to US federal income taxation in respect of such gain unless: (1) the non-US holder is an individual who was present in the United States for 183 days or more during the taxable year in which the exchange occurs and certain other conditions are met; (2) such gain is effectively connected with the conduct of a United States trade or business by the non-US holder (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment located in the United States); or (3) we were a “United States real property holding corporation”, or USRPHC, at any time within the shorter of the five-year period preceding the exchange or the non-US holder’s holding period in the outstanding notes surrendered. We believe that we are not currently, have not been within the last five years and will not become, a USRPHC.

Accrued interest.  To the extent a non-US holder receives in the exchange amounts attributable to accrued interest, such payments will not be subject to US federal income tax or withholding tax; provided that (1) the non-US holder does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote; (2) the non-US holder is not a controlled foreign corporation for US federal income tax purposes that is related to us through stock ownership; (3) the non-US holder is not a bank that received the outstanding notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; (4) the interest is not effectively connected with the conduct by the non-US holder of a trade or business in the United States; and (5) either we or are paying agent has received or receives appropriate documentation from the non-US holder (e.g,. IRS Form W-8BEN or IRS Form W-8IMY with required attachments) establishing that the non-US holder is not a US person.

Additional consideration/ Deemed distribution from adjustment to the conversion rate. In light of our position on the treatment of the additional consideration as an amount realized for the outstanding notes (see discussion above), and on the conversion features of the new notes constituting part of the terms of those notes for US federal income tax purposes, we do not intend to treat the additional consideration or the adjustment in the conversion rate as a separate fee or deemed distribution that is subject to withholding at a 30% rate or such lower rate as may be provided for in a tax treaty. If, however, contrary to our expectations the additional consideration or such adjustment to the conversion rate were to be treated for US federal income tax purposes as a separate fee or a deemed distribution, as the case may be, it is possible that the IRS will assert that such tax is applicable and may attempt to collect such tax from the relevant non-US holder.

Backup withholding.  Holders participating in the exchange offer will, unless an exemption is otherwise available, need to provide certain US tax forms in order to avoid being subject to backup withholding tax with respect to the proceeds of the exchange. In the case of a non-US holder, the holder must certify as to its non-US status under penalties of perjury (the required form will generally be an

Material US federal income tax consequences

IRS Form W-8BEN). Backup withholding tax is not an additional tax; any amount so withheld may be credited against the US holder’s federal income tax liability. If backup withholding tax results in an overpayment of US federal income taxes, a refund may be obtained from the IRS, provided that required information is timely furnished.

Consequences to holders not participating in the exchange offer

Holders who do not participate in the exchange offer will not recognize any gain or loss for US federal income tax purposes as a result of the exchange offer. Non-exchanging holders will continue to have the same tax basis and holding period in their outstanding notes as they had prior to the exchange offer and the tax treatment of such outstanding notes generally will not be affected by the exchange offer.

US federal income tax consequences of ownership and disposition of new notes and our common stock

The following discussion of US federal income tax consequences of owning and disposing of new notes and our common stock applies only to holders that participate in the exchange offer. This discussion assumes that the exchange will be treated as resulting in a significant modification of the outstanding notes.

Consequences to US holders

Payments of stated interest.  Stated interest on a new note will be taxable to a US holder as ordinary interest income at the time that it accrues or is received, in accordance with the US holder’s method of accounting for US federal income tax purposes.

Original issue discount.  A new note will be treated as issued at an original issue discount if the excess of the new note’s stated redemption price at maturity over its issue price is more than a specified de minimis amount. The amount of original issue discount, or OID, is de minimis for this purpose if it is less than 1/4 of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity from the date of issuance. A note’s stated redemption price at maturity is generally defined as the sum of all payments provided on the note other than “qualified stated interest,” which is stated interest that is unconditionally payable at least annually at a single fixed rate over the entire term of the note. Stated interest on the new notes will constitute qualified stated interest. The issue price of a new note will be determined as described above under the caption “—Consequences of the exchange to US Holders—Consequences if the exchange is treated as a recapitalization.” For purposes of the rules described herein relating to original issue discount, the new notes will be treated as maturing on August 15, 2012.

The new notes are expected to be issued with more than a de minimis amount of OID. The amount of original issue discount includible in income by a US holder of a new note (whether a cash or accrual method taxpayer) will equal the sum of the daily portions of original issue discount with respect to the new note for each day during the taxable year or portion of the taxable year on which the US holder holds such new note. The daily portion is determined by allocating to each day in any accrual period a pro rata portion of the original issue discount allocable to that accrual period. Accrual periods with respect to a new note may be of any length selected by the US holder and may vary in length over the term of the new note as long as each scheduled payment of interest or principal on the new notes occurs on either the final or the first day of an accrual period. The amount of original issue discount allocable to an accrual period equals the excess of (1) the product of the new note’s adjusted issue price at the beginning of the accrual period and such new note’s yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (2) the sum of the scheduled payments of stated interest on the new note allocable to the accrual period. The “adjusted issue price” of a new note at the beginning of any accrual period is the

Material US federal income tax consequences

issue price of the new note increased by the amount of accrued original issue discount for each prior accrual period and decreased by the amount of any payments (other than payments of qualified stated interest) made on the new note. For purposes of determining the amount of original issue discount allocable to an accrual period, if an interval between scheduled interest payments on the new note contains more than one accrual period, the scheduled interest payable at the end of the interval (including any scheduled interest that is payable on the first day of the accrual period immediately following the interval) is allocated pro rata on the basis of relative lengths to each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any scheduled interest accrued prior to the first day of the accrual period but that is not payable until the end of the interval. The amount of original issue discount allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods other than a final short accrual period are of equal length. The amount of original issue discount allocable to the final accrual period is the difference between (1) the principal amount of the new note and the (2) the new note’s adjusted issue price as of the beginning of the final accrual period.

A US holder’s tax basis in a new note will be increased by the amount of OID that is includible in the holder’s gross income. We will furnish annually to the IRS and to US holders (other than with respect to certain exempt holders, including, in particular, corporations) information with respect to OID accruals on the Notes.

Acquisition premium.  A US holder whose initial tax basis in a new note is less than or equal to the sum of all remaining scheduled payments on the new note after the acquisition date (other than payments of qualified stated interest), but is in excess of the new note’s adjusted issue price (as discussed under the caption “—Consequences to US holders—original issue discount”) and that does not make the election described below to treat all interest as original issue discount is permitted to reduce the daily portions of original issue discount by a fraction, the numerator of which is the excess of the U.S. holder’s adjusted basis in the new note immediately after its acquisition over the adjusted issue price of the new note and the denominator of which is the excess of the new note’s principal amount over the new note’s adjusted issue price. US holders described in this paragraph are referred to herein as holding their notes with “acquisition premium.”

Bond premium.  If a holder has a tax basis in the new notes immediately after the acquisition date that is greater than the stated redemption price at maturity, the holder has acquired the notes with “bond premium.” Such a holder will not be required to include any OID in income with respect to such new notes. A holder may elect to amortize such bond premium over the life of the new notes to offset a portion of the stated interest that would otherwise be includible in income. Such an election generally applies with respect to all taxable debt instruments held by the holder on or after the first day of the first taxable year to which the election applies, and may be revoked only with the consent of the IRS. Holders that acquire a new note with bond premium should consult their tax advisors regarding the manner in which such premium is calculated and the election to amortize bond premium over the life of the instrument.

Market discount.  A new note that is acquired for an amount that is less than its revised issue price (which is the sum of the issue price of the new note and the aggregate amount of OID previously includible in the gross income of any holder for periods before the acquisition of the new note by the holder, without regard to any acquisition premium) by more than a de minimis amount (generally 0.25% of the principal amount multiplied by the number of remaining whole years until maturity) will be treated as having “market discount” equal to such difference. Unless such US holder elects to include such market discount in income as it accrues, the US holder will be required to treat any principal payment on, and any gain on the sale, exchange retirement or other disposition of, a new note as ordinary income to the extent of any accrued market discount not previously included in income. In general, market discount on the new notes will accrue ratably over the remaining term of the new notes or, at the election of the US holder, under a constant yield method. In addition, a US holder will be

Material US federal income tax consequences

required to defer the deduction of all or a portion of the interest on any indebtedness incurred to purchase or carry a new note unless the US holder elects to include market discount in income currently. Such an election applies to all debt instruments held by a taxpayer and may not be revoked without the consent of the IRS.

Election to treat all interest as original issue discount.  A US holder may elect to include in gross income all interest that accrues on a new note using the constant-yield method described above, with certain modifications. For purposes of this election, interest includes stated interest, original issue discount, and market discount, adjusted by any amortizable bond premium or acquisition premium. This election would generally apply only with respect to the new note with respect to which it is made and may not be revoked without the consent of the IRS. If this election is made with respect to a new note with amortizable bond premium, then the US holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by the electing US holder as of the beginning of the taxable year in which the new note with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the IRS. If the election to include in gross income all interest that accrues on a new note using the constant yield method is made with respect to a new note that has market discount, then the electing US holder will be treated as having made an election to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such US holder and such deemed election will not be permitted to be revoked without the consent of the IRS.

Sale, redemption or exchange of new notes.  Subject to the discussion under “—Conversion of the new notes” below, a US holder generally will recognize capital gain or loss if the holder disposes of a new note in a sale, redemption or exchange. The US holder’s gain or loss will equal the difference between the proceeds received by the holder (other than proceeds attributable to accrued but unpaid interest not previously included in income) and the holder’s adjusted tax basis in the new note. Assuming that the exchange results for US federal income tax purposes in a significant modification of the outstanding notes, a US holder’s initial tax basis in a new note will generally be determined as described above under “—US federal income tax consequences of the exchange offer—Consequences of the exchange to US holders.” A US holder’s tax basis in a new note will be increased by the amount of any original issue discount or market discount included in the US holder’s income with respect to the new note and reduced by the amount of any amortizable bond premium applied to reduce interest on the new note. The proceeds received by a US holder will include the amount of any cash and the fair market value of any other property received for the new note. The portion of any proceeds that is attributable to accrued but unpaid interest not previously included in income will not be taken into account in computing the US holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income. The gain or loss recognized by a US holder on a disposition of the new note will be long-term capital gain or loss if the holder held the new note for more than one year. Long-term capital gains of noncorporate taxpayers recognized in a taxable year beginning before January 1, 2011, is generally taxed at a maximum rate of 15%. The deductibility of capital losses is subject to limitation.

Conversion of the new notes.  If a US holder converts a new note and receives only common stock (and, if applicable, cash in lieu of a fractional share), then the conversion will generally not be a taxable event, and the US holder will not recognize any income, gain or loss with respect to such conversion, except with respect to any common stock attributable to accrued interest not yet included in gross income (which will be treated in the manner described below) and cash received in lieu of a fractional share. The US holder’s adjusted tax basis in the common stock received upon conversion would generally equal to its adjusted tax basis in the new note that was converted. The US holder’s holding period for such common stock would generally include such US holder’s holding period in the new note that was converted. The fair market value of any common stock received on such a conversion that is

Material US federal income tax consequences

attributable to accrued interest on the new notes not yet included in income would be treated as ordinary interest income. The basis in such common stock would equal its fair market value on the exchange date and the holding period for such shares would begin on the day after the exchange.

If a US holder converts new notes and receives both common stock and cash (other than cash in lieu of a fractional share), the US federal income tax treatment of the conversion is less clear because there is no statutory, administrative or judicial authority specifically addressing the tax consequences of such a payment upon conversion of a debt instrument. In such circumstances a US holder may be treated as exchanging the new note for common stock and cash in a recapitalization for US federal income tax purposes. In such case, the US holder would generally not recognize loss, but would recognize gain in an amount equal to the lesser of the amount realized (that is, the excess, if any, of the fair market value of the common stock and the amount of cash received over the US holder’s adjusted tax basis in the new notes converted) and the cash received. The US holder’s adjusted tax basis in the common stock received generally would equal the adjusted tax basis of the new note, decreased by the amount of cash received and increased by the amount of gain recognized.

Alternatively, if a US holder converts new notes and receives both common stock and cash (other than cash in lieu of a fractional share) and the conversion is not treated as a recapitalization, the cash payment may be treated as proceeds from the sale of a portion of the new notes converted, and the common stock received may be treated as received upon conversion of a portion of the new notes converted. The US holder’s aggregate tax basis in the new note would be allocated pro rata between the portion of the new note treated as sold and the portion treated as converted. The US holder generally would recognize gain or loss with respect to the portion of the new notes treated as sold equal to the difference between the amount of cash received and the US holder’s adjusted tax basis in the portion of the new notes treated as sold. A US holder would generally not recognize any gain or loss with respect to the portion of the new note treated as converted for common stock. The US holder’s tax basis in the common stock received would equal the tax basis allocated to the portion of the new note treated as converted into the common stock. The US holder’s holding period in the common stock would include the US holder’s holding period attributable to the new notes converted.

The gain or loss recognized by a US holder upon conversion of a new note generally would be capital gain or loss (treated as ordinary income to the extent of accrued market discount not previously included in income) and would be long-term capital gain or loss if the US holder’s holding period in the new note exceeded one year at the time of conversion. Long-term capital gains of noncorporate taxpayers recognized in a taxable year beginning before January 1, 2011, is generally taxed at a maximum rate of 15%. The deductibility of capital losses is subject to limitation.

Prospective purchasers should consult their own tax advisors as to the tax treatment of the receipt of a combination of cash and common stock.

If a US holder receives cash in lieu of a fractional share, such US holder will be treated as though the fractional share were issued and then redeemed for cash. Accordingly, the receipt of cash in lieu of a fractional share generally would result in capital gain or loss measured by the difference between the cash received for the fractional share and the US holder’s adjusted tax basis in the fractional share.

Adjustment of conversion rate.  The conversion rate of the new notes is subject to adjustment in certain circumstances, see “Description of new notes—Conversion rights.” Certain adjustments to (or the failure to make such adjustments to) the conversion rate of the new notes that increase the proportionate interest of a US holder in our assets or earnings and profits may result in a taxable constructive distribution to the holders of the new notes, whether or not the holders ever convert the new notes. This generally would occur, for example, if the conversion rate is adjusted to compensate holders of new notes for cash dividends on our common stock and could also occur in the case of other distributions of cash or property to our stockholders. Moreover, if there is an adjustment (or a failure to make an adjustment) to the conversion rate of the new notes that increases the proportionate interest of

Material US federal income tax consequences

the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common stock generally will be treated as a constructive distribution to such holders, taxable as described above.

Any constructive stock distribution resulting from a change to, or a failure to change, the conversion rate would be treated like a distribution paid in cash or other property and would be includible in your income in the manner described under “—Dividends on common stock” below. However, although the law is unclear, the IRS may take the position that a constructive dividend with respect to the new notes would not be eligible for the dividends-received deduction or the preferential tax rates applicable to dividends (as discussed below). Holders should carefully review the conversion rate adjustment provisions and consult their tax advisors with respect to the tax consequences of any such adjustment, including any potential consequences of a stock dividend on basis and holding period.

Dividends on common stock.  If, after a US holder converts a new note into our common stock, we make distributions on our common stock, the distributions will constitute dividends for US federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under US federal income tax principles. Dividends received by individual US holders generally are subject to a reduced maximum tax rate through December 31, 2010. The rate reduction does not apply to dividends received in respect of short-term positions in the common stock or in certain other situations. To the extent that the US holder receives distributions on shares of common stock that would otherwise constitute dividends for US federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the holder’s tax basis in the shares of common stock. Any such distributions in excess of the US holder’s basis in the shares of common stock generally will be treated as capital gain. Subject to applicable limitations, distributions on our common stock constituting dividends paid to holders that are US corporations will qualify for the dividends received deduction.

Sale of common stock.  A US holder generally will recognize capital gain or loss on a sale or exchange of our common stock. The US holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s tax basis in the common stock. The proceeds received by a US holder will include the amount of any cash and the fair market value of any other property received for the common stock. The gain or loss recognized by a US holder on a sale or exchange of common stock will be long-term capital gain or loss if the holder’s holding period for the common stock is more than one year. Long-term capital gain of a non-corporate US holder that is recognized in a taxable year beginning before January 1, 2011 is generally taxed at a maximum rate of 15%. The deductibility of capital losses is subject to limitation.

Backup withholding and information reporting.  Certain noncorporate US holders may be subject to information reporting and backup withholding at the applicable rate (currently 28%) on payments of interest on the notes, dividends on common stock and proceeds from the sale or other disposition of the notes or common stock. Backup withholding will only be imposed where the noncorporate US holder (1) fails to furnish his or her TIN, (2) furnishes an incorrect TIN, (3) is notified by the IRS that he or she has failed to properly report payments of interest or dividends or (4) under certain circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and has not been notified by the IRS that he or she is subject to backup withholding.

The amount of any backup withholding from a payment to a US holder will be allowed as a credit against the US holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Consequences to non-US holders

Payments of interest.  Generally, any payments of interest, including payments in respect of original issue discount, on the new notes to, or on behalf of, a non-US holder will not be subject to US federal

Material US federal income tax consequences

income or withholding tax, provided that such payments are not effectively connected with the conduct of a trade or business within the United States by such non-US holder, if:

➢	such non-US holder does not actually or by attribution own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

➢	such non-US holder is not a controlled foreign corporation for US federal income tax purposes that is related to us, actually or by attribution, through stock ownership,

➢	such non-US holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code, and

➢	the certification requirements, as described below, are satisfied.

To satisfy the certification requirements referred to above, either (i) the beneficial owner of a new note must certify, under penalties of perjury, to us or our paying agent, as the case may be, that such owner is a non-US person and must provide such owner’s name and address, and TIN, if any, or (ii) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business, referred to as a “Financial Institution,” and holds the new note on behalf of the beneficial owner thereof must certify, under penalties of perjury, to us or our paying agent, as the case may be, that such certificate has been received from the beneficial owner and must furnish the payor with a copy thereof. Such requirement will be fulfilled if the beneficial owner of a new note certifies on IRS Form W-8BEN, under penalties of perjury, that it is a non-US person and provides its name and address or any Financial Institution holding the new note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner (and furnishes the withholding agent with a copy thereof). Special certification rules apply for new notes held by foreign partnerships and other intermediaries.

If interest or original issue discount on the new note is effectively connected with the conduct of a trade or business in the United States by a non-US holder (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-US holder in the United States), the non-US holder, although exempt from US federal withholding tax (provided that the certification requirements discussed in the next sentence are met), generally will be subject to US federal income tax on such interest and discount on a net income basis in the same manner as if it were a US holder. In order to claim an exemption from withholding tax, such a non-US holder will be required to provide us with a properly executed IRS Form W-8ECI certifying, under penalties of perjury, that the holder is a non-US person and the interest or discount is effectively connected with the holder’s conduct of a US trade or business and is includible in the holder’s gross income. In addition, if such non-US holder engaged in a US trade or business is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Payments to non-US holders in respect of interest and original issue discount on new notes that are not effectively connected with a US trade or business and not excluded from US federal withholding tax will be subject to withholding at a 30% rate, except where the non-US holder can claim the benefits of an applicable tax treaty to reduce or eliminate such withholding tax and demonstrates such eligibility to us and the IRS.

Conversion of the new notes.  Non-US holders will recognize gain or loss on a conversion of new notes in the same manner as described above for US holders under the heading “—Consequences to US holders—Conversion of the new notes.” Such gain would be subject to the rules described below with respect to the sale or exchange of a new note or common stock. See “—Sale or exchange of new notes or common stock” below.

Material US federal income tax consequences

Sale or exchange of new notes or common stock.  A non-US holder generally will not be subject to US federal income or withholding tax on gain realized on the sale or other taxable disposition (including a redemption) of a new note or common stock received upon conversion thereof unless:

➢	the holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met,

➢	the gain is effectively connected with the conduct of a US trade or business by the non-US holder (and, if required by a tax treaty, the gain is attributable to a permanent establishment maintained in the United States), or

➢	we are a USRPHC at any time within the shorter of the five year period preceding such disposition or such holder’s holding period. As noted above, we believe that we are not currently, have not been and will not become, a USRPHC.

Dividends on common stock/adjustment of conversion rate.  If, after a non-US holder converts a new note into common stock, we make distributions on our common stock (or if there are any constructive distributions resulting from certain adjustments, or failures to make certain adjustments, to the number of shares of common stock to be issued on a conversion of the new notes, see “—Consequences to US holders—Adjustment of Conversion rate” above), the distributions will constitute dividends for US federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under US federal income tax principles. Except as described below, dividends paid on common stock (or constructive distributions treated as dividends) held by a non-US holder will be subject to US federal withholding tax at a rate of 30% or lower treaty rate, if applicable (unless the dividend is effectively connected with the conduct of a trade or business in the United States, in which case the dividend would be taxable in the manner described below). A non-US holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN upon which the non-US holder certifies, under penalties of perjury, its status as a non-US person and its entitlement to the lower treaty rate with respect to such payments.

If dividends paid to a non-US holder are effectively connected with the conduct of a US trade or business by the non-US holder (and, if required by a tax treaty, the dividends are attributable to a permanent establishment maintained in the United States), we and other payors generally are not required to withhold tax from the dividends, provided that the non-US holder furnishes to us a valid IRS Form W-8ECI certifying, under penalties of perjury, that the holder is a non-US person, and the dividends are effectively connected with the holder’s conduct of a US trade or business and are includible in the holder’s gross income. Effectively connected dividends will be subject to US federal income tax on net income that applies to US persons generally (and, with respect to a non-US holder that is a foreign corporation, under certain circumstances, the 30% branch profits tax, as discussed above).

Backup withholding and information reporting.  We must report annually to the IRS and to each non-US holder the amount of interest or dividends paid to that holder and the tax withheld, if any, from those payments of interest or dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable tax treaty. Copies of the information returns reporting those payments of interest or dividends and withholding, if any, may also be made available to the tax authorities in the country in which the non-US holder is a resident under the provisions of an applicable income tax treaty or agreement.

A non-US holder generally will not be subject to additional information reporting or to backup withholding with respect to payments of interest on the new notes or dividends on common stock or to

Material US federal income tax consequences

information reporting or backup withholding with respect to proceeds from the sale or other disposition of the new notes or common stock to or through a US office of any broker, as long as the holder:

➢	has furnished to the payor or broker a valid IRS Form W-8BEN certifying, under penalties of perjury, its status as a non-US person,

➢	has furnished to the payor or broker other documentation upon which it may rely to treat the payments as made to a non-US person in accordance with Treasury regulations, or

➢	otherwise establishes an exemption.

The payment of the proceeds from the sale or other disposition of the new notes or common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale or disposition of the new notes or common stock will be subject to information reporting, but not backup withholding, if it is to or through a foreign office of a US broker or a non-US broker with certain enumerated connections with the United States unless the documentation requirements described above are met or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a non-US holder will be allowed as a credit against such holder’s US federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Non-US holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

US estate tax.  New notes owned or treated as owned by an individual who is not a citizen or resident (as specifically defined for US federal estate tax purposes) of the United States at the time of death, referred to as a “nonresident decedent”, will not be includible in the nonresident decedent’s gross estate for US federal estate tax purposes as a result of such nonresident decedent’s death, provided that, at the time of death, the nonresident decedent does not own, actually or by attribution, 10% or more of the total combined voting power of all classes of our stock entitled to vote and payments with respect to such new notes would not have been effectively connected with the conduct of a US trade or business by the nonresident decedent. Common stock owned or treated as owned by a nonresident decedent will be includible in the nonresident decedent’s gross estate for US federal estate tax purposes as a result of the nonresident decedent’s death. Subject to applicable treaty limitations, if any, a nonresident decedent’s estate may be subject to US federal estate tax on property includible in the estate for US federal estate tax purposes.

Documents incorporated by reference

This prospectus and offer to exchange is part of a registration statement on Form S-4 that we have filed with the SEC under the Securities Act. This prospectus and offer to exchange does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s public reference room or Internet site. Our statements in this prospectus and offer to exchange about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

We will provide to each person, including any beneficial owner, to whom an prospectus and offer to exchange is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and offer to exchange but not delivered with the prospectus and offer to exchange, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to the Investor Relations Department at PharmaNet Development Group, Inc., 504 Carnegie Center, Princeton, New Jersey 08540, (609) 951-6800.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our public filings are also available to the public at the SEC’s web site at http://www.sec.gov. You may also inspect copies of these materials and other information about us at the offices of the NASDAQ Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1500.

The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus and offer to exchange. The information incorporated by reference is considered to be part of this prospectus and offer to exchange, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and offer to exchange and the termination of the offering (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K or that is furnished in the future, which information is not deemed filed under the Exchange Act):

➢	Annual Report on Form 10-K for the year ended December 31, 2007 filed on March 31, 2008,

➢	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed on May 9, 2008,

➢	Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed on August 6, 2008,

➢	Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed on November 10, 2008,

➢	Current Report on Form 8-K filed on March 10, 2008,

➢	Current Report on Form 8-K filed on July 21, 2008,

➢	Current Report on Form 8-K files on November 20, 2008,

➢	The information specifically incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2007 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 29, 2008,

➢	The description of our capital stock contained in our registration statement on Form 8-A filed with the SEC on December 28, 2005 to register Series A Junior Participating Preferred Stock under the

Documents incorporated by reference

Exchange Act, as amended, including any amendments or reports filed for the purpose of updating such description, and

➢	The description of our capital stock contained in our registration statement on Form 8-A filed with the SEC on June 15, 2001 to register our common stock under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC an issuer exchange offer statement on Schedule TO, which contains additional information with respect to the exchange offer. The Schedule TO, including the exhibits and any amendment thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth above and under the caption “Where you can find more additional information.”

Where you can find additional information

The documents incorporated by reference may be accessed on our website at www.pharmanet.com. Except for information specifically incorporated by reference in this prospectus and offer to exchange contained in, or accessible through, our website, information on our website is not a part of this prospectus and offer to exchange.

We make available free of charge through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to these reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC.

Required filings by our officers and directors with respect to us furnished in electronic form are also made available on our website as are our proxy statement for our annual meeting of stockholders. These filings may also be read or copied at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains an Internet site (http://www.sec.gov) that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC.

Legal matters

The validity of the securities offered by this prospectus and offer to exchange will be passed upon for us by Morgan, Lewis & Bockius LLP, Princeton, New Jersey. Gibson, Dunn & Crutcher LLP, New York, New York, is counsel for the dealer manager in connection with this exchange offer.

Experts

The consolidated financial statements and financial statement schedule of PharmaNet Development Group, Inc. and its subsidiaries as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 included in our annual report on Form 10-K for the year ended December 31, 2007, which are incorporated by reference in this registration statement and prospectus, have been audited by Grant Thornton LLP, an independent registered public accounting firm, as indicated in its reports which are incorporated by reference in this registration statement and prospectus and given upon the authority of said firm as experts in auditing and accounting.

You should rely only on the information contained or incorporated by reference in this prospectus and offer to exchange. Neither we nor the dealer manager have authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus and offer to exchange is accurate as of the date appearing on the front cover of this prospectus and offer to exchange only. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS AND OFFER TO EXCHANGE

up to $115,000,000 8.00% Convertible Senior Notes Due 2014
and up to $35,937,500 of additional cash consideration for any and all of our outstanding
2.25% Convertible Senior Notes Due 2024

Questions, requests for assistance and requests for additional copies of this prospectus and offer to exchange may be directed to the exchange agent, information agent or the dealer manager at each of their addresses set forth below:

The exchange agent for the exchange offer is:

U.S. Bank National Association
U.S. Bank Westside Flats Operations Center
60 Livingston Ave.
St. Paul, MN 55107
Phone: (800) 934-6802
Attn: Specialized Finance

You may obtain information regarding the exchange offer
from the information agent as follows:

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
(203) 658-9400
Banks and Brokerage Firms, Please Call: (800) 662-5200
Noteholders Call Toll Free: (800) 607-0088
E-mail: pdgi.info@morrowco.com

The dealer manager for the exchange offer is:

UBS Investment Bank
677 Washington Blvd.
Stamford, CT 06901
Telephone No.: (888) 719-4210 (Toll Free)
(203) 719-4210 (Collect)
Attention: Liability Management Group

Part II

Information not required in prospectus

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our restated certificate of incorporation provides generally for indemnification of our officers and directors to the fullest extent authorized by the General Corporation Law of the State of Delaware. Pursuant to Section 145 of the General Corporation Law of the State of Delaware, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, the corporation has the power to purchase and maintain insurance for such person. The statute also expressly provides that the power to indemnify that it authorizes is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

As permitted by Section 102 of the General Corporation Law of the State of Delaware, our stockholders have approved and incorporated provisions into our restated certificate of incorporation eliminating a director’s personal liability for monetary damages to us and our stockholders arising from a breach of a director’s fiduciary duty, except for Section 174 of the General Corporation Law of the State of Delaware or liability for any breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons, under the foregoing provisions or otherwise, we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of PDGI in the successful defense of any suit or proceeding) is asserted by a director, officer or controlling person of ours in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  See exhibit index.

(b)  Not applicable.

(c)  Not applicable.

Part II

ITEM 22.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)  To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means;

This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

(2)  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the registration statement when it becomes effective;

(3)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(4)  That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(5)  To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information;

(5)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(6)  That, for purposes of determining any liability under the Securities Act to any purchaser each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering,

Part II

other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(7)  That, for purposes of determining liability under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser; and

(8)  That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions pursuant to which the directors, officers or controlling persons may be indemnified by the registrant or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

Signatures

Pursuant to the requirements of the Securities Act, PharmaNet Development Group, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on the 20th day of November, 2008.

PharmaNet Development Group, Inc.
(Registrant)

By:	/s/ JOHN P. HAMILL
John P. Hamill
Executive Vice President and Chief
Financial Officer

Power of attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey P. McMullen and John P. Hamill, and each of them his or her true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including a registration statement filed pursuant to Rule 462 under the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter G. Tombros Peter G. Tombros	Chairman of the Board of Directors	November 20, 2008

/s/ Jeffrey P. McMullen Jeffrey P. McMullen	President and Chief Executive Officer and Director (Principal Executive Officer)	November 20, 2008

/s/ John P. Hamill John P. Hamill	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 20, 2008

/s/ Rolf A. Classon Rolf A. Classon	Director	November 20, 2008

/s/ Lewis R. Elias, MD Lewis R. Elias, MD	Director	November 20, 2008

/s/ Arnold Golieb Arnold Golieb	Director	November 20, 2008

/s/ David M. Oliver David M. Oliver	Director	November 20, 2008

/s/ Per Wold-Olsen Per Wold-Olsen	Director	November 20, 2008

Exhibit index

Exhibit	Description

1.1	Form of Dealer Manager Agreement*
4.1	Indenture, dated August 11, 2004, between the Company and Wachovia Bank, National Association filed as an exhibit to the Company’s Form S-3 which was filed on November 2, 2004
4.2	Stockholder Rights Agreement, dated as of December 21, 2005, by and between the Company and Wachovia Bank, National Association, as Rights Agent, which was filed as Exhibit 4.1 to the Company’s Form 8-A which was filed on December 28, 2005, and is incorporated herein by reference
4.3	Form of Indenture between the Company and US Bank National Association, including the form of New Note, filed as an exhibit to the Company’s Form S-3 which was filed on August 8, 2008
4.4	Form of New Note (included in Exhibit 4.3)
4.5	Certificate of Incorporation filed as Exhibit 3.1 to the Company’s Form SB-2 which was filed on August 17, 1999, is incorporated herein by reference
4.6	First Amendment to Certificate of Incorporation filed as Exhibit 3.2 to the Company’s Form SB-2 which was filed on August 17, 1999, is incorporated herein by reference
4.7	Certificate of Correction to Certificate of Incorporation filed as Exhibit 3.3 to the Company’s Form SB-2 filed on October 5, 2000, is incorporated herein by reference
4.8	Second Amendment to Certificate of Incorporation filed as Exhibit 3.4 to the Company’s Form 10-K for the year ended December 31, 2006, is incorporated herein by reference
4.9	Certificate of Correction to Second Amendment to Certificate of Incorporation filed as Exhibit 3.4 to the Company’s Form 10-Q which for the quarter ended June 30, 2004, is incorporated herein by reference
4.10	Certificate of Designation for Series A Junior Participating Preferred Stock filed as Exhibit 3.1 to the Company’s Form 8-A which was filed on December 28, 2005, is incorporated herein by reference
4.11	Third Amendment to Certificate of Incorporation filed as Exhibit 3.7 to the Company’s Form 10-K for the year ended December 31, 2006, is incorporated herein by reference
4.12	Second Amended and Restated Bylaws of the Company which was filed as Exhibit 3.6 to the Company’s Form 10-Q for the quarter ended June 30, 2003, is incorporated herein by reference
4.13	Form of Common Stock Certificate, which was filed as Exhibit 4.1 to the Company’s Annual Report Form 10-K filed on March 22, 2007, is incorporated herein by reference
4.14	Registration Rights Agreement, dated as of August 11, 2004, which was filed as Exhibit 4.2 to the Company’s Form S-3 which was filed with the Securities and Exchange Commission on November 2, 2004, and is incorporated herein by this reference.
4.15	Form of Intercreditor Agreement (to be filed by pre-effective amendment)
5.1	Opinion of Morgan, Lewis & Bockius LLP as to the legality of the securities being registered*
8.1	Opinion of Morgan, Lewis & Bockius LLP regarding tax matters*
12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges*
23.1	Consent of Grant Thornton LLP*
23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)
23.3	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 8.1)
24.1	Power of Attorney (included on Signature Page)*
25.1	Statement of Eligibility and Qualification of Trustee on Form T-1*
99.1	Form of Letter of Transmittal*
99.2	Form of Letter to Brokers, Dealers, Commercial Bank, Trust Companies and Other Nominees*
99.3	Form of Letter to Beneficial Holders*
99.4	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9*

*	Filed herewith